As filed with the Securities and Exchange Commission December 20, 1999
                                                    SEC File No. 333-92009


                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                        ______________________

                     AMENDMENT NO. 2 TO FORM S-1
       Registration Statement Under the Securities Act of 1933
                           ________________

                            EuroGas, Inc.
       (Exact name of registrant as specified in its charter)


                            ______________________

                       942 East 7145 South, Suite 101-A
                             Midvale, Utah  84047
                                (801) 255-0862
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                              Hank Blankenstein
                           Chief Financial Officer
                                EuroGas, Inc.
                       942 East 7145 South, Suite 101-A
                             Midvale, Utah  84047
                                (801) 255-0862
          (Name, address, including zip code, and telephone number,
                  Including area code, of agent for service)
                            ______________________
                                  Copies to:
                             Brian G. Lloyd, Esq.
                             Bryan T. Allen, Esq.
                      PARR WADDOUPS BROWN GEE & LOVELESS
                      185 South State Street, Suite 1300
                         Salt Lake City, Utah  84111
                                (801) 532-7840
                            ______________________
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective
                            ______________________

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                                                       Proposed
                                            Proposed   Maximum
                                            Maximum    Aggregate
                             Amount to      Offering   Offering    Amount of
Title of Each Class of       be             Price Per  Price Per   Registration
Securities to be Registered  Registered(1)  Share (2)  Share (2)   Fee
---------------------------  -------------  ---------  ----------  -------------
Common Stock                  7,844,675      $.5625     $4,412,629  $1,165*

*Previously Paid

(1) Consists of 7,844,675 shares of Common Stock, which represents 200% of the Registrant's estimate of a presently indeterminate number of shares issuable upon conversion of 1,800 shares of the Registrant's 1999 Series C 6% Convertible Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock as reported on the Nasdaq Bulletin Board on December 10, 1999.
                        _________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             PROSPECTUS

                          7,844,675 Shares

                            EuroGas, Inc.

                            Common Stock


EuroGas, Inc. is engaged in acquiring rights to explore for and exploit natural gas coal bed methane gas and other fuels in various
parts of the world.   The selling shareholder identified in this
Prospectus is offering an indeterminate number of shares of EuroGas Common Stock issuable upon conversion of 1,800 shares of EuroGas 1999 Series C 6% Convertible Preferred Stock issued to the selling shareholder. For purposes of this Prospectus, EuroGas has estimated that 3,922,338 shares of Common Stock will be issuable upon conversion of the 1999 Series C 6% Convertible Preferred Stock. This estimate has been computed assuming conversion of 1,800 shares of the 1999 Series C 6% Convertible Preferred Stock on December 13, 1999 at the conversion rate of $.459 per share of Common Stock. Because the number of shares of Common Stock to be sold by the selling shareholder is subject to adjustment, this Prospectus relates to a number of shares of Common Stock that is equal to 200% of the estimated number of shares of Common Stock issuable upon conversion of the 1999 Series C 6% Convertible Preferred Stock.

   The Common Stock is quoted on the Bulletin Board maintained by NASD, Inc. (the "Bulletin Board") under the trading symbol "EUGS" and is traded on various exchanges throughout Europe. The closing sale price for the Common Stock as of December 10, 1999 was $.5625.

                                          Per
                                        Share        Total
                                        ------     ----------
     Estimated public offering price    $.5625     $4,412,629
     Underwriting discounts and
        commissions                         -              -
     Proceeds to EuroGas                    -              -
     Estimated proceeds to the selling
       shareholder (1)                  $.5625     $4,412,629


    _________________________
           (1) Based on 7,844,675 shares of Common Stock, which is 200% of EuroGas' estimate of a presently indeterminate number of shares issuable upon conversion of the 1,800 shares of outstanding 1999 Series C 6% Convertible Preferred Stock.

 Consider carefully the Risk Factors beginning on page 1 of this Prospectus before investing in the securities being sold with this Prospectus.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

       The date of this Prospectus is December 17, 1999

                          TABLE OF CONTENTS

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . iv
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . iv
The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . iv
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . v
Selling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . v
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . v
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
EUROGAS ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Need for Significant Funds and Dilution. . . . . . . . . . . . . . . . . . 1
Absence of Revenues. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Exploration Risks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Lack of Infrastructure . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Political, Socio-Economic, and Other Location-Related Risks. . . . . . . . 2
Future Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SEC Investigation and Other Legal Matters. . . . . . . . . . . . . . . . . 3
No Assurance of Commercial Production from the Company's Projects. . . . . 3
Dependence on Officers, Key Employees and Consultants. . . . . . . . . . . 3
Risk of Impairment of Recorded Value of Unproved Properties. . . . . . . . 3
Risks of Adverse Weather . . . . . . . . . . . . . . . . . . . . . . . . . 4
RISK FACTORS RELATED TO THE OIL AND GAS INDUSTRY . . . . . . . . . . . . . 4
Volatility of Commodity Prices and Markets . . . . . . . . . . . . . . . . 4
Operating Hazards and Uninsured Risks. . . . . . . . . . . . . . . . . . . 4
Intense Competition in the Oil and Gas Industry. . . . . . . . . . . . . . 5
Environmental Regulations. . . . . . . . . . . . . . . . . . . . . . . . . 5
GENERAL RISKS RELATING TO OFFERING . . . . . . . . . . . . . . . . . . . . 5
Market Impact of Offering. . . . . . . . . . . . . . . . . . . . . . . . . 5
Lack of Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . 5
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . . . . 5
Substantial and Immediate Dilution . . . . . . . . . . . . . . . . . . . . 6
Substantial Warrants and Options Outstanding . . . . . . . . . . . . . . . 6
Issuance of Additional Common Stock. . . . . . . . . . . . . . . . . . . . 6
Determination of Purchase and Exercise Price . . . . . . . . . . . . . . . 6
No Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . . . . . . . . 7
DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SELLING SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Source Of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Sale of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
DESCRIPTION OF SECURITIES TO BE REGISTERED . . . . . . . . . . . . . . . . 9
General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
1999 Series C 6% Convertible Preferred Stock . . . . . . . . . . . . . . . 9
1998 Series B Convertible Preferred Stock. . . . . . . . . . . . . . . . .10
1995 Series Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . .11
Other Preferred Stock Designations . . . . . . . . . . . . . . . . . . . .11
Selected Provisions of the Articles of Incorporation . . . . . . . . . . .11
Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
LEGAL MATTERS AND EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . .12
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY. . . . . . . . . . .13
General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Activities in Poland . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Activities in Ukraine. . . . . . . . . . . . . . . . . . . . . . . . . . .17
Activities in Slovakia . . . . . . . . . . . . . . . . . . . . . . . . . .18
Activities in the Sakha Republic . . . . . . . . . . . . . . . . . . . . .21
Activities in Canada . . . . . . . . . . . . . . . . . . . . . . . . . . .22
Activities in Slovenia . . . . . . . . . . . . . . . . . . . . . . . . . .23
Activities in Germany. . . . . . . . . . . . . . . . . . . . . . . . . . .23
Activities in the United States. . . . . . . . . . . . . . . . . . . . . .23
Disclosure of Oil and Gas Operations . . . . . . . . . . . . . . . . . . .24
Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
Employees and Consultants. . . . . . . . . . . . . . . . . . . . . . . . .25
Operational Hazards and Insurance. . . . . . . . . . . . . . . . . . . . .26
Office Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
History. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Financial Information About Foreign and Domestic Operations. . . . . . . .28
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Market for Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . .30
Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Certain Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . .31
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . .31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .32
General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Outlook. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
Results of Operations Nine Month Ended September 30, 1999 and 1998 . . . .31
Results of Operations 1998, 1997, and 1996 Fiscal Years. . . . . . . . . .35
Capital and Liquidity. . . . . . . . . . . . . . . . . . . . . . . . . . .36
Inflation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Year 2000 Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Quantitative and Qualitative Disclosures About Market Risk . . . . . . . .38
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Directors and Executive Officers of the Registrant . . . . . . . . . . . .39
Biographical Information . . . . . . . . . . . . . . . . . . . . . . . . .39
Key Consultants and Employees. . . . . . . . . . . . . . . . . . . . . . .40
Family Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . .41
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .41
Summary Compensation Table . . . . . . . . . . . . . . . . . . . . . . . .41
Option Grants in Last Fiscal Year. . . . . . . . . . . . . . . . . . . . .41
Aggregated Option Exercises in the Last Fiscal Year and Year End
Option Values. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Executive Employment and Consulting Arrangements . . . . . . . . . . . . .42
Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . . . .42
Compensation Report of the Board of Directors. . . . . . . . . . . . . . .42
Performance Graph. . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
Security Ownership of Certain Beneficial Owners and Management . . . . . .46
Disclosure Of Commission Position On Indemnification For Securities
Act Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . .47

                         PROSPECTUS SUMMARY

 This summary may not contain all of the information that you should consider before investing in the Common Stock. You should read the following summary together with the more detailed information regarding EuroGas and the Common Stock being sold in this offering, "Risk Factors," and our financial statements and notes to those statements appearing elsewhere in this Prospectus.

 THE COMPANY

 We are engaged in the acquisition of rights to explore for and exploit natural gas, coal bed methane gas, and other fuels in various parts of the world. We currently have a partial or complete interest in several projects, including the following:

           . an exploratory-stage coal bed methane gas project
             in Poland
           . a majority equity interest in the capital stock
             of a Canadian full-service oil and gas producer
           . an exploratory-stage natural gas project in Slovakia . an exploratory-stage natural gas project in Canada
           . an exploratory-stage natural gas project in the
             Sakha Republic
           . an exploratory-stage talc deposit in Slovakia.

 In addition, we have an exclusive right to negotiate the terms of a joint venture arrangement with the Polish Oil & Gas Company concerning a separate natural gas project in Poland, have recently entered into agreements with respect to two natural gas projects in Ukraine and have entered into a cooperation agreement with National Power International Limited, a United Kingdom-based power company, to submit a bid on the construction of a power plant in Poland.

 We had a working deficit of $(7,782,125) as of September 30, 1999, and most of our partially- or wholly-owned projects require significantly more capital than is currently available to us. Accordingly, we expect to continue to seek equity and debt financing from various sources and participation in our projects by industry partners in order to obtain the necessary financial resources and expertise for the long-term development of our numerous projects. (See "DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY.")

 Our principal executive offices are located at 942 East 7145 South, #101A, Midvale, Utah 84047. Our telephone number at that location is (801) 255-0862. As used in this Prospectus, the terms "we," "us," "EuroGas" and "the Company" refer to EuroGas, Inc. and its subsidiaries.

 THE OFFERING

 The offering described in this Prospectus relates to the sale by the selling shareholder of an indeterminate number of shares of Common Stock (the "Shares"), presently estimated at 3,922,338 shares, issuable upon the conversion (including shares of Common Stock issuable in lieu of dividends) of 1,800 shares of our 1999 Series
 C 6% Convertible Preferred Stock (the "Series C Preferred Stock") issued to the selling shareholder.

 Securities Offered             Indeterminate, estimated at 7,844,675
                                (1) (See "PLAN OF DISTRIBUTION")

 Common Stock outstanding
  before offering               86,830,838 shares(2)

 Common Stock outstanding
   after offering               94,675,513 shares(2)

 Net Proceeds                   EuroGas will not receive any proceeds
                                from the sale of the Common Stock by the Selling Shareholder. (See "USE OF PROCEEDS")

 Trading Symbol                 The Common Stock is quoted on the Bulletin
                                Board (symbol EUGS)and is traded on the
                                Frankfurt Exchange (symbol EUGS.F),
                                the Berlin Exchange (symbol UGS.BE), the
                                Stuttgart Exchange (symbol EUGS.S), and the
                                Hamburg Stock Exchange (symbol EUGS.H.).
                                          ________________________

       (1) This is an estimate of an indeterminate number of Shares subject to this Prospectus. The estimate represents 200% of the number of shares of Common Stock that would be issued if the 1,800 shares of Series C Preferred Stock currently outstanding were converted on December 13, 1999 at the rate of one share of Common Stock per $.459 of liquidation preference converted and assuming the Registration Statement of which this Prospectus is a part (the "Registration Statement") becomes effective prior to December 19, 1999. The number of Shares available for resale hereunder is subject to adjustment and could materially differ from the estimated amount depending upon the future market price of the Common Stock and the occurrence of a stock split, stock dividend, or other transaction resulting in an adjustment in the number of Shares issuable upon conversion of the Series C Preferred Stock. (See "DESCRIPTION OF SECURITIES TO BE REGISTERED--1999 Series C 6% Convertible Preferred Stock.")

       (2) This number does not include up to 14,750,000 shares of Common Stock issuable upon the exercise of outstanding options and warrants or the shares of Common Stock issuable upon the conversion of currently outstanding Series C
       Preferred Stock.

 RISK FACTORS

 You should read the "Risk Factors" beginning on page 1, as well as other cautionary statements throughout this Prospectus, before investing in the shares of Common Stock offered hereunder.

 SELLING SHAREHOLDER

 Arkledun Drive LLC (the "Selling Shareholder") is the registered and beneficial owner of the 1,800 shares of Series C Preferred
 Stock issued and outstanding.   The Shares subject to this
 Prospectus are the indeterminate number of shares of Common Stock issuable upon conversion of the 1,800 shares of Series C Preferred Stock.

 PLAN OF DISTRIBUTION

 The Shares may be sold by the Selling Shareholder from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. We will pay the expenses incident to the registration of the offer and sale of the Shares to the public, other than commissions and discounts of broker-dealers through which such Shares may be sold. We do not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Shares.

                            RISK FACTORS


 This Prospectus contains various forward-looking statements. These statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe,"
 "intend," "expect," or similar words.   These statements discuss
 future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in this section and other cautionary statements throughout this Prospectus, any prospectus supplement, and our periodic filings with the SEC. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this Prospectus, a prospectus supplement, or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

 Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under "Risk Factors," including those attributable to the lack of significant operating revenues, exploration risks, the location of many of our interests in politically unstable countries, and uncertainties regarding our ability to obtain capital sufficient to continue our operations and pursue proposed business strategy. We do not intend to update any forward-looking statements, except as may occur as part of our ongoing periodic reports filed with the SEC.

                            EUROGAS ACTIVITIES

 NEED FOR SIGNIFICANT FUNDS AND DILUTION

 EuroGas has historically been undercapitalized. We had a working deficit of approximately $(7,782,125) on September 30, 1999, but most of our partially- or wholly-owned projects require significantly more capital than is currently available to us. Although we are unable to determine at this time the additional amount of outside capital we will need or be able to raise in the future, the interest of our shareholders will continue to be diluted as we seek funding through the sale of additional securities or through joint venture or industry partnering arrangements. We have entered into a Subscription Agreement dated May 29, 1998 (the "Series B Subscription Agreement") with Thomson Kernaghan & Co., Ltd. (the "Series B Purchaser") to which it, as agent for itself and certain beneficial holders, has agreed to purchase an additional 6,500 shares of our 1998 Series B
 Convertible Preferred Stock at the rate of $1,000 per share for a total of $6,500,000, assuming certain market conditions are met.
 One such condition precedent to the Series B Purchaser's obligation to purchase additional shares of our 1998 Series B Convertible Preferred Stock is that the market price of the Common Stock be at least $3.00 per share. The closing sale price for a share of the Common Stock on December 10, 1999 was $.5625. Accordingly, the Series B Purchaser is presently under no obligation to purchase any additional shares of 1998 Series B Convertible Preferred Stock. We have not entered into other arrangements under which any person is required, subject to conditions precedent or otherwise, to purchase any of our securities.

 Even if all conditions to the Series B Purchaser's obligations to purchase the 1998 Series B Convertible Preferred Stock are satisfied in the near future, and the Series B Purchaser elects to purchase such 6,500 shares of 1998 Series B Convertible Preferred Stock, such funding will likely be inadequate to meet our projected needs. We can provide no assurance that we will be able to raise through any means the funds necessary to fulfill our current corporate plans or maintain our current operations.

 ABSENCE OF REVENUES

 Prior to our acquisition of an approximately 50% interest in a Canadian gas production entity in 1998, we had not earned any revenues since our incorporation, other than a one-time $500,000 payment received in 1997 in connection with transferring certain interests to Texaco. Because revenues earned by the recently acquired Canadian entity will probably
 not be distributed toEuroGas in the immediate future, we do not currently have a source of revenues, do not anticipate any revenues in the near term, and expect to continue to incur operating losses in the foreseeable future.  As a result, we are entirely dependent on our existing working capital, financing from the sale of securities or loans in the future, and/or amounts made available by industry
 partners in the future.   We expect to continue to incur
 significant costs as part of our ongoing and planned projects and do not anticipate that these costs will be offset fully, if at all, by revenues for the foreseeable future. If we are unable to raise capital from the sale of securities, loans, or industry partnerships in the future, we will have to scale back our operations and may, at some point, become insolvent.

 EXPLORATION RISKS

 Our assets and interests are primarily in methane gas, natural gas, and fuel exploration and development projects. All such projects are highly speculative, whether we are still at the
 exploratory stage or have commenced development.   We can provide
 no assurance that any drilling, testing, or other exploration project will locate recoverable gases or other fuels in sufficient quantities to be economically extracted. Several test wells are typically required to explore each concession or field. We may continue to incur significant exploration costs in specific fields, even if initial test wells are plugged and abandoned or, if completed for production, do not result in production of commercial quantities of natural gas or other fuel.

 LACK OF INFRASTRUCTURE

 The projects in which we have invested are located in areas of the world, primarily eastern Europe and the former Soviet Union, in which we believe there are significant reserves of natural gas,
 methane gas, or other valuable hydrocarbons.   These areas are
 also locations in which the necessary infrastructure for transporting, delivering, and marketing any natural gas, methane gas or other fuels that may be recovered is significantly underdeveloped or, in some cases, nonexistent. Even if we are able to locate natural gas, methane gas, or other valuable fuels in commercial quantities, we may be required to invest significant amounts in developing the infrastructure necessary to support the transportation and delivery of such fuels. We do not currently have a source of funding available to meet these costs.

 POLITICAL, SOCIO-ECONOMIC, AND OTHER LOCATION-RELATED RISKS

 Our operations in Poland, Slovakia, Ukraine, and the Sakha Republic carry with them certain risks in addition to the risks normally associated with the exploration for, and development of, natural gas and other fuels. Although recent political and socio-economic trends in these countries have been toward the development of market economies that encourage foreign investment, the risks of political instability, a change of government, unilateral renegotiation of concessions or contracts, nationalization, foreign exchange restrictions, and other uncertainties must be taken into account when operating in these areas of the world. The terms of the agreements governing our projects are subject to administration by the various governments and are, therefore, subject to changes in the government itself, changes in government personnel, the development of new administrative policies or practices, the adoption of new laws, and many other factors.

 Moreover, we will be required to obtain licenses and permits on an ongoing basis in connection with the drilling of wells, the construction of transportation facilities and pipelines, the marketing of any fuel that may be produced, and financial transactions necessary for all of the foregoing. The rules, regulations, and laws governing all such matters are subject to change by the various governmental agencies involved. We can provide no assurance that the laws, regulations, and policies applicable to our interests in various countries in which our projects are located will not be radically and adversely altered at some future date.

 FUTURE LICENSES

 In general, we have the right to conduct basic exploration on all
 concessions or fields in which we have an interest.   However, in
 order to drill for, recover, transport or sell any gas or other hydrocarbons, we will generally be required to obtain additional licenses and permits and enter into agreements with various land owners and/or government authorities. The issuance of most such permits and licenses will be contingent upon the consent of national and local governments having jurisdiction over the production area. Moreover, even if obtained, such licenses, permits, and agreements will generally contain numerous restrictions and require payment by us of a development/exploration fee, typically based on the market value of the economically recoverable reserves. The amount of any such fee and other terms of any such license, permit, or agreement will affect the commercial viability of any extraction project. We can provide no assurance that we will be able to obtain the necessary licenses, permits, and agreements. Even if we do obtain such items, the associated costs, delays and restrictions may significantly affect our ability to develop the affected project.

 SEC INVESTIGATION AND OTHER LEGAL MATTERS

 We are presently subject to a formal order of investigation issued by the SEC on August 1, 1995 to investigate whether violations of applicable law may have occurred. In connection with such investigation, we have produced numerous documents for the SEC, and the SEC has questioned our current and past officers,
 directors, former accountants, and other agents.   We have not
 been contacted by the SEC with respect to this matter for more than two and one-half years, however, we cannot currently predict the duration or outcome of this investigation.

 If the SEC concludes that we or our representatives have violated the securities laws, it has available a large range of civil and criminal remedies. Such remedies include the suspension of trading in the Common Stock, the levying of substantial fines, and the exclusion of the current officers and directors of the Company from participating in a public company. In addition, we are subject to certain other pending or threatened legal claims. (See "DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY-Legal Proceedings.") The adverse resolution of the SEC investigation or any pending litigation affecting the Company would have a material adverse effect on our operations and proposed business.

 NO ASSURANCE OF COMMERCIAL PRODUCTION FROM THE COMPANY'S PROJECTS

 Other than the production of an average of approximately 1,200 barrels of oil equivalent per day by Big Horn Resources Ltd., a Canadian company in which we have an approximate 50% ownership interest, none of the projects in which we own an interest is
 presently producing gas or other hydrocarbons.   Texaco drilled
 and abandoned test wells on the concession in Poland in which we own an interest, and we have drilled test wells on our Slovakia concessions. None of these wells has been developed or commenced production, and we can provide no assurance that any of our projects will at any time commence production of any valuable resource.

 DEPENDENCE ON OFFICERS, KEY EMPLOYEES, AND CONSULTANTS

 We are dependent on the services of Mr. Karl Arleth, the President of the Company, and Mr. Hank Blankenstein, the Vice-President and Chief Financial Officer of the Company. We are also dependent on certain key employees, including Andrew J. Andraczke and J. Tony Preuss, in connection with our business activities. Mr. Andraczke has been instrumental in establishing our operations in Poland. The loss of one or more of these individuals could materially and adversely impact our operations. We have not entered into employment agreements with any of these individuals other than Mr. Arleth, and do not maintain key-man life insurance on any EuroGas officers or employees. (See "MANAGEMENT-Executive Officers and Directors.")

 RISK OF IMPAIRMENT OF RECORDED VALUE OF UNPROVED PROPERTIES

 We capitalize costs related to unproved gas properties and recognize the expenses for drilling and other exploration costs that do not result in proved reserves at the time the well is plugged and abandoned. We review our unproved properties periodically to assess whether an impairment allowance should be recorded. At September 30, 1999, we had capitalized costs related to the acquisition of oil and gas properties not subject to amortizing in the amount of approximately $33,946,386. Should authorities. The issuance of most such future events, such as the drilling of dry holes, evidence that an impairment of recorded value has taken place, the adverse impact on our results of operations for the period in which the impairment is recognized could be significant. (See "DESCRIPTION
 OF BUSINESS AND PROPERTIES OF THE COMPANY" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

 RISKS OF ADVERSE WEATHER

 Severe weather conditions frequently interrupt much of our exploratory and testing work. Heavy precipitation sometimes make travel to exploration sites or drilling locations difficult or impossible. Extremely cold temperatures may delay or interrupt drilling, well servicing, and production (if commenced, of which we can give no assurance). The temperatures in the Sakha Republic are especially extreme and include some of the coldest areas of the northern hemisphere. The average temperature of the entire region from October to April is below freezing with winter temperatures dipping to minus 70 to 80 degrees Fahrenheit. Even if recoverable reserves are discovered in the Sakha Republic or other regions prone to severe weather, the above-described adverse weather conditions may limit production volumes, increase production costs, or otherwise prohibit production during extended portions of the year.

         RISK FACTORS RELATED TO THE OIL AND GAS INDUSTRY

 Volatility of Commodity Prices and Markets

 The prices of oil, natural gas, methane gas and other fuels have been, and are like to continue to be, volatile and subject to wide fluctuations in response to numerous factors, including the following:

          .       changes in the supply and demand for such fuels
          .       political conditions in oil, natural gas, and
                  other fuel-producing areas
          .       the extent of domestic production and
                  importation of such fuels and substitute fuels
                  in relevant markets
          .       weather conditions
          .       the competitive position of each such fuel as a
                  source of energy as compared to other energy
                  sources
          .       the refining capacity of crude purchasers
          .       the effect of governmental regulation on the
                  production, transportation, and sale of oil, natural gas, and other fuels

 Low prices and/or highly volatile prices for any fuel being explored or produced at one of our projects will adversely affect our ability to secure financing or enter into suitable joint ventures or other arrangements with industry participants. In addition, in the event we commence recovery of fuel at any of our projects, a low or volatile price for the fuel being recovered will adversely affect revenue and other operations.

 OPERATING HAZARDS AND UNINSURED RISKS

 Exploring for fuel, drilling wells, and producing fuel involves numerous hazards, including the following:

             .     hazards such as fire, explosions, blowouts, pipe
             failures, casing collapses, unusual or unexpected formations and pressures

             .     environmental hazards such as spills, leaks,
             ruptures, and discharges of toxic substances.

 If any such event occurs, we may be forced to cease any or all of our exploration, drilling, or production activities on a temporary or permanent basis. In addition, such events may lead to environmental damage, personal injury, and other harm resulting in substantial liabilities to third-parties. We do not maintain insurance against these risks. Even if we obtain insurance, we may not be insured against all losses or liabilities which may arise from such hazards because such insurance may be unavailable at economic rates, because of limitations in the insurance policies, or because of other factors. Any uninsured loss may have a material adverse impact on our business and operations.

 INTENSE COMPETITION IN THE OIL AND GAS INDUSTRY

 The oil and gas industry is highly competitive. Most of our current and potential competitors have far greater financial resources and a greater number of experienced and trained managerial and technical personnel than we do. We can provide no assurance that we will be able to compete with, or enter into cooperative relationships with, any such firms.

 ENVIRONMENTAL REGULATIONS

 Our operations are subject to environmental laws and regulations in the various countries in which they are conducted. Such laws and regulations frequently require completion of a costly environmental impact assessment and government review process prior to commencing exploratory and/or development activities. In addition, such environmental laws and regulations may restrict, prohibit, or impose significant liability in connection with spills, releases, or emissions of various substances produced in association with fuel exploration and development.

 We believe that we are currently in material compliance with applicable laws and regulations. However, we can provide no assurance of such compliance or that applicable regulations or administrative policies or practices will not be changed by the various governmental entities. The cost of compliance with current laws and regulations or changes in environmental laws and
 regulations could require significant expenditures.   Moreover, if
 we breach any governing laws or regulations, we may be compelled to pay significant fines, penalties, or other payments. Costs associated with environmental compliance or noncompliance may have a material adverse impact on our financial condition or results of operations in the future.

                 GENERAL RISKS RELATING TO OFFERING

 MARKET IMPACT OF OFFERING

 This Prospectus relates to the sale of an indeterminate number of shares of Common Stock by the Selling Shareholder. Such indeterminate number includes the shares of Common Stock issuable upon conversion (including shares issuable in lieu of dividends) of 1,800 shares of Series C Preferred Stock issued to date. For purposes of preparing this Prospectus, we have estimated that 3,922,338 shares will be issuable upon conversion of the Series C Preferred Stock. This estimate represents the number of shares that would be issued if the 1,800 shares of Series C Preferred Stock currently outstanding were converted on December 13, 1999 at the rate of one share of Common Stock per $.459 of liquidation preference converted and assuming the Registration Statement becomes effective prior to December
 19, 1999. The actual number of shares issued to the Selling
 Shareholder and sold under this Prospectus may differ materially depending upon the market price of the Common Stock on the date of conversion and/or the occurrence of dilutive transactions. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the market price for the Common Stock.

 LACK OF DUE DILIGENCE REVIEW

 The Selling Shareholder reviewed certain information concerning the Company, its business, and its proposed activities in connection with its initial acquisition of shares of Series C Preferred Stock. No securities broker-dealer or any other person has been engaged to perform any due diligence or a similar review of this offering or of the Company on behalf of any person who may purchase the Shares from the Selling Shareholder or any other person.


 SHARES ELIGIBLE FOR FUTURE SALE

 Substantially all of the approximately 86,830,838 shares of the Common Stock currently issued and outstanding: (i) are free-trading; (ii) have been held for in excess of one year and are eligible for resale under Rule 144 promulgated under the Securities Act; or (iii) will be registered for resale in a registration statement that the Company is contractually obligated to file. Although the resale of certain of these shares are subject to the volume limitations and other restrictions under Rule 144, the possible resale of the remaining shares may have an adverse effect on the market price for the Common Stock.

 SUBSTANTIAL AND IMMEDIATE DILUTIONA

 Persons purchasing the Common Stock will suffer a substantial and immediate dilution based on the net tangible book value of their shares. (See "DILUTION.")

 SUBSTANTIAL WARRANTS AND OPTIONS OUTSTANDING

 As of the date of this Prospectus, there are outstanding warrants and options to purchase up to 14,750,000 shares of Common Stock at exercise prices ranging from $1.50 to $11.79 with a weighted average exercise price of $3.43 per share. The existence of such warrants and options may hinder future equity offerings by the Company, and the exercise of such Warrants and Options may further dilute the interests of all EuroGas shareholders. Future resale of the shares of Common Stock issuable on the exercise of such warrants and options may have an adverse effect on the prevailing market price of the Common Stock. Furthermore, the holders of warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

 ISSUANCE OF ADDITIONAL COMMON STOCK

 The Company has authorized capital of 325,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of December 13, 1999, 86,830,838 shares of Common Stock and 2,393,768 shares of Preferred Stock were issued and outstanding, with an additional 14,750,000 shares of Common Stock reserved for issuance on the exercise or conversion of the warrants, options, and similar outstanding rights to acquire Common Stock and 10,000,000 shares of Common Stock currently reserved for issuance upon the exercise of Series C Preferred Stock. In addition, the Company has no means to control the timing of the conversion of convertible securities. The Company's board of directors has authority, without action or vote of the Company's shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of the Company's shareholders and may dilute the book value of the Common Stock.

 DETERMINATION OF PURCHASE AND EXERCISE PRICE

 The terms of the Series C Preferred Stock were determined by negotiations between the Company and the Selling Shareholder. These negotiations took into account the history of, and recent prices for, the Common Stock as quoted on the Bulletin Board, the business history and prospects of the Company, an assessment of the Company's management, the Company's need for capital, the number of securities to be offered, and the general condition of the securities market. The prices at which the Selling Shareholder may sell shares of Common Stock will be individually negotiated or based on the market price for the Common Stock at the time of the transactions. Such prices do not necessarily bear a relationship to the assets, earnings, or book value of the Company or any other traditional criteria of value.

 NO DIVIDENDS

 The Company has not paid, and does not plan to pay, dividends on its Common Stock in the foreseeable future, even if it becomes profitable. Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.

                           USE OF PROCEEDS


 The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder. The Company anticipates that it will incur costs of approximately $57,000 in connection with this Prospectus and the Registration Statement(s) of which it is a part (the "Registration Statement"), including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees.


                   DETERMINATION OF OFFERING PRICE

 The Shares subject to this Prospectus may be sold from time to time at such prices as the Selling Shareholder shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the book or market value of the Company's assets, its earnings, or any other recognized criteria of value. We can provide no assurance that the Selling Shareholder will sell any or all of the Common Stock subject to this Prospectus.


                              DILUTION


 The Shares subject to this Prospectus may be sold from time to time at such prices as the Selling Shareholder shall determine may be in their best interests and at which a willing buyer can be
 found.   The offering and/or purchase price for any of the Shares
 you may purchase will be substantially in excess of the per-share book value. In the event that the Company is unable to continue as an operating business for any reason, it is unlikely that there will be significant assets available for distribution to the holders of Common Stock in connection with any liquidation.



                         SELLING SHAREHOLDER

                        Common Stock Beneficially Owned by Selling Shareholder
                        ------------------------------------------------------
                           As of December 13, 1999               After Offering
                         --------------------------              ---------------
      Shareholder           Number       Percent(1)    Sold      Number  Percent
 ------------------      -------------   ---------- -----------  ------  -------

 Arkledun Drive LLC      3,922,338 (2)    4.4%      3,922,338(2)    0      %
 Commercial Centre
 Grand Cayman
 Cayman Islands, BWI

 ____________________
   (1) Denominator includes the sum of 86,830,838 shares of Common Stock outstanding as of December 13,1999 and 3,922,338 shares, which is EuroGas' current estimate of the number of shares issuable to the Selling Shareholder upon conversion of the 1,800 issued and outstanding shares of Series C Preferred Stock.

   (2) This is an estimate of the indeterminate number Shares owned by the Selling Shareholder. Such estimate has been computed assuming conversion of 1,800 shares of Series C
   Preferred Stock on December 13, 1999 at the rate of one share of Common Stock per $.459 of liquidation preference converted and assuming the Registration Statement becomes effective prior to December 19, 1999. The election to convert is at the discretion of the Selling Shareholder for the first two years following issuance, after which it is mandatory. (See "DESCRIPTION OF SECURITIES TO BE REIGSTERED: 1999 Series C 6% Convertible Preferred Stock"). Arkledun Drive LLC is the registered and beneficial owner of the 1,800 issued and outstanding shares of Series C Preferred Stock.

                        PLAN OF DISTRIBUTION

 Source Of Shares

 The Shares being offered by the Selling Shareholder may be acquired from time to time upon conversion of the 1,800 shares of Series C Preferred Stock held by the Selling Shareholder.

 The Selling Shareholder represented to the Company that it acquired the shares of Series C Preferred Stock without any present intention of effecting a distribution of the shares of Common Stock issuable on conversion. However, in accordance with the Registration Rights Agreement dated November 4, 1999, between the Company and the Selling Shareholder (the "Registration Rights Agreement"), the Company agreed to file this Registration Statement registering the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock by the Selling Shareholder to permit such resales from time to time in the market or in privately-negotiated transactions. The Company is committed, and will prepare and file, such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act to cause the Registration Statement to cover the shares of Common Stock issuable upon conversion of the Series C Preferred Stock and to keep the Registration Statement effective until all such shares have all been sold or are available for sale without registration. The Company will bear all expenses (other than broker discounts and commissions, if any), in connection with the filing of a post-effective amendment to the Registration Statement, obtaining its effectiveness, and filing any necessary amendments or supplements to keep it effective.

 The number of shares of Common Stock issuable on conversion of the shares of the Series C Preferred Stock is indeterminate, since it is in part based on the future market price of the Common Stock. (See description under "DESCRIPTION OF SECURITIES TO BE REGISTERED-1999 Series C 6% Convertible Preferred Stock.") In addition, the conversion ratio is subject to adjustment by reason of any stock split, stock dividend, or similar transaction with respect to the Common Stock, in order to prevent dilution to the Selling Shareholder.

 SALE OF COMMON STOCK

 The Shares may be sold from time to time by the Selling Shareholder or by pledgees, transferees, or other successors in interest. The Shares may be sold by various methods, including, but not limited to, (a) directly to a purchaser in a privately negotiated transaction; (b) to securities brokers or dealers as principals; (c) in market transactions through broker-dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of the Common Stock for whom they may act as agents; (d) on the closing of a put position held by the Selling Shareholder or a call position granted by the Selling Shareholder; (e) in block transactions in which a broker or dealer may act as an agent of the Selling Shareholder or may position and resale all or a portion of the block as a principal in order to facilitate the transaction; (f) in connection with a foreclosure or other transaction by the holder of a security interest in the stock; or
 (g) in transactions exempt from the registration requirements of the Securities Act, including transactions made in reliance on Rule 144. The Selling Shareholder, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

 The Shares may be sold by the Selling Shareholder from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholder has advised the Company that it has not entered into any agreement regarding the resale of the Shares. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock may be sold. The Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Shares.



             DESCRIPTION OF SECURITIES TO BE REGISTERED


 General

 The Articles of Incorporation of the Company currently authorize the issuance of up to 325,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Common Stock is currently listed on the Bulletin Board. The board of directors of the Company can authorize the issuance of additional shares of any class of capital stock, up to the amount of the authorized capital set forth in the articles of incorporation, without further action by or approval of EuroGas shareholders.

 This Prospectus relates solely to the sales of Common Stock issuable to the Selling Shareholder upon conversion of the 1,800 shares of Series C Preferred Stock purchased by the Selling Shareholder. A description of various rights of the Preferred Stock is provided below to facilitate your understanding of the relative rights of the Common Stock.

 Common Stock

 As of December 13, 1999, the Company had 86,830,838 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. The holders of Common Stock do not have cumulative voting rights and, therefore, a majority of the shares represented, in person or by proxy, at a meeting of shareholders at which a quorum is present are able to elect all members of the board of directors then standing for election, and if they do so, minority shareholders would not be able to elect any members to the board of directors.

 The holders of the Common Stock have no preemptive rights to acquire additional shares of Common Stock or other securities.
 The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities of the Company and the payment of any liquidation preferences.

 The Common Stock is subject to any voting, dividend, or liquidation preferences that may be established by the board of directors of the Company in designating a class of preferred stock. The Company currently has outstanding shares of Preferred Stock with rights, privileges, and preferences superior to those of the Common Stock.

 The holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the preferential rights of the holder of outstanding Preferred Stock. The Company has not paid dividends with respect to its Common Stock. Management anticipates retaining any potential earnings for working capital and investment in growth and expansion of the business of the Company and does not anticipate paying dividends on the Common Stock in the foreseeable future.

 1999 Series C 6% Convertible Preferred Stock

 The Company has designated 1,800 shares of Preferred Stock as Series C Preferred Stock. The shares have a par value of $0.001 per share and a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The shares of

 Series C Preferred Stock bear a dividend of 6% per annum of the liquidation preference, pro rated to the date of conversion. The Company has the option to pay such dividends in cash or shares of Common Stock at the time of conversion. The Company is prohibited from paying dividends or making other distributions on any stock ranking, as to dividends or liquidation, junior to the Series C Preferred Stock so long as any shares of Series C Preferred Stock are outstanding.

 Each of the 1,800 shares of Series C Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the liquidation preference ($1,000) by the product of (i) the average closing bid price of a share of common stock on the five trading days preceding November 4, 1999 or the date of conversion, whichever average is lower, multiplied by Applicable Percentage (as defined below). (Number of shares = $1,000/(average 5 day closing bid price x Applicable Percentage)). The "Applicable Percentage" is determined based on the schedule provided below, with the "Effective Date" being the effective date of the Registration Statement covering all shares of Common Stock issuable upon conversion of the outstanding Series C Preferred Stock and the "Closing Date" being November 4. 1999.

        If the Effective Date is x days
        after the Closing Date          The Applicable Percentage is

           not more than 15 days                         85.0%

           between 16 and 45 days                        82.5%

           between 46 and 75 days                        80.0%

           more than 75 days                             77.5%


 The Series C Preferred Stock does not have voting rights, except to the extent that the consent of the holders is specifically required by the governing provisions of the corporate law of the State of Utah as now existing or as they may hereafter be amended.


 1998 Series B Convertible Preferred Stock

 The Company has designated 30,000 shares of Preferred Stock as its 1998 Series B Convertible Preferred Stock. The shares have a par value of $0.001 per share and a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The shares of 1998 Series B Convertible Preferred Stock bear a dividend of 6% per annum, pro rated to the date of conversion. The Company has the option to pay such dividends in cash or shares of Common Stock at the time of conversion. The Company is prohibited from paying dividends or making other distributions on any stock ranking, as to dividends or liquidation, junior to the 1998 Series B Convertible Preferred Stock so long as any shares of the 1998 Series B Convertible Preferred Stock are outstanding.

 Each of the 8,000 shares of 1998 Series B Convertible Preferred Stock initially issued under the Series B Subscription Agreement was converted into that number of shares of Common Stock determined by taking the sum of $1,000 plus the amount of any accrued but unpaid dividends through the conversion date, and dividing such sum by the lesser of (i) 125% of the average closing bid price of the Common Stock, as reported by Bloomberg L.P., for the five trading days preceding the issuance of the shares of 1998 Series B Preferred Stock then being converted; or (ii) 80% of the average closing bid price, as reported by Bloomberg, for the five trading days preceding the conversion date.

 All other shares of Series B Convertible Preferred Stock have been converted, or shall be converted, if and when issued and converted, into that number of shares of Common Stock determined by taking the sum of $1,000 plus any accrued but unpaid dividends to be paid in Common Stock, and dividing the sum by the lesser of
 (i) 125% of the average closing bid price of the Common Stock, as reported by Bloomberg L.P., for the five trading days preceding the issuance of each respective block of 1998 Series B Convertible Preferred Stock; or (ii) 85% of the average closing bid price of the Common Stock, as reported by Bloomberg, for the five trading days preceding the conversion date. All shares of 1998

 Series B Convertible Preferred Stock are subject to mandatory conversion, at the respective rates set forth above, twenty-four
 (24) months following the date of issuance.

 The 1998 Series B Convertible Preferred Stock does not have voting rights, except to the extent that the consent of the holders is specifically required by the governing provisions of the corporate law of the state of Utah as now existing or as they may hereafter be amended.

 As of December 13, 1999, all of the 23,500 shares of 1998 Series B Convertible Preferred Stock issued to date, together with accrued dividends, had been converted into shares of Common Stock.

 1995 Series Preferred Stock

 The Company designated 2,391,968 shares of its Preferred Stock as its 1995 Series Preferred Stock. Such shares have a par value of $0.001 per share and a liquidation preference of $0.10 per share plus all accrued but unpaid dividends. The shares of 1995 Series Preferred Stock bear a dividend of $0.05 per share per annum, payable 30 days after the end of each calendar year, with the first payment to be made on January 31, 1996. The Company is prohibited from paying dividends or making other distributions on any stock ranking, as to dividends or liquidations, junior to the 1995 Series Preferred Stock so long as shares of such stock remain outstanding. The 1995 Series Preferred Stock is convertible into Common Stock at the rate of two shares of Common Stock for each share of 1995 Series Preferred Stock. The 1995 Series Preferred Stock does not have voting rights, except to the extent that the consent of the holders is specifically required by the provisions of the corporate laws of the state of Utah as now existing or as they may hereafter be amended. The Company has the right to redeem the 1995 Preferred Stock, on not less than 30 days written notice, at a price of $36.84 per share, plus any accrued but unpaid dividends. As of December 13, 1999, there were 2,391,968 shares of 1995 Series Preferred Stock issued and outstanding.

 OTHER PREFERRED STOCK DESIGNATIONS

 In 1996, the Company designated, authorized and issued 1,250,000 shares of 1996 Series Preferred Stock, all of which were converted to an aggregate of 2,500,000 shares of Common Stock in 1997.

 On May 29, 1997, the Company designated, authorized and issued 15,000 shares of 1997 Series A Convertible Preferred Stock. This series of preferred stock is nonvoting and accrues dividends at 6% annually. The 1997 Series A Convertible Preferred Stock has a liquidation of preference of $1,000 per share plus unpaid dividends previously issued and outstanding series of Preferred Stock. Each share of 1997 Series Preferred Stock, along with unpaid dividends thereon, is convertible into Common Stock at the rate of $1,000 plus accrued dividends divided by the lessor of (i) 125% of the average closing bid price for five trading days prior to issuance or (ii) 82% of the average closing bid price for five trading days prior to conversion. At December 13, 1999, all but 260 of the shares of 1997 Preferred Stock issued to date, together with accrued dividends, had been converted into shares of Common Stock.

 During 1998 and 1997, the Company accrued dividends of $311,301 and $423,530, respectively, with respect to the Preferred Stock outstanding. Of this amount, $150,163 and $301,324 was paid in 1998 and 1997 respectively by the issuance of Common Stock and $260,130 and none was paid in 1998 and 1997 respectively in cash. The cash payment may have been inappropriate under Utah law due to the existence of a shareholders' deficit, which could create a right to recover the payment. The Company has not yet paid all of the accrued dividends with respect to the Preferred Stock and, until it does so, is prohibited from paying dividends on any other class of security.

 SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION

 Under the Company's Articles of Incorporation, the Company's board of directors is authorized, without shareholder action, to issue shares of Common Stock and to designate shares of Preferred Stock into one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors with respect to the Preferred Stock are the dividend rate, the redemption price and terms of a sinking fund, if any, conversion rights, if any, the amount payable in the event of any voluntary or involuntary liquidation or dissolution of the Company, and voting rights, if any.

 TRANSFER AGENT

 The transfer agent for the Company's Common Stock is Interwest
 Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone (801) 277-1400.



                      LEGAL MATTERS AND EXPERTS


 Legal Matters

 The validity of the issuance of the Common Stock issuable to the Selling Shareholder upon conversion of the Series C Preferred Stock and offered hereby is being passed upon for the Company by Parr
 Waddoups Brown Gee & Loveless, P.C.

 Experts

 The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in this Prospectus have been audited by Hansen, Barnett & Maxwell, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

 The consolidated financial statements of Big Horn Resources Ltd. as of December 31, 1998 and 1997, and for the years then ended, included in this Prospectus have been audited by KPMG LLP independent chartered accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

 Certain information concerning proved reserves with respect to the Company's Slovakian interests has been included based on a report from Ryder Scott Company, Petroleum Engineers, and is included in reliance on their report and the authority of such firm as experts in petroleum reserves.

        DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY


 General

 EuroGas is primarily engaged in the acquisition of rights
 to explore for and exploit natural gas, coal bed methane gas, and other hydrocarbons. The Company has acquired interests in several large exploration concessions and is in various stages of identifying industry partners, farming out exploration rights, undertaking exploration drilling, and seeking to develop
 production.   The Company is also involved in co-generation and
 several mineral reclamation projects. Unless otherwise indicated in this Report, all dollar amounts are reflected in United States dollars.

 When used in this section, the "Company" includes EuroGas, Inc., and its wholly owned subsidiaries, EuroGas (UK) Limited, Danube International Petroleum Company ("Danube"), EuroGas Austria GmbH ("EG," previously OMVJ), EuroGas Polska Sp. zo.o. ("EuroGas Polska") and EnergyGlobal A.G. ("EnergyGlobal"), and the subsidiaries of each of these subsidiaries, including GlobeGas B.V. ("GlobeGas"), Pol-Tex Methane, Sp zo.o. ("Pol-Tex"), McKenzie Methane Jastrebie Sp.
 zo.o. ("MMJ"), Danube International Petroleum Holding B.V.
 ("Danube Netherlands"), EuroGas Deutschland GmbH, EuroGas Europe
 BV, EuroGas Resources Limted, Central European Petroleum, NV EuroSilesia Sp. zo.o, and Energetyka Lubuska. See "-History."

 The following table provides a brief summary of the principal projects in which EuroGas is presently engaged. These projects are described in greater detail in the pages that follow the table.

                   SUMMARY OF EXISTING EUROGAS PROJECTS

                    Nature/Name              Ownership Interest     Status of
Country              of Project              (% Interest-Form)      Project
-------  -------------------------------     ------------------  --------------

Poland   . Polish Methane Gas Concessions

         . Pol-Tex Concessions (Nr. 134/93)  100%-Subsidiary    Shut-in Wells

         . Two Additional Concessions        50%-Joint Venture  Early
                                                                Exploration

         . New 111 sq. km. Concession        100%-Subsidiary    Finalizing
                                                                Agreement; Pre-
                                                                Exploration

         . EuroSilesia Well Drilling and     51.4%-Subsidiary   Actively Dril-
           Servicing                                            ling and
                                                                Servicing

         . Carpathian Flysh/Foredeep Oil     50%-Joint Venture  Evaluating
                                                                Seismic Data
                                                                Prior to Drill-
                                                                ing

         .Energetyka Lubuska Power Plant    12.5%-Joint Venture Government
                                                                Evaluating
                                                                Proposal to
                                                                Construct.

         .Zielona Gora Naatural Gas
          Reservoirs and Plant               50%-Joint Venture  Negotiating
                                                                Joint Venture;
                                                                Pre-Exploration

 Ukraine  .13 Oil and Methane Gas Properties 70%-Joint Venture  Letter of
                                                                Intent to
                                                                Acquire; Pre-
                                                                exploration

           .Ortinichska Oil Reserve and       Operation         Pre-exploration
            Natural Gas Reservoir             Agreement w/      Partners have
                                              State-owned       studied
                                              Company           reserves

           .Three producing Oil Fields in     Operation         Studying
            Western Ukraine and Poltava       Agreement w/       Reservoir
            Basin                             Ukranian Oil
                                              Company

           .Donetsk Coal Basin Methane Gas    50%-Joint Venture  Testing/
                                                                 Drilling in
                                                                 late 1999

           .300 sq. km. Coal-Bed Methane      50%-Joint Venture  Testing/
            Gas Project                                          Drilling
                                                                 estimated
										     2000

 Slovakia  .Slovakian Oil & Gas Joint         50%-Joint Venture  Testing/
            Venture-Trebisov Natural                             Drilling
            Gas Reservoir                                        (some gas
                                                                 shows; title
                                                                 issues)

            .Maseva Natural Gas Reservoir    67.5%-Joint Venture Pre-
                                                                 Exploration

            .Gemerska Talc Deposit            23%-2nd Tier       Testing
                                              Subsidiary         Complete;
                                                                 Seeking
                                                                 Financing for
                                                                 Development

Sakha
Republic     TAKT Exploration Blocks Near     50%-Joint Venture  Exploring
             Lensk                                               Property
                                                                 Using
                                                                 Seismic Tech-
                                                                 niques

Canada       .Big Horn Resources Ltd.          51% Subsidiary    Producing
                                                                 1,200 barrels
                                                                 of oil equiv-
                                                                 alent per day;
                                                                 proven
                                                                 reserves of
                                                                 1.9 million
                                                                 barrels of oil
                                                                 equivalent at
                                                                 December 31,
                                                                 1998

              .Beaver River Natural
               Gas Field                        15%-Joint Venture Drilling to
                                                                  Revive
                                                                  Abandoned
                                                                  Natural
                                                                  Gas Field

 Slovenia     .Operating Lubricant Refinery     Agreement to      Negotiations
                                                Purchase From     in Process
                                                Government

 Germany      .Convertible Loan to Seiler       $500,000 Loan     Loan due May
               Toxic Waste Company              Convertible into  28, 1999
                                                Equity            Negotiation
                                                                  in Process
                                                                  for Repayment

 ACTIVITIES IN POLAND

 General. The Company believes that Poland offers an attractive environment in which to explore for and develop oil, natural gas and coal bed methane gas. The Republic of Poland is bordered on the north by the Baltic Sea and Russia, on the west by Germany, on the south by the Czech Republic and Slovak Republic and on the east by Belarus, and Ukraine. Poland is comprised of approximately 120,000 square miles, with a population of approximately 40 million people. Between 1945 and 1989, Poland's communist political and economic systems were directly influenced by the former Soviet Union. In 1989, Poland peacefully asserted its independence and adopted a new constitution, which established a parliamentary democracy, and began Poland's transition to a market-based economy. In March 1999, Poland became a member of NATO and is expected to join the European Union within the next several years.

 In August 1991, the United States Environmental Protection Agency (the "EPA") and the United States Agency for International Development ("AID") published a joint study on the possibility of economic recovery of methane gas associated with Poland's extensive hard coal reserves. The joint study concluded that coal bed methane was an abundant underdeveloped natural gas resource in Poland and that the development and exploitation of this resource could provide a much less environmentally harmful source of energy for Poland than its extensive reliance on coal. The joint study stated that the potential methane reserves were significant, estimating a total methane resource associated with all coal mine concessions in Poland (both active and inactive mines) of in excess of 1.3 trillion cubic meters (44 Tcf). Shortly thereafter, Poland began to solicit bids for concessions to explore for coal bed methane gas.

 Coal bed methane gas production has been occurring for some time in the United States and has drawn attention in Poland due in part to the joint EPA/AID study. Methane is a component of natural gas that is used as a fuel in various industries and as a source of residential heating. Before natural gas is used as a fuel, heavy hydrocarbons such as butane, propane, and natural gasoline are separated to meet pipeline specifications. The "heavy hydrocarbons" are typically sold separately. The remaining gas constitutes "dry gas" composed of methane and ethane. Once the heavy hydrocarbons are removed from natural gas, there is no substantial difference between natural gas and methane. The demand in Europe for both natural and methane gas has been traditionally high and the price generally runs significantly higher than prices in the United States, although the price for natural gas in Poland is generally lower than in the rest of the European market. Gas production typically competes with coal and oil but is generally considered to be a preferred product because of recent environmental concerns expressed by governments in Europe.

 The Company's Polish concessions were originally pursued by management of GlobeGas as they realized that there was a growing demand in Europe for this type of gas that is a cleaner and more efficient source of energy than coal. In 1989, the Polish government adopted the position that production of the potential methane reserves would not only benefit the country economically but could also significantly reduce air pollution and acid rain in the country. Management believes that Poland's extensive collection pipeline network may facilitate the transmission and sale of any gas discovered on the Company's concessions.

 The Polish Concessions and Related Matters. The Company's Polish concessions were originally pursued by GlobeGas as management realized that there was a growing demand in Europe for this type of gas that is a cleaner and more efficient source of energy than coal. In January 1993, the Company's wholly-owned subsidiary, Pol-Tex, was awarded exploration and exploitation rights for coal bed methane gas in a concession, Nr.134/93, granted to Pol-Tex by the Ministry of Environmental Protection, Natural Resources and Forestry, located in the Upper Silesian Coal Basin (the "Pol-Tex Concession"). In September 1993, the Company's wholly-owned subsidiary, GlobeGas, entered into a joint venture agreement with Rybnicka Spolka Weglowa SA, ("Rybnicka"), a large coal mining company owned by the Republic of Poland, to form MMR (now
 Pol-Tex) to exploit a second coal bed methane concession, owned by Rybnicka, also located in the Upper Silesian Coal Basin.
 During 1999, Pol-Tex purchase the minority interest from Rybnicka and during 1999, MMR combined with Pol-Tex. In March 1996, the Company's subsidiary, MMJ ("MMJ") entered into a joint venture agreement relating to a concession, owned by Kopalnia Wegla Kamiennego SA, ("Jastrzebie"), another large coal mining company owned by the Republic of Poland, to develop coal bed methane gas production located in the same area. These three concession areas (the "Polish Concessions") are located in the Upper Silesian Coal Basin, covering approximately 28,000 acres in south central Poland. Through 1996, the Company drilled 12 explorative test wells or these three concessions and on adjoining property.

 In August 1997, the Company completed an agreement with Texaco to transfer the Pol-Tex Concession, the largest of the coal bed methane gas concessions held by the Company, to Texaco in exchange for an initial payment of $500,000. The transaction included the sale of assets and equipment having a fair market value of approximately $200,000. Subsequent to the sale, Texaco drilled six exploratory wells on the Pol-Tex Concession to complete its appraisal and evaluation of the concession and spent over $12 million. However, Texaco determined not to proceed with the project due to early gas production figures received from the project which were considered uneconomic for Texaco and a reduction in Texaco's world wide exploration budgets, which included all Polish activities. Texaco has elected to curtail its Polish coal bed methane operations.

 Following a review of the information gathered by Texaco, the Company concluded that EuroGas Polska may be able to economically develop the concession due to its lower operating costs. EuroGas has decided to buy back the concession rights and related maters from Texaco. Early in 1999 Texaco made formal application to the Ministry of Environmental Protection, Natural Resources and Forestry to transfer the concession to EuroGas Polska. The Ministry of Environmental Protection, Natural Resources and Forestry has recently given verbal approval to issue a new concession, to EuroGas Polska, to replace the one held by Texaco. On March 19, 1999, EuroGas Polska and Texaco executed a purchase agreement providing for Texaco's transfer of the usufruct agreement to EuroGas Polska in exchange for a payment of

 $172,000. The agreement is subject to approval by the Ministry of
 Environmental Protection, Natural Resources and Forestry.   In
 connection with the 1997 transfer of Pol-Tex Concession, the Company also granted Texaco a right of first refusal to acquire control of the Company's subsidiaries Pol-Tex and MMJ. With its planned return of the former Pol-Tex Nr. 134/93 concession, Texaco also relinquished its option right to acquire majority interest in

 Pol-Tex and MMJ.   The Company has operated these concession areas
 through its subsidiaries Pol-Tex and MMJ. The Company is presently negotiating a sale of, or joint venture or similar arrangement with respect to, the Pol-Tex Concession. If such a sale or joint venture is not consummated within the next few months, the Company may be forced to recognize an impairment with respect to the Pol-Tex Concession.

 EuroGas Polska currently anticipates that it will place seven wells in test production on the Pol-Tex Concession before the end of the year. Because these wells were previously drilled by Texaco and Pol-Tex, EuroGas Polska anticipates that the cost of putting these wells into production will be approximately $800,000.

 On October 13, 1997, the Company received additional concession rights from the Polish Ministry of Environmental Protection of Natural Resources and Forestry to explore and potentially develop a 111 square kilometer coal bed methane concession located near the Pol-Tex and MMJ concession areas. This concession was granted Pol-Tex by the Ministry of Environmental Protection, Natural Resources and Forestry in April of 1998 according to Polish Government documents; however, the Company only recently received the original concession paperwork. The Company plans to prepare a feasibility study to explore the possibilities of drilling gas wells for a combined heat and power plant project or other uses. The concession agreement requires expenditure of $40,000 per year pending completion of a feasibility study and negotiations with third parties for the eventual purchase of natural gas.

 During 1998, Pol-Tex acquired Katowice Drilling Enterprise, subject to final governmental approval, through the Polish governmental privatization program. Upon the payment of the equity contribution described below, Pol-Tex will acquire a 51.4% stake of EuroSilesia Sp. zo.o. ("EuroSilesia"), a new enterprise formed by the Company and the Ministry of Treasury of the Republic of Poland. The newly created company will drill and service wells in Poland (Slask and Belchatow) and in the Ukraine (Western Ukraine and Donetsk area). Pol-Tex proposes to obtain a controlling interest in EuroSilsia by putting equity into the
 newly created company of approximately $400,000.   EuroSilesia,
 currently employs 120 people in Poland.

 On October 23, 1997, the Company completed an agreement with Polish O&G Co. to mutually undertake, on a 50/50 cost basis, additional appraisal and development activities for a large area located in the Carpathian Flysch and tectonic Foredeep areas of Poland. The agreement contemplates a total expenditure by the Company of $15 million over a three-year period. The parties established a joint team whose initial work is the interpretation of the data generated by a $1.5 million wide-line seismic work program which was conducted in the Rymanow-Leske area of the Carpathian Mountains in southeastern Poland. In the framework of the agreement, a study for the Rymanow-Lesko block (southeastern Poland) was prepared. The results of the study, based on the seismic exploration and geological evaluation, identified substantial potential for oil and gas accumulations exceeding 50 billion cubic meters of gas and 60 million barrels of oil. The potential reserve estimates are those of Polish O&G Co. and its engineering staff and have not been independently verified by the Company. The final report from Polish O&G Co. was to be received during the second quarter of 1999. With positive results the Company expects to be able to raise the funds necessary to fund the project. The technical team expects to use the interpreted data to select the site for drilling a deep well (5,000 to 5,500 meters).

 The Company may seek to obtain an established industry partner to participate in the proposed joint venture with Polish O&G Co. There can be no assurance that the Company will be able to do so or that such participation would be on terms favorable to the Company.

 In February 1999, the Company formed a consortium with National Power Plc. (the largest power generation company in the UK) and with a large German utility company, VEW Energie AG, ("VEW"), to develop a power generation project in Zielona Gora, Western
 Poland. The agreement calls for creation of a joint venture company "Energetyka Lubuska". The venture submitted an offer to regional Polish power company, EC Zielona Gora, ("Zielona Gora"), to build a gas-fired combined heat and power plant. The proposed power plant has been designed to deliver up to 180 Mwe and 80MWt. The Company currently anticipates that the total investment required to develop the project will be approximately $150 million. Of that amount, it is proposed that National Power Plc. and VEW will pay approximately 55% and 37.5%, respectively, of the total project costs. The Company will hold a 12.5% share in "Energetyka Lubuska" and will be required to pay approximately 7.5% of the project cost. The Company presently anticipates that the proposal will be approved by Zielona Gora within 60 days.

 The Company has executed a memorandum of understanding with Erdol und Erdgas Gommern, ("EEG"), a unit of Gaz de France, Paris, and Bayernwerk/VIAG of Munich, Germany, to enter into negotiations to develop several sizable proven gas reservoirs in Western Poland and to build gas treatment facilities and gas transmission systems to supply natural gas to the power plant in Zielona Gora. The agreement calls for creation of a 50/50 joint venture with the Polish partner. The Company presently anticipates that the project will need an investment of approximately $80 million, in addition to the $40 million already invested by Polish O&G Co.

 ACTIVITIES IN UKRAINE

 EuroGas has entered into a letter of intent with an Ukrainian state-owned company, ZahidUkrgeologia, to acquire 13 Ukrainian oil and gas properties, which include both standard oil and gas and coal bed methane projects located in the western Ukraine. The Company has recently entered into an agreement with RWE-DEA to jointly establish a new company "RWE-DEA-EuroGas E+D (Ukraine)." Under the terms and conditions of this agreement, the joint company would give RWE-DEA the right to select those properties that have promising oil and natural gas reserves for further exploration and development. Under the terms of the agreement, the Company and RWE-DEA will be equal owners, although RWE-DEA will maintain administrative control and will be the operator with respect to any proposed field activities. To date, the parties have identified several potential joint ventures in the Ukraine.

 The Company has also signed two joint operation agreements with ZahidUkrGeologyia and Chernihivnaftogasgeologyia, Ukrainian state-owned companies. The joint operation agreement with ZahidUkrGeologyia calls for study and development of Ortinichska, a potential oil reservoir in the western Ukraine with potential reserves exceeding 70 million barrels of oil and the Kamienska natural gas reservoir, with potential reserves exceeding 20 billion cubic meters. The reserves projections are those of ZahidUkrGeologyia and its engineers and have not been independently verified by the Company.

 The project with Chernihivnaftogasgeologiya calls for evaluation of two potentially large reservoirs, the Selukivska oil reservoir, with potential reserves exceeding 100 million barrels, and the Pivdinno-Berestivska oil-gas-condensate reservoir. In addition, the Company will conduct exploration work for U-prospect in the Donetsk-Dniepr Depression. According to Ukrainian engineering estimates, these multiple oil and gas exploration concessions contain potential oil reserves exceeding 1 billion barrels in place and potential total gas reserves exceeding 500 billion cubic meters in place. The reserves projections are those of Chernihivnaftogasgeologiya and its engineers, and have not been independently verified by the Company.

 The Company has also executed a joint operation agreement with Ukraine's largest oil company, Ukrnafta. The agreement calls for creation of a joint venture to rejuvenate and increase the production for three producing oil fields: Dolina and Kohanovka (Western Ukraine) and Glinsk-Rozbyshewsk (Poltava Basin). The Dolina field is the largest producing field in the Western Ukraine, with estimates of oil in place exceeding 1 billion barrels. The field produced over 120 million barrels of oil and, with use of new technology, it is expected that a newly discovered reservoir from in the field can exceed an additional 100 million barrels. The Glinsk-Rozbyshewsk and Kohanovka fields are also estimated to have substantial remaining reserves which could exceed over 100 million barrels. Reservoir evaluation studies by the Company are currently underway. The projected reserves are those of Ukrnafta and its engineers, and have not been independently verified by the Company.

 In October 1998, the Company formed a joint venture company, EuroDonGas, with MGO (Ukrainian Mining Company) to explore and develop coal bed methane and natural gas reservoirs in the Donetsk Coal Basin. MGO engineering documentation places the potential recoverable reserves in excess of 20 billion cubic meters to a depth of 1500 meters. The Company intends to drill its first exploration well as soon as practicable.

 The Company has also executed an agreement to create a new joint venture with a private Ukrainian company, Vuhlegas. The project is a coal-bed methane recovery and utilization operation. The concession area is approximately 300 square km. It is estimated by EuroDonGas that the area contains 6-10 trillion cubic feet ("Tcf") of natural gas. The foundation of the a joint venture company Eurovuglegas was finalized in December 1998. EuroGas will receive 70% of the revenues from the production until it has recovered the full amount of its investment, following which the revenues will be split on a 50/50 basis. The joint venture will drill six coal bed methane/gas wells in the area of Gorska mine (Donetsk area) as a part of a program to be financed by Global Environmental Fund of the World Bank.

 ACTIVITIES IN SLOVAKIA

 General. Slovakia was until recently part of Czechoslovakia. On January 1, 1993, the Czech Republic and Slovak Republic ("Slovakia") emerged as separate independent nations. Slovakia is bounded on the north by Poland, on the east by Ukraine, on the south by Hungary, and on the west by Austria and the Czech Republic. Slovakia has an area of approximately 19,000 square miles and a population of approximately 5.5 million people. Slovakia has not been as quick to adopt free market reforms as Poland and the Czech Republic and the former communist party, Party of the Democratic Left, remains a major political force. Slovakia is a member of the International Monetary Fund and the European Bank for Reconstruction and Development and an associate member of the European Union. Bratislava is the capital of Slovakia and its largest city.

 The main economic segments of Slovakia are agriculture and manufacturing. Various foreign companies have located manufacturing plants in Slovakia, taking advantage of skilled, cheap professionals and other labor, as well as the close proximity to "Western" Europe. A prime example of this is Volkswagen A.G., which has located manufacturing facilities in Slovakia. Energy in Slovakia is primarily provided by massive gas and oil imports from countries formerly a part of the Soviet Union. Domestic production of oil and gas cover only a small percentage of Slovakia's energy needs.

 As part of its effort to diversify and expand its interests in Europe, in July 1996, the Company acquired Danube International Petroleum Company ("Danube"), which held rights to participate in exploration for natural gas in Slovakia and the Czech Republic. See "-History." Since the acquisition, the Company has focused its efforts on the development of the Slovakian project, and abandoned its interest in the Czech Republic during 1997. Danube is a partner in a joint venture agreement (the "Slovakian Oil & Gas Joint Venture") with NAFTA. The principal focus of the Slovakian Oil & Gas Joint Venture is natural gas exploration and development under a license covering 128,000 acres located in the East Slovakian Basin, a northeastern extension of the Pannonian Basin which covers large parts of Hungary and the southeastern part of Slovakia

 In March 1998, the Company acquired a 55% equity interest in RimaMuran s.r.o. ("RimaMuran"), a closely-held entity whose principal asset is a 43% interest in Rozmin s.r.o. ("Rozmin"), the operating company which holds the Gemerska Talc Deposit located in Roznava, Slovakia, approximately 50 kilometers west of Kosice in eastern Slovakia. Thyssen Schachtbau GmbH, a leading international mining engineering company, and Dorfner Group, a leading German processing and refining company for industrial
 minerals, hold the remaining shares in Rozmin.     The Company
 purchased its interest for a cash payment in the amount of $30,362 and 43% of the development budget which is expected to be approximately $12 million over the next two and one-half years. (The Company's obligation will be approximately $5 million).

 Slovakian Oil & Gas Joint Venture. The activities of the Slovakian Oil & Gas Joint Venture are conducted pursuant to a four-year exploration permit granted on April 24, 1995 (the "License"). As it continues its exploration and development on the area subject to the License, the Slovakian Oil & Gas Joint Venture will seek to acquire additional permits that have not yet been granted. The Company is presently in discussions with officials of NAFTA and the Slovakian government to discuss extension of or re-issue of the License. Early negotiations indicate low risk potential for the License not to be extended or re-issued. Prior to the Company's acquisition of its interest in the Slovakia Oil & Gas Joint Venture, eleven wells were drilled in the area covered by the License. All of these wells had gas shows, although none were completed for commercial production. The Company believes that new wells can be drilled offsetting the old wells and that, if the new wells have similar gas shows, they can be completed with routine western completion techniques that now exist for the recovery of gas from these types of formations.

 The Slovakian Oil & Gas Joint Venture drilled its initial well, Trebisov 5R, in what is known as the South Cluster. In the course of such drilling, the Company encountered a 980 meter thick gas column subdivided into an upper interval (appearing at 1575 meters
 - 2100 meters below ground level) and a lower interval (2100 meters - 2555 meters deep). In December of 1996, after hydrological fracturing, the upper interval tested 1 million cubic feet of gas ("MMcf") per day through a 10 millimeter choke with a flowing pressure of 450 pounds per square inch ("psi") and the lower interval tested 0.4 MMcf per day through a 8 millimeter
 choke, with a flowing pressure of 275 psi.   The preliminary
 testing , conducted by Schlumberger, an internationally recognized oil and gas service company, was conducted prior to the cleaning up of the well and removing water from the well.

 Based upon the initial test results, the Company has engaged Ryder Scott, a leading petroleum engineering firm, to prepare a reserve analysis on the Trebisov reservoir. The joint venture also completed a 148 sq. km. 3-D seismic survey covering the South Cluster and a prospective area to the north. A survey to map anomalous concentrations of gas in the surface soil samples was completed in the licensed acreage to highlight areas for new seismic surveys. In 1998, the Slovakian Oil & Gas Joint Venture completed the remaining three wells of the six wells planned for initial drilling. No drilling is planned in the licensed area during 1999.

 Under the terms of the joint venture agreement, the Company was obligated to provide 75% ($4.98 million) of the projected initial test phase funding of $6.64 million (including seismic testing) and 60% ($4.08 million) of the projected capital investment cost for the initial production phase of $6.8 million All funds required for the initial test phase have been expended and the drilling is now being paid 60% by the Company and 40% by NAFTA. When the cost of development and production exceeds $6.8 million, additional funds will be paid 50% by the Company and 50% by NAFTA.

 During March 1998, the Company was informed by NAFTA that there may be certain title problems related to areas of mutual interest proposed to be explored and developed by the Slovakian Oil & Gas Joint Venture outside of the Trebisov area. All of the wells drilled by the Company to date are located in the Trebisov area and the Company is not aware of any title problems in that area. The disputed area is located in the southern portion of the property covered by the designations contained in the joint venture agreement and is subject to a competing claim of ownership by a private Slovakian company. To the extent that the Slovakian Oil & Gas Joint Venture does not have the right to explore certain areas as previously contemplated, the Company's expansion beyond the Trebisov area may be limited. The Company has asserted a claim against its joint venture partner for the misrepresentation of the areas of mutual interest and has made a demand to be properly compensated. There have been on going negotiations between the Company and its joint venture partner and the Company received indications that the issue will soon be resolved. The Company has also notified the former Shareholder of Danube of a claim against them by reason of this recent problem.

 The Slovakian Oil & Gas Joint Venture has not established the extent of any reservoir that may have been tapped by its activities to date and has not entered into any contracts for the sale or transportation of any gas that might be recovered. If the Slovakian Oil & Gas Joint Venture is unable to obtain the necessary permits or if it is unable to establish ongoing production and sell the gas at a sufficiently high price to pay the associated production costs, provide a return on the capital expenditures made, provide funds for ongoing activities, and provide a profit, it may be unable to continue its exploration and development activities or successfully produce any natural gas that may be discovered.

 Other Concessions. The Company recently completed an agreement to acquire a majority interest in Maseva, a private Slovakian company which holds an oil and gas concession adjacent to the Trebisov concession. This new concession, known as Maseva, has overlapping claims with the Company's other concessions. The Company completed exploration work consisting of a survey to map anomalous concentrations of gas in surface soil samples to define areas for new seismic surveys. The Company plans to conduct a three dimensional seismic survey during the first six months of 2000. The approximate cost will be $1.5 to $2.5 million. Based upon the survey results, the Company intends to draft a comprehensive development plan. No drilling is planned in the licensed area prior to completion of the three dimensional seismic survey.

 The Maseva agreement provides for the Company's acquisition of the Maseva interest in exchange for the issuance of 2,500,000 shares of the Company's Common Stock and the grant of two-year warrants enabling the holder to purchase up to 2,500,000 shares of Common Stock for $2.50 per share (adjusted from an original $5.00 per share warrant price because of the decline of the price of the Common Stock.) The division of the working interest for this territory will now be 67.5% for the Company, rather than the 50% split which governs the adjacent Trebisov joint venture, provided that the Company carries the cost of drilling the first two wells in the previously disputed area.

 By the purchase of the Maseva concession, the Company believes it will solve any title problems it had with its original venture. The Company has notified the former shareholder of Danube of a claim against them by reason of the requirement to pay additional consideration for concession interests originally represented as owned by Danube.

 In September of 1998, the Company acquired a 51% interest in Envigeo Trade s.r.o.("Envigeo"), a Slovakian private company which owns a 2,300 square kilometer appraisal and survey concession in the northeast corner of Slovakia, referred to as the Carpathian Flysch region, expiring in August 2001. This region extends into Poland and Ukraine, where extensive discoveries of oil and gas have been found. The acquisition was made from McCallan Oil and Gas GmbH of Austria. The total price for the 51% participation interest was $1,500,000, consisting of an initial payment of $500,000, which was made in September 1998, and the balance of $1,000,000, which was paid in December 1998. McCallan Oil has spent over $300,000 in exploratory activities over the last 18 months. The Company is currently conducting a soil sampling survey in the Envigeo concession. If the survey results are favorable, the Company intends to pursue additional exploration and, if justified, development and production.

 Slovakian Talc Deposit. In March 1998, the Company acquired a 55% interest in RimaMuran s.r.o. ("RimaMuran"), a closely-held entity whose principal asset is a 43% interest in Rozmin s.r.o. ("Rozmin"), the operating entity which holds the Gemerska Talc Deposit located in Roznava, Slovakia, approximately 50 kilometers west of Kosice in eastern Slovakia. RimaMuran is a drilling service company and presently employs approximately 70 people. Thyssen Schachtbau GmbH, a leading international mining engineering company, and Dorfner Group, a leading German processing and refining company for industrial minerals, hold the remaining ownership interest in Rozmin. Exploratory holes drilled between 1987 and 1994 confirmed the existence of a large talc deposit located approximately 350 meters, or 1150 feet, below the surface. The Feasibility study was prepared by one of Germany's leading engineering groups, Hansa GeoMin Consult, GmbH for Deutsche Investitions- u. Entwicklungsgesellschaft mbH, ("DEG"). RimaMuran has the obligation to fund 44% of the projected $12 million of capital costs over the next two and one-half years. RimaMuran does not have the assets necessary to meet this obligation, and it is anticipated that the necessary funding, if provided, would have to be provided by the Company.

 The Company's majority owned subsidiary, RimaMuran, and the other joint venture participants have continued to develop the Slovakian talc deposit. The Company believes the exploitation of the talc deposit will be particularly favorable due to a strong feasibility study, the willingness of DEG, a wholly-owned financing subsidiary of the German government, to participate, and the presence of majority partners, Thyssen and Dorfner. The joint venture has negotiated a non-recourse financing package which would give DEG a 10% equity participation in the project in exchange for financing of which 9% would be contributed by RimaMuran and 1% by Thyssen and Dorfner. The completion of the loan package is subject to the receipt by DEG of a guarantee from Dorfner to purchase a portion of the mined talc. Dorfner is now completing a market survey to determine the amount of the guarantee it is willing to offer. During the last two quarters of 1998, the Company advanced $801,178, consisting of shareholder loans, to RimaMuran to fund its participation in the project. In December 1998, the Company advanced an additional payment of approximately $595,000 to Rosmin on behalf of RimaMuran as its percentage portion of the feasibility study and the budget.

 During the fourth quarter of 1998, Rozmin entered into discussions with Lucenac, a member of the Rio Tinto Group, which is considered to be the largest mining company in the world. As a result of these discussions, Lucenac has asked for drilling of two more core holes in order to confirm previous test results and data that is contained in the feasibility study performed by Thyssen and Dorfner.

 ACTIVITIES IN THE SAKHA REPUBLIC

 General. On June 11, 1997, the Company acquired all of the issued and outstanding stock of OMV (Jakutien) Exploration GmbH from OMV A.G., Austria's largest industrial concern, in exchange for (a) the payment of $6,252,724, (b) the grant of an option to acquire up to 2,000,000 shares of Common Stock at a per share exercise price of $4.00 to $6.00 on yearly sliding scale, (c) a five percent interest in the acquired company's net profits from identified preliminary oil and gas licenses, and (d) a one percent interest in the gross production of the TAKT Joint Venture outside such licenses. Subsequently, the subsidiary's name was changed to EuroGas (JAKUTIEN)Exploration GmbH ("EJ"). In January of 1999 the name of EJ was changed to EuroGas GmbH ("EG").

 The Republic of Sakha(Yakutia)(often referred to as "Yakutia" in English and as "Jakutien" in German) is thinly populated (just over 1,000,000 people) and covers approximately 3,100,000 square kilometers that the United States Geological Service has rated as extremely rich in natural resources. There has been limited commercial exploitation of hydrocarbons in Yakutia and current production is generally limited to providing fuel for heat and energy to local urban and industrial complexes, partly because of the general remoteness of the area and the poor transportation network currently in existence. Since 1991, the Yakutian government has put in place an economic and legal system that is designed to encourage foreign investment and the export of hydrocarbons. The Company's interest in acquiring EG was based in large part on the Company's belief that EG's joint venture operations are well-positioned to participate in the potential international gas export project which has been envisioned pursuant to feasibility studies conducted by Korean, Chinese, and Japanese consortiums. This region is currently the subject of multinational negotiations and discussions to build a pipe line from the Irkutsk natural gas fields in Russia to China and Japan with the possibility of connecting the large Sakha gas fields onto the pipe line.

 TAKT Joint Venture. EG's primary asset is a 50% interest in the joint venture (known as "TAKT") with Sakhaneftegas, the national oil and gas company of Yakutia. The conversion of TAKT to a joint stock company with limited liability was approved by the Company and Sakhaneftegas on December 1, 1997 and is expected to be finalized in 2000. TAKT was formed to appraise, explore, develop, and, when appropriate, export oil and gas reserves in two large areas of interest located in Yakutia. Yakutia has the largest land area of the members of the Russian Federation and is located in the far eastern portion of what was formerly the Soviet Union. TAKT has negotiated a detailed agreement with Yakutia and the Russian Federation for the exploration, production, and development of hydrocarbons located in the areas of interest.

 TAKT currently holds two exploration blocks located near the city of Lensk, which cover approximately 21,300 square kilometers (approximately 8,225 square miles) located in the southeast section of the East Siberian platform or East Siberian Basin. An application to extend the two exploration licenses for an additional 20 years was submitted to the Sakha Ministry of Justice in January 1998. TAKT also holds rights of first refusal on any Sakha oil and gas projects offered by Sakhaneftegas to third parties in the Sahka Republic. TAKT has been conducting activities within the two blocks for the past six years, employing modern seismic and exploration techniques with encouraging results. The exploration for and the production of hydrocarbons in Yakutia is made more difficult by the climatic conditions, the general remoteness of the area, and the lack of infrastructure. The area is subject to extreme arctic conditions and does not have any facilities for transporting hydrocarbons to existing markets. The Company's ability to exploit any potential benefit from this project will rely in part on the activities of other independent entities in constructing the necessary infrastructure and establishing markets for hydrocarbons. The Company considers the TAKT project as a long term investment. In a feasibility study done by OMV, Austria's largest industrial concern, dated March 30, 1993, OMV estimated future revenues for the TAKT Joint Venture at $26.08 billion with net profits to OMV (Jakutien) GmbH, now called EuroGas Austria GmbH, at $2.68 billion. The projected revenues are those of OMV and its engineers, and have not been independently verified by the Company.

 Principal work undertaken by TAKT during 1998 consisted of reprocessing 1700 kilometers of seismic lines. The reprocessing work was completed in January 1999 by Yakutskgeofisika, the geophysical arm of Sakhaneftegas, in Yakutsk. TAKT has completed a preliminary interpretation of the first 400 kilometers of reprocessed data in the vicinity of the 314-2 well that successfully tested gas in a large structure in 1992. A pilot survey was conducted in the vicinity of this well to test the applicability of a soil sampling method for detecting anomalous concentrations of gas in surface soils. Results are expected during the second quarter of 2000.

 The Company presently anticipates that, during 1999, TAKT will complete the interpretation and mapping of the reprocessed seismic lines and will select a well location. The date for commencement of this well will depend on technical discussions with local drilling contractors and the ability of Sakhaneftegas to provide its 50% contribution to the well cost. If the results of the above mentioned soil survey are positive, a new survey will be planned to cover an extensive part of the license area.

 EG and Sakhaneftegas each appoint two members to the Board of Directors of TAKT with EG having the right to nominate the chairman who holds the tie-breaking vote. Unanimous votes are required for any amendments of the joint venture itself, the admission of new partners, any buying or selling of shares, reappointment or dismissal of the director general, and certain other specified actions. The Company has selected Paul Hinterthur, the Company's Chief Executive Officer, and Dr. Mikhail Tsikel, the former Vice President of Sakhaneftegas and an independent industry consultant engaged by the Company, as its representatives on TAKT's Board of Directors, with Mr. Hinterthur serving as Chairman.

 ACTIVITIES IN CANADA

 Big Horn. On October 5, 1998, EuroGas entered into a stock purchase agreement with Oxbridge Limited, Rockwell Limited, and Conquest Financial Corporation, three individual shareholders of Big Horn Resources Limited ("Big Horn") and EuroGas referred to herein collectively as "ORC." ORC had the right to purchase 10,000,000 shares of Big Horn common stock at $0.42 U.S. ($0.65 Canadian) per share. Under the terms of the stock purchase agreement and a stock subscription agreement, EuroGas acquired the rights of ORC to purchase 8,500,000 shares of Big Horn common stock and paid Big Horn $4,205,500 U.S. ($6,500,000 Canadian) on October 17, 1998. After receiving approval of the transaction from the Toronto Stock Exchange in January 1999, Big Horn issued 8,500,000 Big Horn common shares to EuroGas and issued 1,500,000 Big Horn common shares to ORC. The 1,500,000 shares were paid for by EuroGas but were issued directly to ORC as a finder's fee. In addition, EuroGas paid ORC $500,000 U.S. as a finder's fee and for an option to purchase an additional 3,000,000 Big Horn common shares at $0.53 U.S. ($0.80 Canadian) per share from ORC and to purchase warrants held by ORC to acquire 2,000,000 Big Horn common shares at $0.97 U.S. ($1.50 Canadian) per share from Big Horn.

 ORC verbally agreed further on October 5, 1998 to sell and EuroGas agreed to purchase 5,600,000 common shares of Big Horn held by ORC, including the 4,500,000 common shares described above, for $2,940,224 U.S. ($4,480,000 Canadian) or $0.53 U.S. ($0.80
 Canadian) per share. On March 31, 1999, EuroGas completed the acquisition of the 5,600,000 shares of Big Horn common stock by execution of promissory notes in the aggregate amount of $1,840,224 U.S. and by the cancellation of a June 1998 note receivable from Rockwell Limited in the amount of $1,100,000 U.S.

 As a result, the Company has slightly more than a 50% interest in Big Horn. Big Horn currently has production equivalent to approximately 1,200 barrels of oil equivalent per day. At December 31, 1998, Big Horn had estimated proven reserves of approximated 811,000 barrels of oil and 6,881,700 mcf of natural gas. Its estimated net future discounted cash flows at December 31, 1998 were approximately $6.4 million U.S. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 During 1999, Big Horn acquired the assets of Edinburgh Resources, Ltd. for approximately $1,700,000 U.S. ($2,480,000 Canadian). Edinburgh's assets include various working interests in producing natural gas properties located north of Calgary, Alberta Canada, and a gas processing facility.

 Beaver River. In October 1997, the Company entered into an option agreement to acquire an interest in the Beaver River natural gas field located in northeastern British Columbia. The gas field was originally discovered and developed by Amoco Canada in the 1960s and was one of the largest producing gas fields in British Columbia, producing at a daily rate of approximately 250 to 300 MMcf. Technical problems, due to over production of natural gas, led to excess water production and Amoco shut-in the field in 1978. In 1997 Wascana, a subsidiary of Canadian Occidental Petroleum has entered into an agreement to attempt to reestablish commercial natural gas production in the project using up-to-date
 technology.    The contracting parties amended the terms and
 structure of the transaction to some degree so that the Company has exercised a portion of its option by first purchasing 993,333 units of United Gunn Resources, Ltd. (one share of common and one warrant), for a total of approximately $950,000. United Gunn Resources, Ltd. holds an approximately 12% working interest in the project. In April 1998, the Company entered into an Asset Exchange Agreement with Beaver River Resources, Ltd., pursuant to which the Company has subsequently acquired all of the issued and outstanding shares of Beaver River Resources, Ltd. Beaver River Resources, Ltd. currently owns a direct 16% percent working interest in the project.

 The operator of the Beaver River property, Wascana, is a wholly-owned subsidiary of Canadian Occidental Petroleum Ltd. Since April 1997, Wascana has re-completed one of the two extraction wells on the field and a new salt water disposal well next to the B-2 well. Drilling operations have moved to a second well site to complete a work-over of that well. However, once Wascana has spent all amounts required to earn its interest, the parties will be bearing their relative percentages of the cost. The Company expects that its carrying costs, directly and indirectly, will be approximately $16,000 a month as Wascana has notified the parties that it had spent $20,000,000 CDN through the end of December 31, 1998. In early March of 1999, Wascana informed the parties that it has begun test production on one of the re-completed wells.

 ACTIVITIES IN SLOVENIA

 In the Summer of 1998, the Company entered into an arrangement to purchase and interest in an operating lubricant refinery facility in Slovenia. At present, the company that controls the refinery, "Mapetrol," is owned by the Slovenian government. In order to participate, the Company was required to post a cash bond in the amount of $337,723 (which cash bond is refundable if the transaction is not completed). It is anticipated that the privatization will take a number of months, after which additional cash and stock will be required to finance the total package, all the details of which have yet to be negotiated. The refinery is presently producing high quality lubricating oils that have wide distribution potential.

 ACTIVITIES IN GERMANY

 The Company has provided a short term loan, convertible to equity, to Seiler Trenn-Schmelzanlagen Betriebs GmbH of Freiberg, Germany ("Seiler"). Seiler specializes in toxic waste disposal using a proprietary methodology. Seiler presently has an operating plant in Freiberg. The Company loaned Seiler $500,000 that is due and payable on May 28, 1999, which has not been repaid. Seiler Trenn-Schmelzanlagen has pledged to the Company substantially all of the assets of the Freiberg plant as collateral for the loan. The Company is presently evaluating the possibility of proceeding with a possible equity investment into Seiler, which would likely consist of conversion of the existing the loan to equity. Seiler TSB GmbH is a subsidiary of Seiler SPCS Inc. a U.S. corporation.

 During 1999, the Company made an investment of $600,000 into Hansa GeoMin Exploration Ltd. of Duisburg, Germany. Hansa GeoMin Exploration Ltd. is involved in numerous mineral reclamation projects, particularly gold, on the African continent. During the third quarter of 1999, the Company recognized an impairment of the full value of such investment.

 ACTIVITIES IN THE UNITED STATES

 During the first quarter of 1999, the Company acquired shares of the convertible preferred stock of Intergold Corporation for $1,000,000, which has a controlling interest in several mining claims in the central Idaho area. During the third quarter of 1999, the Company recognized an impairment of the full value of such investment.

DISCLOSURE OF OIL AND GAS OPERATIONS

Reserves Reported to Other Agencies. -- No reserves were reported to any other federal agency or authority for the year ended December 31, 1998 or for the nine months ended September 30, 1999.

Oil and Gas Production and Production Costs. -- The following table sets forth the average sales price per unit of oil and gas produced and the average production cost per unit of production. During the following periods, oil and gas production related solely to operations in Canada.

                                   	           For the Nine    For the
    	                                          Months Ended  Year Ended
	 	                                    September 30, December 31,
	                                              1999         1998
	                                           ----------   ----------
    Average sales prices
     Liquids, per barrel                            $ 12.04     $ 9.02
     Natural Gas, per thousand cubic feet (mcf)     $  1.45     $ 1.51
    Average production costs, per barrel
     of equivalent oil (1)                          $  2.93     $ 3.13

(1) Natural gas converted to barrels of equivalent oil at a rate of 6 mcf = 1 barrel of equivalent oil.

Except for the oil and gas produced by Big Horn Resources, Ltd. in Canada, the Company has not produced any gas or oil in any geographic area during its history.


Productive Wells. -- The following table sets forth the number of gross productive wells and net productive wells in which the Company has a working interest.

              Productive Oil and Gas Wells at December 17, 1999

                            Productive Oil Wells (1)   Productive Gas Wells (1)
                            -------------------------  -------------------------
                              Gross (2)     Net (2)     Gross (2)      Net (2)
                            ------------  -----------  -----------  ------------
Canada			          57          15.8         43           10.0
Eastern Europe and Russia          -             -          -              -
                            ------------  -----------  -----------  ------------
Total                             57          15.8         43           10.0
                            ============  ===========  ===========  ============

(1) Includes wells producing or capable of producing and injection wells temporarily functioning as producing wells. Wells that produce both oil and gas are classified as oil wells.
(2) Gross wells include the total number of wells in which the Company has an interest. Net wells are the sum of the Company's fractional interests in gross wells.

Developed and Undeveloped Acres. -- An acre is deemed to be developed if wells have been drilled on such acre to a point that would permit the production of commercial quantities of oil. The following table sets forth the number of gross and net developed and undeveloped acres in which the Company has a working interest.

                    Acreage (*) At December 17, 1999

                                 Undeveloped             Developed                  Total
                            -----------------------  ---------------------  ----------------------
                               Gross       Net         Gross        Net       Gross        Net
                            ----------  ----------  ----------  ----------  ----------  ----------
Canada			        18,244       6,719      22,500      8,000       40,744      14,719
Eastern Europe and Russia    6,444,506   3,586,671           -          -    6,444,506   3,586,671
                            ----------  ----------  ----------  ---------  -----------  ----------
Total	                       6,462,750   3,593,390      22,500      8,000    6,485,250   3,601,390
                            ==========  ==========  ==========  =========  ===========  ==========

(*) Gross acreage includes the total number of acres in all tracts in which the Company has an interest. Net acreage is the sum of the Company's fractional interests in gross acreage.


Drilling Activities. -- The following table sets forth the number of development wells (productive and dry) and exploratory wells (productive and dry) for which drilling was completed 1999 and during the three years in the period ended December 31, 1998.

                             Drilling Activities

                                 Development            Exploratory
                                 Wells Drilled          Wells Drilled
                             ----------------------  ----------------------
                             Productive     Dry      Productive    Dry
                             Wells (2)    Wells (1)  Wells (2)   Wells (1)
                             ----------  ----------  ----------  ----------
For the Nine Months Ended
September 30, 1999:
Canada			         1.2         0.1         2.3         0.5
Eastern Europe and Russia          -           -           -           -
                             ----------  ----------  ----------  ----------
Total                            1.2         0.1         2.3         0.5
                             ==========  ==========  ==========  ==========
For the Year Ended
December 31, 1998:
Canada                           0.4            -        0.9            -
Eastern Europe and Russia          -            -          -            -
                             ----------  ----------  ----------  ----------
Total			               0.4            -        0.9            -
                             ==========  ==========  ==========  ==========
For the Year Ended
December 31, 1997:
Canada                             -            -          -            -
Eastern Europe and Russia          -            -          -         12.0
                             ----------  ----------  ----------  ----------
Total                              -            -          -         12.0
                             ==========  ==========  ==========  ==========

For the Year Ended
December 31, 1996:
Canada                             -            -          -            -
Eastern Europe and Russia          -            -          -            -
                             ----------  ----------  ----------  ----------
Total                              -            -          -            -
                             ==========  ==========  ==========  ==========

(1) A dry well is any well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as on oil or gas well.
(2)  A productive well is any well other than a dry well.

As of the date of this Prospectus, the Company and its wholly- or partially-owned subsidiaries are presently in the process of drilling (including wells temporarily suspended but not those for which drilling is planned) the following exploratory and development wells.

                                 Development              Exploratory
                                Wells Drilling           Wells Drilling
                             ----------------------  ----------------------
                               Gross        Net         Gross       Net
                             ----------  ----------  ----------  ----------
As of December 17, 1999
  Canada                         1           0.4          5          1.8
  Eastern Europe and Russia      6           3.0          1          0.5
                             ----------  ----------  ----------  ----------
Total                            7           3.4          6          2.3
                             ==========  ==========  ==========  ==========

 COMPETITION

 In seeking to explore for, develop, and produce oil and gas resources, the Company competes with some of the largest corporations in the world, in addition to many smaller entities involved in this area. Many of the entities that the Company competes with have access to far greater financial and managerial resources than the Company. As a result of the exclusive nature of the concessions held by the Company, to the extent that it is able to successfully explore for, develop, and produce hydrocarbon resources, the Company will be able to exclude any competitor from production of the resources located on the concessions, but it cannot exclude competitors from providing natural gas or other energy sources at prices or on terms that purchasers deem more beneficial.

 EMPLOYEES AND CONSULTANTS

 As of December 15, 1999, the Company had two administrative employees located in Salt Lake City, Utah; three administrative employees located in London; and six technical and field workers in Poland. The Company's four principal consultants are located in Europe. None of the Company's employees is represented by a collective bargaining organization, and the Company considers its relationship with its employees to be satisfactory. In addition to its employees, the Company regularly engages technical and other consultants to provide specific geological, geophysical, and other professional services. Because the Company has concentrated primarily on acquiring concessions for later exploitation rather than operating them during 1998, the Company has relied principally on consultants who are paid one-time fees for their work and assistance. The Company expects to rely substantially on consultants through 1999, but expects thereafter to rely more on employees and permanent operating personnel.


 OPERATIONAL HAZARDS AND INSURANCE

 The Company is engaged in the exploration for methane and natural gas and the drilling of wells and, as such, its operations are subject to the usual hazards incident to the industry. These hazards include blowouts, cratering, explosions, uncontrollable flows of gas or well fluids, fires, pollution, releases of toxic gas, and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of activities. The Company has not as yet obtained any hazard insurance although it has applications pending. The occurrence of a significant adverse event that is not covered by insurance would have a material adverse effect on the Company.

 OFFICE FACILITIES

 The Company leases the 35th floor and penthouse of the building located at 80 Broad Street, New York, New York, consisting of approximately 8,800 square feet, under the terms of a sublease ending on August 31, 2000. The rent under this lease is $11,025 per month and required an initial prepaid rent of $481,100 on execution. The Company received a rent allowance equal to the first four months of the lease term commencing on September 1, 1996. The monthly lease payments are subject to annual escalation, based on the operating expenses of the building. The offices are also currently occupied by the Company's public and shareholder relations firm that currently provides services to the Company in lieu of rent. The offices serve as the Company's representative location in the Financial District of New York City. The Company is using the New York offices periodically for its board meetings as well as other meetings with members of the investment community such as investment firms and banks.

 The New York office maintains the Company's Website at http://www.eugs.com and also has available, for interested shareholders, maps and other material concerning the Company's activities.

 On October 1, 1999, the Company extended until September 30, 2002 its lease for property located at 942 East 7145 South, #101A, Midvale, Utah. Rent for such lease is currently $1,836. The lease provides for annual increases in the lease payment in an amount equal to the increase in Consumer Price Index; provided that, such annual increase shall be not less than 6% or greater than 10%.

 The Company has an oral month-to-month lease on office with
 approximately 2,230 square feet in Warsaw, Poland.   The rental
 amount on such lease is included in the compensation of one of the Company's Poland-based technical employees. In February of 1999 the Company opened an office (approximately 2785 square feet) in Berlin, Germany. The property is located at Friedrichstrasse 95
 10117 Berlin, Germany. This office is leased under a 5-year contract and has a monthly rental of approximately $9,684. The Company intends to terminate such lease on or about December 31, 1999.

 The Company maintains an office (approximately 2,500 square feet) at 22 Upper Brook Street, Mayfair, London, UK. The Company has subleased the remaining space to two other companies. In November 1998, the Company entered into a ten-year lease that provides for a deposit of approximately $500,000 and an annual payment of $1,740,000, of which the Company's portion is approximately $580,000.

 The Company maintains an office (approximately 400 square feet) at Mitskiewich Sq. 8, Lviv,Ukraine. The agreement for the office was signed in March of 1998. The terms of the lease is month-to-month, and the monthly rent is approximately $250.

 The Company's subsidiary GlobeGas maintains office space under an agreement with First Alliance Trust, at Herengracht 466,
 Amsterdam, The Netherlands. Under this agreement First Alliance provides office space, accounting and legal functions for GlobeGas. The agreement calls for payment for these services on an as needed basis.

 HISTORY

 The Company was incorporated in the State of Utah under the name Northampton, Inc. ("Northampton"), on October 7, 1985. On August 3, 1994, Northampton entered into a share exchange agreement with EnergyGlobal, pursuant to which the former owners of EnergyGlobal obtained voting control of Northhampton and EnergyGlobal became a wholly-owned subsidiary of Northhampton. Energy Global had been formed as a holding company for GlobeGas, an oil and gas operating entity in which Energy Global held a minority interest. The minority interest in GlobeGas was initially reported on the equity method on Northampton's financial statements. The agreement with EnergyGlobal required that Northampton complete a stock consolidation of one share for each twenty four shares previously issued and outstanding and deliver a sufficient number of post-consolidation shares of the Company's common stock to the former owners of EnergyGlobal to reduce the prior Shareholder' interest to approximately 10%. Thus, the former Shareholder of EnergyGlobal became the controlling Shareholder of the Company, which changed its name to EuroGas, Inc.

 The original asset of EnergyGlobal was a 16% minority interest in GlobeGas, a Netherlands corporation that held, through Pol-Tex, a concession in Poland. (GlobeGas was an 85% partner with a formerly state-owned Polish coal company in Pol-Tex and held additional interest in two other concessions for the exploration and exploitation of methane coal bed gas reserves in the Upper Silesian region of Poland.) From September of 1994 through May of 1995, the Company raised $3,380,963 in cash which was used to acquire additional interests in GlobeGas and increased the Company's participation in GlobeGas to 19.13%. In May 1995, the Company acquired the remaining 80.87% interest in GlobeGas in exchange for $1,150,000 in cash, the issuance of 2,256,560 shares of Common Stock, and the issuance of 2,391,968 shares of newly created Preferred Stock, convertible at the rate of two shares of Common Stock for each share said series of Preferred Stock. The Company originally booked its interest in GlobeGas as an interest in a minority-held subsidiary, but since the acquisition of the remaining interest in GlobeGas has restated its financial presentation to reflect the historical cost basis of the assets held by GlobeGas rather than the Company's purchase price, substantially reducing the carrying value of these assets on the Company's balance sheets. Since the operations of EnergyGlobal and Northampton prior to the reorganization were immaterial, the transaction has been accounted for as if GlobeGas were the acquiring entity.

 In 1996, the Company acquired the remaining 15% interest in the Pol-Tex held by the Polish state coal company. In 1997, the Company received additional concession rights in the form of a usufruct from the Polish ministry of Environmental Protection of Natural Resource and Forestry to explore and potentially develop a 111 square kilometer coal bed methane concession. This concession was granted Pol-Tex by the Ministry of Environmental Protection, Natural Resources and Forestry in April of 1998 according to Polish Government documents. In 1996, the Company continued in its quest to acquire additional gas interests in Eastern Europe by acquiring Danube. Danube was a participant in joint ventures for the exploration and production of natural gas in Slovakia and the Czech Republic. In connection with the transaction, the Company also issued 12,500,000 shares of restricted Common Stock to Chemilabco, which held an interest in the operating subsidiaries of Danube and held options to participate in the Czech and Slovakian operations of Danube. The issuance of the 12.5 million share to Chemilabco was subject to Chemilabco providing a minimum of $5,000,000 of financing to the Company in 1996.

 In mid-1997, the Company acquired all of the issued and outstanding stock of EG from OMV Inc., Austria's largest industrial concern. EG's primary asset is a 50% interest in the TAKT joint venture with Sakhaneftegas, the national oil and gas company of the Sakha Republic. In late 1997, Pol-Tex completed an agreement with Polish O&G Co. to undertake additional appraisal and development activities for a large area located in the Carpathian Flysch and tectonic

 Foredeep areas of Poland. In late1997, the Company entered into an option agreement to acquire an interest in the Beaver River natural gas field located in northeastern British Columbia.

 In early 1998, the Company acquired a 55% interest in RimaMuran, a closely-held entity whose principal asset is a 43% interest in Rozmin s.r.o., a joint venture which holds the Gemerska Talc Deposit located in Roznava, Slovakia. In early 1998, the Company entered into an arrangement to participate in a refinery facility
 in Slovenia.   In mid 1998, the Company completed an agreement to
 acquire a majority interest in an adjacent oil and gas concession known as Maseva which had overlapping claims with the Company's other concessions and expects to conduct appraisal and exploration
 work in that area during 1999.   In mid 1998, the Company acquired
 a 51% interest in Envigeo, a Slovakian private company, which owns a 2,300 square kilometer appraisal and survey concession in the North East corner of Slovakia, referred to as the Carpathian Flysh region. In October 1998, the Company entered into an agreement with Big Horn to purchase a 31% interest in Big Horn. As part of the transaction, three parties that arranged the Company's participation in Big Horn granted the Company a first right to purchase all of their interest in Big Horn, at fair market prices, with the intent of the Company to acquire a controlling interest in Big Horn. Effective October 1998, the Company gained control of the stock and warrants held by such third parties and now has slightly over 50% of the total interest in Big Horn. Late in 1998, the Company provided a short term loan, convertible to equity, to Seiler Trenn-Schmelzanlagen Betriebs GmbH of Freiberg, Germany, a company that specializes in toxic waste disposal using a proprietary methodology.

 FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS

 The information set forth as "NOTE 7 - SEGMENT INFORMATION" of the consolidated financial statements of the Company included in this Prospectus contains information regarding financial information about foreign and domestic operations of the Company and its subsidiaries.

 LEGAL PROCEEDINGS

 In 1996, KUKUI, Inc. ("KUKUI"), acting separately and on behalf of the Unsecured Creditors Trust of the Bankruptcy Estate of McKenzie Methane Corporation (McKenzie Methane Corporation was an affiliate of the former owner of Pol-Tex), asserted certain claims against Pol-Tex and GlobeGas in connection with lending activities between McKenzie Methane Corporation and the management of GlobeGas prior to its acquisition by the Company. The claim asserted that funds that were loaned to prior GlobeGas management may have been invested in GlobeGas and, therefore, McKenzie Methane Corporation might have had an interest in GlobeGas at the time of the acquisition of GlobeGas by the Company. These claims were resolved pursuant to a settlement agreement entered into in November 1996 (the "KUKUI Settlement Agreement"). Under the terms of the settlement agreement, the Company issued to the Bishop's Estate (KUKUI's parent) 100,000 shares of Common Stock and an option to purchase up to 2,000,000 shares of Common Stock at any time prior to December 31, 1998. The option exercise price was $3.50 per share if exercised within 90 days of the execution of the Company's 1997 agreement with Texaco (the "Texaco Agreement"); $4.50 per share if exercised prior to December 31, 1997; and $6.00 per share if exercised prior to December 31, 1998. The Company also granted registration rights with respect to the securities.

 In March 1997, a trustee over certain of the McKenzie parties and other related entities asserted a claim to the proceeds that the Company would receive from the Texaco Agreement and exploitation of the Pol-Tex Concession in an action entitled: Harven Michael McKenzie, debtor; Timothy Stewart McKenzie, debtor; Steven Darryl McKenzie, debtor (case no. 95-48397-H2-7, Chapter 7; case no. 95-48474-H2-7, Chapter 7; and case no. 95-50153-H2-7, Chapter 7, respectively) W. Steve Smith, trustee, plaintiff v. McKenzie Methane Poland Co., Francis Wood McKenzie, EuroGas, Inc., GlobeGas, B.V. and Pol-Tex Methane, Sp.zo.o., defendants (Adv.
 No. 97-4114 in the United States Bankruptcy Court for the Southern District of Texas Houston Division). The trustee's claim alleges that the Company paid inadequate consideration for its acquisition of GlobeGas (which indirectly controlled the Pol-Tex Concession) from persons who were acting as nominees for the McKenzie parties or in fact may be operating as a nominee for the McKenzie parties and therefore the creditors of the McKenzie parties are the true owners of the proceeds received from the development of the Pol-Tex Concession (KUKUI is also the principal creditor of the McKenzie parties in these other cases). The Company believes that the litigation is without merit based on its belief that the prior settlement with

 KUKUI bars any such claim, that the trustee over the McKenzie parties has no jurisdiction to bring such claim against a Polish corporation (Pol-Tex) and the ownership of Polish mining rights, that the Company paid substantial consideration for GlobeGas, and that there is no evidence that the creditors of the McKenzie parties invested any money in the Pol-Tex Concession.
 In October 1999, the Trustee filed a Motion for Leave to Amend and Supplement Pleadings and Join Additional Parties in this action and in adversary proceeding 97-4155 (described below) in which he is seeking to add new parties and assert additional causes of action. These new causes of action include claims for damages based on fraud, conversion, breach of fiduciary duties, comcealment and perjury. EuroGas has recently filed a response objecting to this motion. The motion is currently pending before the court.

 In June 1999, the Trustee filed another suit in the same bankruptcy cases styled "Steve Smith, Trustee, Plaintiff vs. Eurogas, Inc., Globegas, B.V., Pol-Tex Methane, Sp.z.o.o., et al." Adversary #99-3287. That suit sought sanctions against the Defendants for actions allegedly taken by the Defendants during the bankruptcy cases which the Trustee considered improper. The Defendants filed a motion to dismiss the lawsuit which was granted in August 1999. In July 1999, the Trustee also filed a suit in the same bankruptcy cases styled "Steve Smith, Trustee, Plaintiff, vs. Eurogas, Inc., Globegas, B.V., Pol-Tex Methane, Sp.z.o.o." Adversary #99-3444. This suit seeks damages in excess of $170,000 for the Defendants alleged violation of an agreement with the Trustee executed in March 1997, which agreement, in part, allowed the Texaco Agreement to proceed. Eurogas disputes the allegations and has filed a motion to dismiss or alternatively, to abate this suit which motion is currently pending before the court.

 On August 21, 1997, KUKUI asserted a claim against the Company in an action entitled KUKUI, Inc. v. EuroGas, Inc., Case No. H-972864 United States District for the Southern District of Texas, Houston Division. KUKUI's claim is based upon an alleged breach of the KUKUI Settlement Agreement as a result of the Company's failure to file and obtain the effectiveness of a registration statement for the resale by KUKUI of 100,000 shares of Common Stock delivered to KUKUI in connection with the settlement. In addition, Bishop Estate, KUKUI's parent, has entered a claim for failure to register the resale of shares of Common Stock subject to its option to purchase up to 2,000,000 shares of Common Stock. The Company has denied any liability and has filed a counterclaim against KUKUI and Bishop's Estate for breach of contract.

 In early December, EuroGas signed a settlement agreement with Kukui, the Bishop Estate and the bankruptcy Trustee, which, if fully performed, would resolve all claims made by Kukui and the bankruptcy Trustee in the aforementioned litigation. That settlement, in part, requires EuroGas to pay $900,000 over the next 12 months and issue 100,000 shares of registered common stock to the Bishop Estate by June 30, 2000. Recently, the Trustee declared that certain conditions precedent set forth in the settlement agreeement have not been met by EuroGas and the Trustee does not intend to seek bankruptcy court approval of the agreement. EuroGas is not evaluating what effect this has on the agreement. In the event the settlement agreement does not resolve the foregoing litigation, EuroGas intends to vigorously defend the litigation.

 In July 1999, an action was commenced by Randy Crawford styled "Randy Crawford, PhD. P.E., Plaintiff, vs. EuroGas, Inc., Danube International Petroleum Company, Ltd., Danube Acquisition Corp.
 and Martin Schuepback, Defendant," in the State District Court, Dallas County, Texas, Cause # DV 9805298. In this litigation, Crawford asserts that the Defendants breached a service agreement under which he was employed to provide consulting and engineering services and that he is now owed $159,500 and the right to purchase 284,000 shares of common stock at the price of $1.50. EuroGas has responded denying jurisdiction and intends to defend, if necessary. A mediation has been scheduled with all the parties in early January 2000.


 On October 11, 1999, an action was filed against Eurogas entitled "Fred L. Oliver. Petroleum Ventures of Texas, Inc. R.A. Morse and
 R. A. Morse, Trustee, Plaintiffs vs. Eurogas, Inc. and Beaver River Resources, Ltd.,Defendants" in the State District Court of Dallas County, Texas, Cause #DV99-08032-A. In this action, Plaintiffs assert that Eurogas breached an agreement by failing to seek registration of certain restricted and unregistered shares issued to Plaintiffs in connection with Eurogas' acquisition of its interest in Beaver River Resources, Ltd. The action seeks rescission of the agreement, or in the alternative, damages, and includes claims for costs, attorneys fees and interest. Eurogas has filed an answer denying the allegations contained in the lawsuit.

 For the 1992 year, the Kingdom of the Netherlands assessed a tax against the Company's operating subsidiary, GlobeGas in the amount of approximately $911,000 even though it had significant operating losses. The amount fluxuates on the financial statements of the Company due to adjustments in exchange ratios. At September 30, 1999, the income tax liability recorded in the Company's financial statements was $735,030. The Company has appealed the assessment and has proposed a settlement which would result in a reduction in the tax to $42,000. Pending final resolution, a liability for the total amount assessed will continue to be reflected in the Company's financial statements.

 Market for Common Stock

 The Common Stock is quoted on the OTC Bulletin Board market maintained by the National Association of Securities Dealers under the symbol "EUGS" and is traded under the symbols "EUGF" on the Frankfurt Stock Exchange, "EUGS" on the Stuttgart Exchange, "EUGM" on the Munich Stock Exchange and EUGH on the Hamburg Stock Exchange. As of December 13, 1999, there were 86,830,838 shares of Common Stock issued and outstanding, held by approximately 249 holders of record (2,000 estimated beneficial owners).

 The following table sets forth the approximate range of high and low bids for the Common Stock during the periods indicated.
 Such quotations reflect interdealer prices, without retail markup, markdown, commissions, or other adjustments and may not necessarily represent actual transactions in the Common Stock.

            Quarter Ended              High Bid       Low Bid
            --------------             --------       -------

     Year Ended December 31, 1997
     ----------------------------
        March 31, 1997                  $   6.75        $3.4375
        June 30, 1997                      12.50          4.375
        September 30, 1997               10.6875         4.9375
        December 31, 1997                  7.625           3.75

     Year Ended December 31, 1998
     ----------------------------
        March 31, 1998                    6.8125         3.9375
        June 30, 1998                       5.75          3.625
        September 30, 1998                  4.97         2.0625
        December 31, 1998                   2.25         1.1875

     Year Ended December 31, 1999
     ----------------------------
        March 31, 1999                      2.50         1.0312
        June 30, 1999                     1.0938          .5469
        September 30, 1999                 .9375          .5469
        December 31, 1999 (through          .875          .5467
          December 10, 1999)



 The liquidity of the Common Stock may be limited, and the reported price quotes may not be indicative of prices that could be obtained in actual transactions. On December 10, 1999, the high and low bids for the Common Stock on the OTC Bulletin Board market were $ .5938 and $ .5625, respectively.

 DIVIDENDS

 No dividends have been paid on the Common Stock, and the Company does not have retained earnings from which to pay dividends. The Company accrued cumulative preferred dividends of $2,861,301 and $423,530 in 1998 and 1997, respectively. Of this amount, $165,008 was paid in 1998 by the issuance of shares of Common Stock in connection with the conversion of a portion of the preferred stock. All cumulative dividends with respect to the Company's preferred stock would be required to be paid prior to the Company declaring or paying any dividend on the Common Stock. Even if the Company were able to generate the necessary earnings, it is not anticipated that dividends will be paid in the foreseeable future, except to the extent required by the terms of the cumulative preferred stock currently issued and outstanding.

 Certain Financial Data

 The following statement of operations and balance sheet data were derived from the consolidated financial statements of the Company.

 The selected financial data below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS" set forth in this Prospectus.

   Statement of Operations Data

                      Nine Months Ended
                        September 30,                               Year Ended December 31
                 -------------------------
                        1999          1998         1998         1997         1996         1995         1994
                 -----------   -----------  -----------  -----------  -----------  -----------  -----------

 Net Sales       $ 3,326,629   $         -  $   879,404  $         -  $         -  $         -  $         -

 Net Loss        $ 9,099,336   $ 5,720,220  $11,024,180  $11,501,899  $ 6,262,591  $ 4,327,581  $ 3,699,439

 Loss Applicable $10,131,015   $ 5,930,569  $13,885,481  $11,925,429  $ 6,431,183  $ 4,327,581  $ 3,699,439
  to common
  shares

 Loss per        $      0.12   $      0.09  $      0.22  $      0.22  $      0.16  $     0.13  $      0.15
  Common Share

   Balance Sheet Data

                       At Septmeber 30,                            At December 31,
                 -------------------------  ----------------------------------------------------------------
                        1999          1998         1998         1997         1996         1995          1994
                 -----------   -----------  -----------  -----------  -----------  -----------    ----------
 Total Assets    $62,148,918   $52,074,750  $65,334,387  $40,754,543  $15,902,139  $ 7,680,367    $ 7,599,962

 Long-Term
  Liabilities              -       349,284    1,788,294    3,157,789   10,631,547    4,011,750      3,011,750

 Cash Dividends            -             -            -            -            -            -              -
 per Common
 Share
  Obligations


 WHERE YOU CAN FIND MORE INFORMATION

 The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site
 (http://www.sec.gov)   that makes available to the public reports,
 proxy statements, and other information regarding issuers, such as the Company, that file electronically with the SEC.

 In addition, the Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
 Please direct written requests for such copies to the Company at 942 East 7145 South, #101A, Midvale, Utah 84047, Attention: Hank Blankenstein, Vice President. Telephone requests may be directed to the office of the President at (801) 255-0862.

 The Company also maintains an Internet Website at http://www.eugs.com and also has available, for interested shareholders, maps and other material concerning the Company's activities.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                        RESULTS OF OPERATIONS


 General

 The Company is engaged primarily in the acquisition of rights to explore for and exploit oil, natural gas, coal bed methane gas and mineral mining. The Company has also extended its business into co-generation (power and heat) projects. The Company has acquired interests in a number of large exploration concessions, for oil, natural gas and coal bed methane gas, and is in various stages of identifying industry partners, farming out exploration rights, undertaking exploration drilling, and seeking to develop production. The Company currently has several projects in various stages of development, including a coal bed methane gas project in Poland, a natural gas project and several additional undeveloped concession areas in Slovakia, a natural gas project in the Sakha Republic (a member of the Russian Federation located in eastern Siberia) and an interest in a talc deposit in Slovakia. The Company has at least seven joint venture projects in the Ukraine to explore for and exploit oil, natural gas and coal bed methane gas with various Ukrainian State and private companies. The Company has also created a consortium with the largest power generation company in Great Britain, and with a large utility company in Germany, to develop a co-generation power project in Western Poland.

 The Company has also acquired holdings in several oil and natural gas projects in Canada. One acquisition has given the Company a majority interest in a full-service oil and gas producing company. The other project is a joint venture with a major oil and gas company to reclaim one of Canada's largest natural gas fields.

 The Company's principal assets consist of both proven and developed properties, as well as unproven and undeveloped properties. All costs incidental to the acquisition, exploration, and development of such properties are capitalized, including costs of drilling and equipping wells and directly-related overhead costs, which include the costs of Company-owned equipment. Since the Company has limited proven reserves and established production, most of its holdings have not been amortized. In the event that the Company is ultimately unable to establish production or sufficient reserves on some of these properties to justify the carrying costs, the value of the assets will need to be written down and the related costs charged to operations, resulting in additional losses. The Company periodically evaluates its properties for impairment and if a property is determined to be impaired, the carrying value of the property is reduced to its net realizable amount.

 Recent Developments

 Funding Activities.   On November 4, 1999, the Company sold 1,800
 shares of Series C Preferred Stock, resulting in net proceeds to
 the Company of approximately $1,651,500.   At September 30, 1999,
 the Company had approximately $2.1 million in cash and cash equivalents and $7.8 million in negative working capital.

 Capital Expenditures. Effective during October 1998, the Company completed its acquisition of additional shares of capital stock of a Canadian oil and gas development and production company, giving the Company an ownership interest in excess of 50% of the outstanding shares of the Canadian company. In October 1998, the Company purchased 31% of the outstanding shares of capital stock of Big Horn Resources Ltd., of Calgary, Alberta, Canada ("Big Horn"). Also in October 1998, the Company verbally agreed with other Big Horn shareholders to acquire additional Big Horn shares. Effective October 1998, the Company completed its acquisition of the additional Big Horn shares by execution of promissory notes and the cancellation of a note receivable, giving the Company an ownership interest in excess of 50% of the outstanding shares of Big Horn capital stock. Big Horn is a full-service producer of oil and natural gas, producing the equivalent of approximately 1,200 barrels of oil a day, with proven reserves of approximately 1.9 million barrels of equivalent oil and with a net present value of approximately $6.4 million as of December 31, 1998, based on a 10% valuation rate. The total cost of the acquisition of Big Horn by the Company was $7,593,484. Because of the temporary decline in oil prices, the acquisition price paid by the Company reflects a premium over the Company's proportionate share of the book value of Big Horn.

 Outlook

 In the past, the Company has focused its resources on pre-exploration or early-exploration stage natural gas, coal bed methane gas, and other hydrocarbon projects with little short-term revenue potential.
 The Company believes that its investment in such early-stage projects will prove profitable in the long-run and may continue to invest in additional early-stage projects from time to time in the future.
 Nonetheless, present management believes that, in order to balance out its holdings, the focus of the Company's acquisition, investment and development strategy should be on hydrocarbon projects that have the potential to generate revenues within 1-5 years of the date of investment and is actively seeking such investments.

 Results of Operations-Nine Month Ended September 30, 1999 and 1998

 The following table sets forth consolidated income statement data and other selected operating data for the nine months ended
 September 30, 1999 and 1998, respectively.


                                 For the Nine Months Ended
                                       September 30,
                                ---------------------------
 Revenues
                                      1999             1998
                                ----------      -----------

        Oil and Gas Sales       $ 3,326,629               -
        Total Revenues            3,326,629               -

 Operating Expenses

        Oil and gas production      990,539               -
        General and
         Administrative           7,913,770        6,205,134

        Depreciation, depletion
         and amortization         1,428,166           19,066

Total Operating Expenses         10,332,475        6,224,200

Other Income (Expense)

        Interest Income             190,051          857,615
        Foreign currency
         exchange gains
         (losses), net              108,492          (67,507)

         Realized loss on  sale
          and impairment of
          securities             (1,637,694)               -

         Interest Expense          (405,731)         (286,128)

Other Income (Expense)Net        (1,744,882)          503,980

Minority interest in
 income of subsidiary              (348,608)                -

 Net Loss                        (9,099,336)       (5,720,220)

 Loss Applicable to Common
 Shares                         (10,131,015)       (5,930,569)

 Revenues. Through September 1998, the Company had not generated any revenues from oil and gas sales. As a result of the Company's acquisition of the controlling interest in Big Horn, the Company's results of operations for the nine months ended September 30, 1999 reflect oil and gas sales of approximately $3,326,629. For the nine months ended September 30, 1998, the Company had no revenues.

 Operating Expenses. General and administrative expenses were $7,913,770 for the nine months ended September 30, 1999, compared to $6,205,134 for the nine months ended September 30, 1998, an increase of approximately 27%. The increase was primarily attributable to increased personnel and administrative expenses, additional costs associated with the closure of several offices and significant expenses associated with the Slovakian projects. Depreciation, depletion and amortization expenses were $1,428,166 for the nine months ended September 30, 1999, compared to $19,066 for the nine months ended September 30, 1998. The increase of $1,409,100 was attributable to the Big Horn properties that were amortized during the nine months ended September 30, 1999. Oil and gas production expenses were $990,539 for the nine months ended September 30, 1999, reflecting Big Horn production expenses. The Company had no production expenses during the nine months ended September 30, 1998.

 Net Loss. The Company incurred a net loss of approximately $9,099,336 for the nine months ended September 30, 1999, compared to a net loss of $5,720,220 for the nine moths ended September 30, 1998. The losses for both periods resulted primarily from the absence of revenues, together with the Company's ongoing operating expenses. The increase of $3,379,116 in net loss between the two nine-month periods was attributable primarily to the Company realizing losses on securities in several mineral property investments, a significant accrual for a settlement of ongoing litigation and increased costs in the administrative area. As indicated above, the Company is subject to fluctuations in currency exchange rates which may result in recognition in significant gains or losses during any period. The Company recognized $108,492 in gains and $67,507 in losses as a result of currency transactions during the nine months ended September 30, 1999 and 1998, respectively. The net change in foreign currency translation adjustment, which is a component of accumulated other comprehensive loss, was a loss of $1,486,689 and $160,309 for the nine months ended September 30, 1999 and 1998, respectively.

 RESULTS OF OPERATIONS-1998, 1997, AND 1996 FISCAL YEARS

 The following table sets forth consolidated income statement data and other selected operating data for the years ended December 31, 1998, 1997 and 1996.

 Revenues                           For the Years Ended December 31,
                                -------------------------------------------
                                       1998             1997           1996
                                -----------     ------------    -----------
        Oil and Gas             $   879,404     $          -    $         -

        Total Revenues              879,404                -              -

 Operating Expenses

        Oil and gas production      305,009                -              -

        General and administra-
         tive                     7,804,401        6,716,635      4,739,380

         Depreciation, depletion
          and amortization          293,955           25,637        132,459

         Impairment of mineral
          interests & equipment   3,512,792        1,972,612              -

          Total Operating
           Expenses              11,916,157        8,714,614       4,871,839

 Other Income (Expense)

        Interest Income             593,570          517,845          18,588
        Interest Expense           (465,371)      (3,680,090)     (1,057,039)
        Foreign currency exchange
         gains (losses), net       (130,419)         331,837        (401,141)
        Other Income                152,776           43,123          48,840

        Other Expense, Net          150,556       (2,787,285)     (1,390,752)

        Minority interest in
         earnings of subsidiary     137,983                -               -

 Net Loss                       (11,024,180)    (11,501,899)      (6,262,591)



 Revenues. Prior to 1998, the Company had not generated any revenues from oil and gas sales. As a result of the Company's acquisition of the controlling interest in Big Horn, the Company's results of operations for 1998 reflect oil and gas sales of approximately $879,404. For the 1997 and 1996 years, the only material revenues received by the Company resulted from a one-time sale of mineral interest and equipment in 1997, resulting in revenues of approximately $500,000.

 Operating Expenses. Operating expenses include general and administrative expenses, depreciation and amortization, cost of mineral interests and equipment and impairment of mineral interests and equipment. General and administrative expenses were $7,804,401 for 1998, compared to $6,716,365 for 1997, an increase of 16 %. General and administrative expenses for 1997 reflected an increase of 42 % from 1996 general and administrative expenses
 of $4,739,380.   The principal factors that contributed to the
 increase from 1997 to 1998 were legal expenses incurred in connection with sales of registered and unregistered securities, ongoing securities compliance, litigation issues, additional consulting fees, hiring of additional staff members and opening of new offices. The increase from 1996 to 1997 was due primarily to payment of accrued and unpaid salaries to member of the staff and certain consultants, hiring of new staff members and the engagement of additional consultants. Depreciation and amortization expenses were $293,955 for 1998, compared to $25,637 for 1997. During 1998 there was a significant increase in properties that were amortized as compared to 1997. During 1998 the Company realized a significant impairment mainly due to the acquisition of Big

 Horn. The interest was bought a fair market value, but due to low oil prices for the last eighteen months the actual book value of the investment was lower than fair market value, requiring the Company to take an impairment charge. Under the full-cost method by which the Company accounts for its mineral interests in properties, costs of unproven properties are assessed periodically and any resulting provision for impairment would normally be charged to the proven property base. Because the Company has limited proven properties, if impairment charges are required, a portion of those charges may be charged to operations. The impact of such reassessment and resulting impairment charges could be significant during any particular period.

 Income Taxes. Historically, the Company has not been required to pay income taxes, due to the Company's absence of net profits. For future years, the Company anticipates that it will be able to utilize a substantial portion of its accumulated deficit, which was approximately $46,082,787 as of December 31, 1998, to offset profits, if and when achieved, resulting in a reduction in income taxes payable.

 Net Loss. The Company incurred net losses of approximately $11.0 million, $11.5 million and $6.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. These losses were due in large part to the absence of revenues, combined with continued expansion of the Company's activities, primarily as a result of acquisitions, the growth of the Company's administrative expenses . The Company did see a limited amount of revenue from one of its projects in 1998.

 Due to the highly inflationary economies of the Eastern European countries in which the Company operates, the Company is subject to extreme fluctuations in currency exchange rates that can result in the recognition of significant gains or losses during any period. Approximately ($130,419), $332,000, and ($401,000) in gains
 (losses) were recognized as a result of currency transactions in the three years ended December 31, 1998, 1997, and 1996, respectively. The Company had a cumulative foreign currency translation adjustment of ($457,678) at December 31, 1998. The Company does not currently employ any hedging techniques to protect against the risk of currency fluctuations.

 CAPITAL AND LIQUIDITY

 The Company had an accumulated deficit of $56,213,802 at September 30, 1999, substantially all of which has been funded out of proceeds received from the issuance of stock and the incurrence of payables. At September 30, 1999, the Company had total current assets of approximately $8.3 million and total current liabilities of approximately $16.1 million, resulting in negative working capital of approximately $7.8 million. As of September 30, 1999, the Company's balance sheet reflected approximately $35 million in mineral interests in unproven mineral properties, net of valuation allowance. These properties are held under licenses or concessions that contain specific drilling or other exploration commitments and that expire within one to three years, unless the concession or license authority grants an extension or a new concession license, of which there can be no assurance. If the Company is unable to establish production or resources on these properties, is unable to obtain any necessary future licenses or extensions, or is unable to meet its financial commitments with respect to these properties, it could be forced to write off the carrying value of the applicable property.

 Throughout its existence, the Company has relied on cash from financing activities to provide the funds required for acquisitions and operating activities. The Company's financing activities provided net cash of approximately $6.0 million and $7.4 million during the nine months ended September 30, 1999 and 1998, respectively. Such net cash has been used principally to fund cumulative net losses of approximately $9 million and $5.7 million, respectively. During the nine months ended September 30, 1999 and 1998, the Company's operating activities used net cash of approximately $4.8 million and $6.9 million, respectively.
  A portion of the Company's cash was used in acquiring mineral interests, property and equipment, either directly or indirectly through the acquisition of subsidiaries, with approximately $6.4 million and $5.8 million used in investing activities for the nine months ended September 30, 1999 and 1998, respectively, of which approximately $4.6 million and $4.1 million, respectively, was used in acquiring mineral interests.

 While the Company had cash of approximately $2.0 million at September 30, 1999, it has substantial financial commitments with respect to exploration and drilling obligations related to the mineral properties in which it has an interest. Many of the Company's projects are long-term and will require the expenditure of substantial amounts over a number of years before the establishment, if ever, of production and ongoing revenues. As noted above, the Company has relied principally on cash provided from equity and debt transactions to meet its cash requirements. While the Company currently has sufficient cash to meet its short-term needs, it will require additional cash, either from financing transactions or operating activities, to meet its longer-term needs. There can be no assurance that the Company will be able to obtain additional financing, either in the form of debt or equity, or that, if such financing is obtained, it will be available to the Company on reasonable terms. If the Company is able to obtain additional financing or structure strategic relationships in order to fund existing or future projects, existing shareholders will likely continue experience further dilution of their percentage ownership of the Company.

 If the Company is unable to establish production or reserves sufficient to justify the carrying value of its assets or to obtain the necessary funding to meet its short and long-term obligations or to fund its exploration and development program, all or a portion of the mineral interests in unproven properties will be charged to operations, leading to significant additional losses.

 Inflation

 The amounts presented in the Company's consolidated financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for property, plant and equipment and for costs and expenses reflect historical costs and do not necessarily represent replacement costs or charges to operations based on replacement costs. The Company's operations, together with other sources, are intended to provide funds to replace property, plant and equipment as necessary. Net income would be lower than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments. Due to inflationary problems in Eastern Europe reflected in currency exchange losses, the Company has seen losses on its assets values in those countries.

 Year 2000 Issues

 General. The Company is actively engaged in assessing and correcting potential year 2000 ("Y2K") information system problems. In short, the Y2K problem is a result of information technology systems being designed to recognize the year portion of a date as two rather then four digits, which means that years coded "00" may be recognized as the year 1900, rather than the year 2000. As a result, certain hardware and software products may not properly function or may fail beginning in year 2000.

 During 1998, the Company initiated an information system implementation project (the "Project"), which affects nearly every aspect of the Company's U.S. operations. In an effort to address compliance issues, the scope of the Project was expanded to ensure Y2K compliance for newly acquired software and hardware. The Project has two significant phases that are designed to improve both operating processes and information systems capabilities.

 The first phase of the Project included hardware and software for the Company's U.S. financial reporting operations. During 1998, phase one was completed with hardware and software that has been tested and certified as Y2K compliant. Phase two focused on the Company's offshore financial reporting systems. In September, 1999, the Company received confirmation from its only offshore service provider that the Company's offshore financial reporting systems are Y2K compliant.

 State of Readiness. The Company's information systems consist principally of its financial system. The Company's financial system includes general ledger, accounts payable, sales and use tax calculations, payroll and human resources applications. Phase one of the Project provided systems that are Y2K compliant for the general ledger, accounts payable and payroll.

 The Company's office support system includes network hardware and operating systems, desktop and laptop computers and servers. The Company is in the process of evaluating Y2K compliance for these systems and has identified potential compliance issues primarily related to imbedded time clocks. However, since the majority of the Company's hardware has been replaced or upgraded over the past two years, critical systems compliance is not expected to be a major issue.

 Costs to Address Y2K Issues.  As of September 30, 1999, the
 Company had spent $50,000 on hardware and $25,000 for software in connection with the Project.

 Risks of the Company's Y2K Issues. The Company anticipates that the risks related to its information and non-information systems will be mitigated by current efforts being made in conjunction with the Project, as well as ongoing assessment and correction programs. However, the primary Y2K risk to the Company's operations is service disruption from third-party providers that supply telephone, electrical, banking, and financial reporting services. Any disruption of these critical services would hinder the Company's ability to operate. Therefore, efforts are currently under way to obtain Y2K compliance certification from the Company's major service providers. Most of the Company's third-party joint venture organizations are outside of the U.S., particularly in eastern Europe. The Company has very little control, other than awareness, over these organizations. Concern about potential problems has been raised, but commitment to compliance is beyond the Company's control.

 Contingency Plans.   The Company  has prepared documentation that
 could be used in the event of system and service disruption.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

 The Company conducts business in many foreign currencies. As a result, it is subject to foreign currency exchange rate risk due to effects that foreign exchange rate movements of those currencies have on the Company's costs and on the cash flows which it receives from its foreign operations. The Company believes that it currently has no other material market risk exposure. To date, the Company has addressed its foreign currency exchange rate risks principally by maintaining its liquid assets in U.S. Dollars, in interest-bearing accounts, until payments in foreign currency are required, but does not reduce this risk by utilizing hedging activities.

 MANAGEMENT

 DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

 Set forth below is the name and age of each director and executive officer director of the Company, together with all positions and offices of the Company held by each and the term of office and the period during which each has served:

               Name             Age     Positions with the Co.  Director Since
   ----------------------      ----     ----------------------  --------------
   Karl Arleth                  50      President and Director  April 1999

   Hank Blankenstein            57      Vice-President,
                                        Treasurer and Director  December 1995
                                        Director

   Dr. Gregory P Fontanta       39      Direcvtor               January 1996

   Dr. Hans Fischer             53      Director                January 1996

   Rudolph Heinz                58      Director                June 1999


 BIOGRAPHICAL INFORMATION

 The following paragraphs set forth brief biographical information for each of the directors and executive officers of the Company:

 Karl Arleth is the President and a director of EuroGas. Prior to joining EuroGas, Mr. Arleth served as a Director of Azerbaijan International Operating Company (AIOC) shareholding for the newly-formed BP Amoco p.l.c. from January 1998 to April 1999. In this role, Mr. Arleth chaired the shareholder board of AIOC, and an international consortium of 11 companies engaged in the development and transportation of oil from Azeri-Chirag-Gunashli offshore field complex in Azerbaijan. Previously, from January 1998 until January 1999, Mr. Arleth was President of Amoco Caspian Se Petroleum Limited in Baku, Azerbaijan. From January 1997 until January 1998, he was Director of Strategic Planning for Amoco Corporation Worldwide Exploration and Production Sector in Chicago. From 1992 until 1997, Mr. Arleth was President of Amoco Poland Limited in Warsaw, Poland, where he was responsible for oil and gas exploration and production projects as well as business development activities that focused on natural gas transmission, distribution, storage and electric power generation. As a result of EuroGas' acquisition of a controlling interest in Big Horn, Mr. Arleth and Mr. Blankenstein have served as directors of Big Horn since July 1999.

 Hank Blankenstein is Vice President, Treasurer and a director of EuroGas. In addition to his service as a director since December 1995, Mr. Blankenstein has served as Vice President and Treasurer since 1996. Mr. Blankenstein has had over 30 years experience in various levels of management positions. He served as an administrative and financial officer for American Micro Systems and National Semiconductor, several large semiconductor operations, from 1973 to 1985. Prior to that, he served in a number of operational positions for high-tech industry companies, having engineering production supervising responsibilities, in charge of a 400-person division. He has been involved in several high-tech start-up situations, serving in senior management positions. He holds a Bachelor of Science degree in Finance and Banking from Brigham Young University that was awarded in 1966.
 As a result of EuroGas' acquisition of a controlling interest in Big Horn, Mr. Arleth and Mr. Blankenstein have served as directors of Big Horn since July 1999.

 Dr. Gregory P. Fontana is a director of EuroGas. He is currently an attending cardiothoracic surgeon at Brotman Medical Center and Cedars-Sinai Medical Center in California. He received his M.D. in 1984 at the University of California followed by ten years of postgraduate training at Duke University and University of California at Los Angeles. Some of his academic appointments include Clinical Fellow in Pediatric Cardiac Surgery at Harvard

 Medical School and Clinical Assistant Professor of Surgery at UCLA School of Medicine and he has received several research grants, including a National Research Service Award and Minimally-Invasive Cardiac Surgery Grant. He belongs to several professional organizations, including the American Heart Association, and has authored numerous scientific presentations and bibliographies. He is currently a consultant to Heartport, Inc., Redwood City, California.

 Dr. Hans Fischer has served as a director of EuroGas since January 1996. He is currently Professor of Radiology at the University of California, Los Angeles, Harbor-UCLA Medical Center where he has been on the faculty since 1992. He has been a chair, member, and designated alternate on Research, Clinical Radiology, Quality Assurance and Ambulatory Care Committees for Harbor-UCLA Medical Center since 1990. He trained at Leibniz-Gymnasium, Dortmund West Germany, School of Medicine, University of Muenster West Germany and School of Sociology, University of Muenster West Germany. He received his M.D. in 1971 and Ph.D. in 1985 from University of Muenster.

 Rudoph Heinz has served as a director of EuroGas since June 14, 1999. Mr. Heinz presently serves as the General Manager of the German Federation of Money Managers, a position he has held since May 1997. Prior to becoming an independent money manager and Independent Financial Advisor, Mr. Heinz was manager of the securities department for the Frankfurt based BHF Bank from April 1990 until June 1992 and was also responsible for that bank's United States, Japan, and United Kingdom Subsidiaries. From 1983 until 1990, Mr. Heinz was the sole General Manager of DB Capital Management GmbH, a Deutsche Bank subsidiary with operations in Germany, United States, Japan and the United Kingdom.

 KEY CONSULTANTS AND EMPLOYEES

 The following paragraphs sets forth brief biographical information for certain of the Company's key employees:

 Andrew K. Andraczke has been Vice President, Secretary, and a member of the management committee of Pol-Tex since 1992, and is responsible for business development and coordination of administrative, legal, and political aspects of the Pol-Tex venture. Mr. Andraczke also directs computer operations and system support for the venture's exploration and production activities. Mr. Andraczke holds B.Sc., M.Sc., and Ph.D degrees in computer science and applications from the Computer Science Institute of Polytechnical University in Warsaw where he also taught as an Associate Professor. He served as the General Manager of the Computing Center of the Center for Geological Research in the Central Office of Geology (Ministry of Geology) from 1972 to 1976, where he developed and implemented Poland's first general database of geological and mineral resources of Poland. He also implemented computer mapping systems, oil and gas reservoir simulations, and production control for mining operations. From 1976 to 1982, he worked for several oil and gas and mining firms, including OTC Oklahoma Production in Tulsa, Kansas Oil Consolidated in Tulsa, John W. Mecom Company in Houston, InteResources Group, Inc. in Houston, and British Sulphur Corporation in London, performing reservoir modeling of secondary and tertiary oil reservoirs, inorganic polymer floods, and underground coal gasification projects. During this time, he also developed data acquisition and reserve balance systems for mines in the U. S., Mexico, and Egypt. Mr. Andraczke joined Oil Exploration and Production Company in Houston in 1982 and served as an internal consultant and management advisor on computer applications and emerging technologies until 1987.

 Dr. F. Horvath is currently a Professor at the Eotvos University in Budapest, a position he has held for more than six years. Dr. Horvath now acts as the Company's chief geological advisor. He is particularly familiar with many of the formations in which the Company has or is planning to obtain concessions. At Eotvos University, he specializes in instructing students in geophysics and geology for general and applied geophysics, basin research, petroleum exploration, and seismic interpretation. His primary field of research has been the tectonic interpretation of geological and geophysical data, particularly in the evolution of sedimentary basins and the exploration for hydrocarbon resources. He is the principal investigator of eight major research projects and has worked with leading academic and industrial experts in Europe and the Americas. His contribution to earth sciences has been acknowledged by a number of awards, including an honorary fellowship in the European Union of Geosciences, Academia Europaea, and the Geological Society of America.

 FAMILY RELATIONSHIPS

 Dr. Reinhard Rauball, the former Chairman of the Board of Directors, and Wolfgang Rauball, formerly an independent consultant to the Company, are brothers. Wolfgang Rauball was instrumental the acquisition of the concessions in Poland, the later acquisition of Danube, which holds concessions in Slovakia, the acquisition of EG and the Yakutia Concession, Ukrainian joint ventures, the acquisition of control of Big Horn Resources, the participation in the British Columbia project, the participation of RWE-DEA in the Ukraine, and the negotiations regarding the participation of National Power, VEW, EEG, Polish Oil and Gas in the matter relating to the proposed power plant in western Poland.
  From time to time, the Rauballs, principally Wolfgang Rauball, have also arranged for equity and debt financing for the Company through parties with whom they have previous business and personal
 relationships and have made loans to the Company.   Dr. Reinhard
 Rauball resigned from all of his positions with the Company on February 18, 1999. Mr. Wolfgang Rauball resigned from all position he has held with the Company and its subsidiaries on June 30, 1999.

 EXECUTIVE COMPENSATION

 The compensation of the Company's chief executive officer and the other executive officers of the Company whose total cash compensation for the 1998 fiscal year exceeded $100,000 (the "Named Officers") is shown on the following pages in two tables and discussed in a compensation report of the Board of Directors.

 SUMMARY COMPENSATION TABLE
 The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers.

                                                                  Long-Term Compensation
                                                             -------------------------------
                                           Annual Compensation           Awards      Payouts
                                       ----------------------------   -------------  -------
                                                             Other    Restri-                 All
                                                             Annual   cted     Opt-     LTI  Other
                                                             Compen-  Stock    ions/    Pay   Compen-
Name and Principal                      Salary       Bonus   sation   Awards   SARs     outs  sation
     Position                   Year      ($)          ($)     ($)     ($)     (#)     ($)     ($)
-------------------             ----    --------       ---     ---     ---     ---     ---     ---

Paul Hinterthur (1)             1998    $200,003        0       0       0       0       0       0
President, CEO and              1997     294,100        0       0       0       0       0       0
 Director                       1996      27,000        0       0       0     200,000   0       0

Reinhard Rauball, (2)           1998    $245,000        0       0       0       0       0       0
Chairman of the                 1997     874,120 (3)    0       0       0       0       0       0
Board and Director              1996      33,000        0       0       0     250,000   0       0

Hank Blankenstein,              1998    $198,462        0       0       0       0       0       0
Vice President and              1997     300,000        0       0       0       0       0       0
Treasurer                       1996      84,000        0       0       0    200,000    0       0


 (1)  Paul Hinterthur died in May 1999.

 (2) Dr. Rauball resigned as Chairman of the Board and as a director effective February 18, 1999.

 (3) Dr. Rauball was paid for services rendered to the Company, that had not been reimbursed to him, beginning in August of 1994 to the present.

 OPTION GRANTS IN LAST FISCAL YEAR

 The Company did not grant to Named Officers any options to acquire shares of Common Stock during 1998. The Company has not granted any stock appreciation rights to the Named Officers.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND YEAR END
 OPTION VALUES

 The following table sets forth the number of unexercised options to acquire shares of Common Stock held on December 31, 1998 and the aggregate value of such options held by the Named Officers. The Named Officers did not exercise options to acquire shares of Common Stock during 1998. As of December 31, 1998, the Company had not granted any stock appreciation rights to any of the Named Officers.

                                             Unexer-                  Unexer-
         Name                 Exercisable    cisable    Exercisable   cisable
 --------------------      ---------------   ---------  -----------   -------
 Paul Hinterthur (1)            200,000              -    $12,500           -

 Reinhard Rauball               250,000              -     15,625           -

 Hank Blankenstein              200,000              -     12,500           -

 (1)  Paul Hinterthur died in May 1999.

 (2) Reflects the difference between the exercise price of the unexercised options and the market value of shares of Common Stock of December 31, 1998. The last transaction of the Common Stock on December 31, 1998, the last trading date of the Company's fiscal year, was $1.5469 per share.

 EXECUTIVE EMPLOYMENT AND CONSULTING ARRANGEMENTS

 The Company has relied heavily on consultants to identify potential projects, to negotiate the terms of acquisitions, to develop relationships with governmental regulators and industry partners, and to complete business and financing transactions. As a result of services in these areas, the Company paid $600,000 in 1998, $1,260,253 in 1997 and $479,166 in 1996 to Wolfgang Rauball,
 the brother of Reinhard Rauball, the former Chairman of the Board of the Company. The Company did not make any payments to Wolfgang Rauball in 1995. The Company also paid $509,467 in 1997, and $449,600 in 1996 to Armando Ulrich. The Company also paid $240,000 in 1998, and $273,113 during 1997 to Andrew K. Andraczke, a key employee in Poland who does not perform executive level functions. If the Company does not continue to make significant acquisitions and as revenues are developed, the Company anticipates that it will rely more on the services of employees and the amounts paid to consultants will be reduced.

 COMPENSATION OF DIRECTORS

 The Company compensated its outside directors for service on the Board of Directors by payment of a monthly fee of $5,000 and reimbursement of expenses incurred in attending board meetings. This has been reduced to $2500 per month beginning in 1999. The Company does not separately compensate its board members who are also employees of the Company for their service on the board.

 COMPENSATION REPORT OF THE BOARD OF DIRECTORS

 General.

 Management compensation is overseen by the Board of Directors.
 For the year ended December 31, 1998, the Board had not appointed an independent compensation committee. As of December 31, 1998, the Board of Directors consisted of two members of executive management, Paul Hinterthur and Hank Blankenstein, and two outside directors who are not employees of the Company. In July 1999, the Board established a compensation committee comprised of Dr. Gregory P. Fontana, Dr. Hans Fischer and Rudolph Heinz. The following compensation report was prepared by the members of the Board serving as of March 31, 1999.

 Compensation Objectives.

 In determining the amount of compensation for the Company's executive officers, the Board of Directors is guided by several factors. Because the Company has very few employees, compensation practices are flexible in response to the needs and talents of the individual officer and are geared toward rewarding contributions that enhance shareholder value. Historically, the Company has compensated senior management based on the perceived contribution to the development of the Company's operations. This compensation has consisted principally of salaries believed to reflect the contributions of the respective officers. In addition, because the Company has only recently begun to generate revenues from operations and has attempted to preserve capital for development of the Company's business and operations, the Company has used stock options as a form of compensation for executive officers. The use of stock options is designed to align the interests of the executive officers with the long-term interests of the Company and to attract and retain talented employees who can enhance the Company's value. Although certain members of the Board of Directors are also executive officers, none participates in the determination of his own compensation.

 Compensation Components.

 The Company's compensation of its executive officers consists of three components: base salary, bonuses and long-term incentive awards in the form of stock options. The Board of Directors establishes base salaries based primarily on its objective judgment, taking into consideration both qualitative and quantitative factors. Among the factors considered by the Board are: (i) the qualifications and performance of each executive officer; (ii) the performance of the Company as measured by such factors as development activities and increased shareholder value;
 (iii) salaries provided by other companies inside and outside the industry that are the comparable size and at a similar stage of development, to the extent known; and (iv) the capital position and needs of the Company. The Board of Directors does not assign any specific weights to these factors in determining salaries. It does, however, attempt to maintain base salaries as low as possible, consistent with the needs and status of the executive officers, in order to preserve capital for future growth and development.

 From time to time, the Company may also compensate its executive officers in the form of bonuses. Because the Company is presently in the early stage of its development and does not have a history of earnings per share, net income, or other conventional data to use as a benchmark for determining the amount or existence of bonus awards, any bonuses granted by the Board of Directors in the near term will be based upon its subjective evaluation of each individual's contribution to the Company. In some cases, however, bonuses payable to executive officers may be tied to specific criteria identified at the time of engagement. For the years ended December 31, 1996, 1997 and 1998, the Board of Directors did not pay bonuses to any executive officers. The Board's action was based on its conclusion that, despite the superior personal performance of the executive officers, no cash incentive bonuses should be awarded due to the Board's desire to preserve capital for future growth and development.

 The third component of the Company's compensation structure consists of the grant of stock options to compensate executive officers and other key employees. In 1996, the Company adopted the 1996 Stock Option and Award Plan, which is designed to give each option holder an interest in preserving and maximizing shareholder value in the long term, to reward option holders for past performance and to give option holders the incentive to remain with the Company over an extended period. Individual grants are determined on the basis of the Board's assessment of an individual's current and expected future performance, level of responsibilities, and the importance of his or her position with, and contribution to, the Company. In the year ended December 31, 1996, the Board awarded options to purchase 200,000 shares of Common Stock, 250,000 shares of Common Stock and 200,000 shares of Common Stock to Mr. Hinterthur, Dr. Rauball and Mr. Blankenstein, respectively.


 Chief Executive Compensation.

 Based upon the Board's subjective impression of the salaries of presidents or chief executive officers of similarly situated companies (both in and outside the industry), the Company's progress in developing its interests, properties and operations and exploiting its assets and the Board's subjective assessment of the contributions of Mr. Hinterthur, the Board of Directors determined to pay Mr. Hinterthur a base salary of approximately $200,000 for the year ended December 31, 1998. Consistent with the Board's desire to preserve capital for future growth and development, the Board elected not to pay a bonus to Mr. Hinterthur or any other executive officer for the 1998 fiscal year. The Board did not grant any options under the stock option plan during the 1998 fiscal year to Mr. Hinterthur or any other executive officer. Mr. Hinterthur passed away in May 1999.

 Use of Consultants.

 The Company anticipates that it will continue to rely on both executive management and outside consultants in connection with the acquisition of additional projects and the initial development of existing projects. However, the Company anticipates that if it is able to establish ongoing revenues from production, it will retain management personnel as employees of the Company and compensate them on a salary basis, based on comparable compensation packages offered by employers within the Company's general industry and geographical area.



                   Respectfully submitted as of March 31, 1999,

                   Paul Hinterthur
                   Hank Blankenstein
                   Dr. Gregory P. Fontana
                   Dr. Hans Fischer

 Performance Graph

 The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning August 3, 1994 (the date the Common Stock was first quoted in the over-the-counter market) and ending December 31, 1998, as well as the cumulative total return for the NASDAQ Composite Index and the Howard Weil, Blumberg Oilfield Service and Manufacturing Index. The Peer Group Index is a price-weighted composite index comprised of the cumulative shareholder return for forty-seven companies involved in oilfield services.

 The performance graph assumes that $100 was invested at the market close on August 3, 1994 and that dividends, if any, were reinvested for all companies, including those on the NASDAQ
 Composite Index and the Peer Group Index.

 [GRAPH]

    Total Return Analysis        8/3/94   13/30/94  12/29/95  12/31/96  12/31/97    12/31/98
    ---------------------       --------  --------  --------  --------  ----------  --------
    EuroGas                     $ 100.00  $ 703.13  $ 364.58  $ 846.36  $ 1,406.25  $ 325.52
    HW BBG Oilfield Svc. &      $ 100.00  $  93.76  $ 137.19  $ 221.87  $   337.53  $ 168.26
    Nasdaq Composite            $ 100.00  $ 103.90  $ 146.48  $ 180.22  $   220.13  $ 308.60
    ----------------------------------------------------------------------------------------

     The figures for EuroGas reflect a 24-1 reverse stock split of its common shares effective 9/6/94.

 Security Ownership of Certain Beneficial Owners and Management

 The following table sets forth, as of November 24, 1999, information with respect to Common Stock owned beneficially by each Director, by the Named Officers, by all Officers and Directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

Name of Person or Group (1)     Common Stock      Options(2)      Percent(3)
---------------------------     ------------      ----------      ----------

Principal Shareholder:

Finance Credit and              2,175,833         2,220,000       4.9%
Development Corporation
"Chateau Amiral"
Bloc B-42, Boulevard
d'Italic
MC 9800 Monaco

Officers, Directors, and
 Controlling Persons:

 Karl Arleth                            -         1,000,000        1.2%

 Dr Greogry P. Fontana                  -           100,000          *

 Dr Hans Fischer                        -           100,000          *

 Hank Blankenstein                      -           200,000          *

 Rudolph Heinz                          -                 -          -
                                ---------         ---------       ----
All Officers and Directors
 as a Group (5 Persons)                 -         1,400,000        1.6%

    _________________________
       *    Represents less than 1% of the issued and outstanding
       Common Stock.

       (1) Except as otherwise indicated, to the best knowledge of the Company, all stock is owned beneficially and of record by the listed shareholder, and each shareholder has sole voting and investment power.

       (2) Represents options exercisable within 60 days of December 13, 1999 held by such individual or entity.

       (3) The percentage indicated represents the number of shares of Common Stock and options exercisable within 60 days held by the indicated shareholder divided by the sum of
       (a) the number of shares subject to options exercisable by such shareholder within 60 days and (b) 86,830,838, which is the number of shares of Common Stock issued and outstanding as of December 13, 1999.

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
 SECURITIES ACT LIABILITIES

 The Articles of Incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Utah corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Utah Revised Business Corporation Act. Such indemnification could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is therefore unenforceable.

                    INDEX TO FINANCIAL STATEMENTS


                                                                        Page
  1.   EuroGas, Inc. and Subsidiaries

       Report of Independent Certified Public
       Accountants . . . . . . . . . . . . . . . . . . . . . .  . . . . F-2

       Consolidated Balance Sheets-September 30, 1999
       (Unaudited) and December 31, 1998 and 1997 . . . . . . . . . . . F-3

       Consolidated Statements of Operations for the
       Nine Months Ended September 30, 1999 and 1998 (Unaudited),
       and for the Years Ended December 31, 1998, 1997 and 1996 . . . . F-4

       Consolidated Statements of Stockholders' Equity
       (Deficit) for the Years Ended December 31, 1996, 1997
       and 1998 and for the Nine Months Ended September 30, 1999
       (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . F-5

       Consolidated Statements of Cash Flows for the Nine Months
       Ended September 30, 1999 and 1998 (Unaudited), and for the
       Years Ended December 31, 1998, 1997 and 1996 . . . . . . . . . . F-7

       Notes to Consolidated Financial Statements . . . . . . . . . . . F-9

       Supplemental Information on Oil and Gas Producing
       Activities (Unaudited) . . . . . . . . . . . . . . . . . . . . . F-27


  2.   Unaudited Pro Forma Condensed Consolidated Financial Statement

       Unaudited Pro Forma Condensed Consolidated Statement
       of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . F-30

       Unaudited Pro Forma Condensed Consolidated Statement of
       Operations for the Year Ended December 31, 1998. . . . . . . . . F-31

       Notes to the Unaudited Pro Forma Condensed Consolidated
       Statement of  Operations . . . . . . . . . . . . . . . . . . . . F-32


  3.   Big Horn Resources Ltd.

       Auditors' Report to the Directors. . . . . . . . . . . . . . . . F-33

       Consolidated Balance Sheets--December 31, 1998 and 1997. . . . . F-34

       Consolidated Statements of Earnings and Deficit
       for the Years Ended December 31, 1998 and 1997 . . . . . . . . . F-35

       Consolidated Statements of Changes in Financial Position
       for the Years Ended December 31, 1998 and 1997 . . . . . . . . . F-36

       Notes to Consolidated Financial Statements for the Years
       Ended December 31, 1998 and 1997 . . . . . . . . . . . . . . . . F-37

  HANSEN, BARNETT & MAXWELL
  A Professional Corporation
 CERTIFIED PUBLIC ACCOUNTANTS

                                                      (801) 532-2200
    Member of AICPA Division of Firms               Fax (801) 532-7944
          Member of SECPS                      345 East 300 South, Suite 200
Member of Summit International Associates     Salt Lake City, Utah 84111-2693


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the Shareholders
EuroGas, Inc.

We have audited the accompanying consolidated balance sheets of EuroGas, Inc., a Utah corporation, and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EuroGas, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 31, 1999

                        EUROGAS, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                           September 30,          December 31,
                                                1999          1998          1997
                                            ------------  ------------  ------------
                                            (Unaudited)
                                    ASSETS
Current Assets
 Cash and cash equivalents . . . . . . . . .$  2,070,092  $  7,489,510  $ 17,247,667
 Investment in securities available-for-sale     708,117     1,088,488            -
 Trade accounts receivable . . . . . . . . .   1,689,146     1,107,508            -
 Value added tax receivables . . . . . . . .     392,054       431,235       173,691
 Receivable from joint venture partners. . .   2,455,695     2,293,048            -
 Receivable from related party . . . . . . .          -        200,000            -
 Other receivables . . . . . . . . . . . . .     712,986       788,291            -
 Other current assets. . . . . . . . . . . .     288,787       120,176        29,370
                                            ------------  ------------  ------------
    Total Current Assets . . . . . . . . . .   8,316,877    13,518,256    17,450,728
                                            ------------  ------------  ------------
Property and Equipment - Full Cost Accounting
 Oil and gas properties subject to
  amortization . . . . . . . . . . . . . . .  18,890,849    17,008,936            -
 Oil and gas properties not subject
  to amortization. . . . . . . . . . . . . .  34,974,970    33,817,752    22,723,660
 Other mineral interest property . . . . . .     167,814       167,814            -
 Other property and equipment. . . . . . . .     849,585       580,868     1,010,772
                                            ------------  ------------  ------------
    Total Property and Equipment . . . . . .  54,883,218    51,575,370    23,734,432
 Less: accumulated depletion depreciation
  and amortization . . . . . . . . . . . . .  (1,748,830)     (307,054)     (767,177)
                                            ------------  ------------  ------------
    Net Property and Equipment . . . . . . .  53,134,388    51,268,316    22,967,255
                                            ------------  ------------  ------------
Other Assets . . . . . . . . . . . . . . . .     697,653       547,815       336,560
                                            ------------  ------------  ------------
Total Assets . . . . . . . . . . . . . . . .$ 62,148,918  $ 65,334,387  $ 40,754,543
                                            ============  ============  ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
 Accounts payable. . . . . . . . . . . . . .$  3,769,834   $ 4,060,125  $  1,532,949
 Accrued liabilities . . . . . . . . . . . .   4,897,213     2,618,014     3,420,042
 Accrued income taxes  . . . . . . . . . . .     915,191       870,836       753,306
 Notes payable - current portion . . . . . .   5,255,570     4,226,739     1,107,944
 Notes payable to related parties. . . . . .   1,261,194     1,182,124     1,270,547
                                            ------------  ------------  ------------
  Total Current Liabilities. . . . . . . . .  16,099,002    12,957,838     8,084,788

Long-Term Liabilities                       ------------  ------------  ------------
 Notes payable . . . . . . . . . . . . . . .          -      1,788,294     2,246,773
 Notes payable to related parties. . . . . .          -             -        911,016
                                            ------------  ------------  ------------
    Total Long-Term Liabilities. . . . . . .          -      1,788,294     3,157,789
                                            ------------  ------------  ------------
Minority Interest. . . . . . . . . . . . . .   3,330,236     2,865,376            -
                                            ------------  ------------  ------------
Stockholders' Equity
 Preferred stock - $0.001 par value;
  5,000,000 shares authorized; issued
  and outstanding: September 30, 1999 -
  2,392,229 shares (unaudited), December
  31, 1998 - 2,393,728 shares, December
  31, 1997 - 2,392,228 shares;
  liquidation preference: September 30,
  1999 - $710,626(unaudited), December
  31, 1998 - $1,999,197. . . . . . . . . . .       2,392         2,394         2,392
 Common stock - $0.001 par value;
  325,000,000 shares authorized; issued
  and outstanding: September 30, 1999 -
  86,830,838 shares (unaudited), December
  31, 1998 - 76,254,630 shares, December
  31, 1997- 62,283,934 shares. . . . . . . .      86,831        76,255        62,284
 Additional paid-in capital. . . . . . . . . 101,507,263    94,563,961    61,659,345
 Accumulated deficit . . . . . . . . . . . . (56,213,802)  (46,082,787)  (32,197,306)
 Accumulated other comprehensive loss  . . .  (2,663,004)     (836,944)      (14,749)
                                            ------------  ------------  ------------
  Total Stockholders' Equity . . . . . . . .  42,719,680    47,722,879    29,511,966
                                            ------------  ------------  ------------
Total Liabilities and Stockholders'
 Equity  . . . . . . . . . . . . . . . . . .$ 62,148,918  $ 65,334,387  $ 40,754,543
                                            ============  ============  ============

The accompanying notes are an integral part of these financial statements.

                                    F-3

                        EUROGAS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                       For the Nine Months
                                       Ended September 30,         For the Years Ended December 31,
                                    --------------------------  ----------------------------------------
                                       1999           1998          1998         1997           1996
                                    ------------  ------------  ------------  ------------  ------------
                                    (Unaudited)  (Unaudited)
Oil and Gas Sales. . . . . . . . . .$  3,326,629  $         -   $    879,404  $         -   $         -
                                    ------------  ------------  ------------  ------------  ------------
Costs and Operating Expenses
 Oil and gas production. . . . . . .     990,539            -        305,009            -             -
 Impairment of mineral interests
  and equipment. . . . . . . . . . .          -             -      3,512,792     1,972,612            -
 Depreciation, depletion,  and
  amortization . . . . . . . . . . .   1,428,166        19,066       293,955        25,637       132,459
 General and administrative. . . . .   7,913,770     6,205,134     7,804,401     6,716,365     4,739,380
                                    ------------  ------------  ------------  ------------  ------------
    Total Costs and Operating
      Expenses . . . . . . . . . . .  10,332,475     6,224,200    11,916,157     8,714,614     4,871,839
                                    ------------  ------------  ------------  ------------  ------------
Other Income (Expenses)
 Interest income . . . . . . . . . .     190,051       857,615       593,570       517,845        18,588
 Foreign exchange net gains (losses)     108,492       (67,507)     (130,419)      331,837      (401,141)
 Interest expense. . . . . . . . . .    (405,731)     (286,128)     (465,371)   (3,680,090)   (1,057,039)
 Loss on sale and impairment
  of securities. . . . . . . . . . .  (1,637,694)           -             -             -             -
 Minority interest in income
  of subsidiary. . . . . . . . . . .    (348,608)           -       (137,983)           -             -
 Other income. . . . . . . . . . . .          -             -        152,776        43,123        48,840
                                    ------------  ------------  ------------  ------------  ------------
    Total Other Income (Expense) . .  (2,093,490)      503,980        12,573    (2,787,285)   (1,390,752)
                                    ------------  ------------  ------------  ------------  ------------
Net Loss . . . . . . . . . . . . . .  (9,099,336)   (5,720,220)  (11,024,180)  (11,501,899)   (6,262,591)

Preferred Dividends. . . . . . . . .  (1,031,679)     (210,349)   (2,861,301)     (423,530)     (150,592)
                                    ------------  ------------  ------------  ------------  ------------
Loss Applicable to Common Shares . .$(10,131,015) $ (5,930,569) $(13,885,481) $(11,925,429) $ (6,413,183)
                                    ============  ============  ============  ============  ============
Basic and Diluted Loss Per
 Common Share. . . . . . . . . . . .$      (0.12) $      (0.09) $      (0.22) $      (0.22) $      (0.16)
                                    ============  ============  ============  ============  ============
Weighted Average Number of Common
 Shares Used In Per Share
 Calculation . . . . . . . . . . . .  82,182,414    63,918,059    64,129,062    54,705,726    41,059,000
                                    ============  ============  ============  ============  ============

The accompanying notes are an integral part of these financial statements.

                                   F-4

                        EUROGAS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                   Accumulated        Total
                              Preferred Stock          Common Stock         Additional                    Other     Stockholders'
                           ----------------------  -----------------------    Paid-in     Accumulated   Comprehen-     Equity
                             Shares      Amount      Shares       Amount      Capital       Deficit     sive Loss     (Deficit)
                           ----------  ----------  -----------  ----------  ------------  ------------  ----------  ------------
BALANCE - December
 31, 1995. . . . . . . . .  2,391,968  $    2,392   32,974,033  $   32,974  $ 10,895,071  $(13,858,694) $  (14,749) $ (2,943,006)
                                                                                                                    ------------
Net loss . . . . . . . . .         -           -            -           -             -     (6,262,591)         -     (6,262,591)
Dividends on preferred
 shares. . . . . . . . . .         -           -            -           -             -       (150,592)         -       (150,592)
                                                                                                                    ------------
COMPREHENSIVE LOSS                                                                                                    (6,413,183)
Issuance for cash. . . . .         -           -        18,912          19         6,789            -           -          6,808
Issuance upon conversion
 of debentures . . . . . .         -           -     1,128,917       1,129     3,340,621            -           -      3,341,750
Issuance as settlement
 costs . . . . . . . . . .         -           -        22,000          22       100,678            -           -        100,700
Issuance of 1996 Series
 preferred and common for
 purchase of subsidiary. .  1,250,000       1,250   15,000,000      15,000       499,763            -           -        516,013
                           ----------  ----------  -----------  ----------  ------------  ------------  ----------  ------------
BALANCE - December 31,
 1996. . . . . . . . . . .  3,641,968       3,642   49,143,862      49,144    14,842,922   (20,271,877)    (14,749)   (5,390,918)
                                                                                                                    ------------
Net loss . . . . . . . . .         -           -            -           -             -    (11,501,899)         -    (11,501,899)
Dividends on preferred shares      -           -            -           -             -       (423,530)         -       (423,530)
                                                                                                                    ------------
COMPREHENSIVE LOSS . . . .
                                                                                           (11,925,429)
                                                                                          ------------
Issuance of common stock and
 2,200,000 options for cash,
 net of $75,000 offering
 costs . . . . . . . . . .         -           -     4,929,999       4,930    20,170,070            -           -     20,175,000
Conversion of notes payable
 and related interest. . .         -           -     2,646,907       2,647    10,945,344            -           -     10,947,991
Issuance for cash, net of
 $1,750,000 offering costs     15,000          15       50,000          50    13,249,935            -           -     13,250,000
Options granted in connection
 with acquisition of OMV
 (Jakutien) Exploration
 GmbH. . . . . . . . . . .         -           -            -           -      1,150,000            -           -      1,150,000
Conversion of 1996 Series
 preferred shares and
 related accrued dividends (1,250,000)     (1,250)   2,500,001       2,500        71,524            -           -         72,774
Conversion of 1997 Series
 preferred shares and
 related dividends . . . .    (14,740)        (15)   2,763,165       2,763       229,800            -           -        232,548
Issuance to acquire minority
 interest in subsidiary. .         -           -       250,000         250       999,750            -           -      1,000,000
                           ----------  ----------  -----------  ----------  ------------  ------------  ----------  ------------
BALANCE - December 31,
 1997. . . . . . . . . . .  2,392,228       2,392   62,283,934      62,284    61,659,345   (32,197,306)    (14,749)   29,511,966
                                                                                                                    ------------
Net loss . . . . . . . . .         -           -            -           -             -    (11,024,180)         -    (11,024,180)
Dividends on preferred
 shares. . . . . . . . . .         -           -            -           -             -     (2,861,301)         -       (311,301)
Net change in unrealized
 losses on securities. . .         -           -            -           -             -             -     (379,266)     (379,266)
Translation adjustments. .         -           -            -           -             -             -     (442,929)     (442,929)
                                                                                                                    ------------
COMPREHENSIVE LOSS . . . .                                                                                           (12,157,676)
Issuance of 1998 Series
 preferred shares for cash,
 net of $1,275,005 offering
 costs . . . . . . . . . .     17,000          18       50,000          50    15,724,927            -           -     15,724,995
Beneficial conversion feature
 of 1998 Series preferred
 shares. . . . . . . . . .         -           -            -           -      2,550,000             -           -      2,550,000
Conversion of 1998 Series
 preferred shares and
 related dividends . . . .    (15,500)        (16)   8,860,196       8,860       156,163            -           -        165,007
Issuance for financing and
 other services. . . . . .         -           -        60,500          61       226,064            -           -        226,125
Issuance upon exercise of
 stock options for cash. .         -           -       100,000         100       149,900            -           -        150,000
Issuance of stock and
 warrants for oil and gas
 property interests. . . .         -           -     4,900,000       4,900    14,097,562            -           -     14,102,462
                           ----------  ----------  -----------  ----------  ------------  ------------  ----------  ------------
BALANCE - December 31,
 1998. . . . . . . . . . .  2,393,728  $    2,394   76,254,630  $   76,255  $ 94,563,961  $(46,082,787) $ (836,944) $ 47,722,879
                           ==========  ==========  ===========  ==========  ============  ============  ==========  ============
                                                                                                                    (Continued)

The accompanying notes are an integral part of these financial statements.

                                    F-5

                        EUROGAS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (CONTINUED)

                                                                                                       Accumulated      Total
                              Preferred Stock          Common Stock         Additional                    Other     Stockholders'
                           ----------------------  -----------------------    Paid-in     Accumulated    Comprehen-     Equity
                             Shares      Amount      Shares       Amount      Capital       Deficit    sive Loss (1)     (Deficit)
                           ----------  ----------  -----------  ----------  ------------  ------------  -----------  ------------
BALANCE - December 31,
 1998. . . . . . . . . . .  2,393,728  $    2,394   76,254,630  $   76,255  $ 94,563,961  $(46,082,787) $  (836,944) $ 47,722,879
                                                                                                                     ------------
Net loss (unaudited) . . .         -           -            -           -             -     (9,099,336)          -     (9,099,336)
Dividends on preferred shares
 (unaudited) . . . . . . .         -           -            -           -             -     (1,031,679)          -     (1,031,679)
Net change in unrealized
 losses on securities
 (unaudited) . . . . . . .         -           -            -           -             -             -    (1,976,514)   (1,976,514)
Reclassification adjustment
 for realized losses on
 securities included in
 net loss. . . . . . . . .         -           -            -           -             -             -     1,637,694     1,637,694
Translation adjustments
 (unaudited) . . . . . . .         -           -            -           -             -             -    (1,487,240)   (1,487,240)
COMPREHENSIVE LOSS (unaudited)                                                                                        (11,957,075)
                                                                                                                     ------------
Issuance of Series B 1998
 preferred stock for proceeds
 of $6,500,000 less $487,500
 in issuance costs
 (unaudited) . . . . . . .      6,500           6           -           -      6,012,494            -            -      6,012,500
Beneficial Conversion feature
 of 1998 Series preferred
 shares (unaudited). . . .         -           -            -           -        901,875            -            -        901,875
Conversion of Series B
 preferred stock plus accrued
 dividends of 49,729 shares,
 or $39,501 for the nine
 months ended September 30,
 1999 (unaudited). . . . .     (7,910)         (8)  10,576,208     10,576         28,933            -            -         39,501
                           ----------  ----------  -----------  ---------  -------------  ------------  -----------  ------------
BALANCE - September 30, 1999
 (Unaudited) . . . . . . .  2,392,318  $    2,392   86,830,838  $  86,831  $ 101,507,263  $(56,213,802) $(2,663,004) $ 42,719,680
                           ==========  ==========  ===========  =========  =============  ============  ===========  ============

(1) Accumulated other comprehensive loss consisted of the following:

                                                                       December 30,
                                                   September 30,  ----------------------
                                                      1999          1998           1997
                                                   -------------  ----------  ----------
                                                    (Unaudited)
Cumulative translation adjustments                  $(1,944,918)  $(457,678)  $ (14,749)
Unrealized loss on investment in securities-
  available-for sale                                   (718,086)   (379,266)         -
                                                    -----------   ---------   ---------
Accumulated Other Comprehensive Loss                $(2,663,004)  $(836,944)  $ (14,749)
                                                    ===========   =========   =========

[FN]
The accompanying notes are an integral part of these financial statements.

                                      F-6

                         EUROGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the Nine Months
                                          Ended September 30,          For the Years Ended December 31,
                                       --------------------------  ----------------------------------------
                                           1999          1998          1998          1997          1996
                                       ------------  ------------  ------------  ------------  ------------
                                       (Unaudited)   (Unaudited)
 Cash Flows From Operating Activities
  Net loss. . . . . . . . . . . . . .  $ (9,099,336) $ (5,720,220) $(11,024,180) $(11,501,899) $ (6,262,591)
  Adjustments to reconcile net loss
   to cash provided by operating
   activities:
    Impairment of mineral interests
     and equipment. . . . . . . . . .            -             -      3,512,792     1,972,612            -
    Depreciation, depletion, and
     amortization . . . . . . . . . .     1,397,073        19,066       293,955        25,637        132,458
    Expenses paid by issuance of
     notes payable. . . . . . . . . .            -             -             -      1,321,295             -
    Compensation paid by issuance of
     common stock . . . . . . . . . .            -             -        226,125            -         351,808
    Minority interest in income
     of subsidiary. . . . . . . . . .       348,608            -        137,983            -              -
    Loss on sale of securities
     available-for-sale . . . . . . .     1,637,694            -             -             -              -
    Exchange (gain) loss. . . . . . .      (108,492)       67,507       113,294      (331,837)      (401,141)
   Changes in assets and liabilities,
    net of acquisitions:
      Trade receivables . . . . . . .      (534,686)     (365,360)      (72,121)           -              -
      Other receivables . . . . . . .      (558,384)           -       (491,783)       26,510        (97,595)
      Prepaid expenses. . . . . . . .      (180,158)     (118,133)           -             -              -
      Accounts payable. . . . . . . .       556,814      (621,443)     (734,515)    1,814,545       (210,990)
      Accrued liabilities . . . . . .     1,689,853      (202,161)     (812,107)    3,271,804      2,468,676
      Other . . . . . . . . . . . . .            -         30,213      (115,783)      156,451         33,903
                                       ------------  ------------  ------------  ------------  -------------
   Net Cash Used in Operating
     Activities . . . . . . . . . . .    (4,851,014)   (6,910,531)   (8,966,340)   (3,244,882)    (3,985,472)
                                       ------------  ------------  ------------  ------------  -------------
 Cash Flows From Investing Activities
  Purchases of mineral interests,
   property and equipment . . . . . .    (4,622,749)   (4,130,785)   (9,087,686)   (5,391,567)    (3,368,342)
  Proceeds from sale of interest
   in gas property. . . . . . . . . .            -             -             -        501,646             -
  Acquisition of subsidiaries,
   net of cash acquired . . . . . . .            -             -     (2,159,363)   (6,314,287)       181,743
  Increase in deposits and prepayments.    (199,446)     (308,290)     (168,575)           -        (540,000)
  Investment in securities
   available-for-sale . . . . . . . .    (1,696,700)   (1,408,200)   (1,467,754)           -              -
  Proceeds from sale of securities
   available-for-sale . . . . . . . .       100,557            -             -             -              -
                                       ------------  ------------  ------------  ------------  -------------
   Net Cash Used In Investing
     Activities . . . . . . . . . . .    (6,418,338)   (5,847,275)  (12,883,378)  (11,204,208)    (3,726,599)
                                       ------------  ------------  ------------  ------------  -------------
 Cash Flows From Financing Activities
  Proceeds from issuance of notes payable to
   related parties. . . . . . . . . .       429,070            -             -        339,191      4,542,487
  Principal payments on notes payable to
   related parties. . . . . . . . . .      (150,000)   (2,097,556)     (999,439)     (905,866)    (1,002,026)
  Proceeds from issuance of notes
   payable. . . . . . . . . . . . . .       184,742            -             -      1,135,729      4,846,995
  Principal payments on notes
   payable. . . . . . . . . . . . . .      (482,489)   (2,855,384)   (3,192,109)   (2,707,551)       (80,123)
  Proceeds from issuance of common
   stock, net of offering costs . . .            -     12,637,500       150,000    20,175,000          6,808
  Proceeds from issuance of preferred
   stock, net of offering costs . . .     6,012,500            -     15,724,995    13,250,000             -
  Dividends paid on preferred stock .            -       (260,141)     (260,139)           -        (120,000)
  Proceeds from issuance of
   common stock by subsidiary . . . .            -             -        592,568            -              -
                                       ------------  ------------  ------------  ------------  -------------
    Net Cash Provided By Financing
     Activities . . . . . . . . . . .     5,993,823     7,424,419    12,015,876    31,286,503      8,194,141
                                       ------------  ------------  ------------  ------------  -------------
 Effect of Exchange Rate Changes on
  Cash and Cash Equivalents . . . . .      (143,889)      148,202        75,685      (232,351)        88,323
                                       ------------  ------------  ------------  ------------  -------------
 Net Increase (Decrease) in Cash
  and Cash Equivalents. . . . . . . .    (5,419,418)   (5,185,185)   (9,758,157)   16,605,062        570,393

 Cash and Equivalents at Beginning
  of Period . . . . . . . . . . . . .     7,489,510    17,247,667    17,247,667       642,605         72,212
                                       ------------  ------------  ------------  ------------  -------------
 Cash and Equivalents at End of
  Period. . . . . . . . . . . . . . .  $  2,070,092  $ 12,062,482  $  7,489,510  $ 17,247,667  $     642,605
                                       ============  ============  ============  ============  =============
                                                                                                (Continued)

 The accompanying notes are an integral part of these financial statements.

                                  F-7

                    EUROGAS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                          For the Nine Months
                                          Ended September 30,          For the Years Ended December 31,
                                       --------------------------  ----------------------------------------
                                           1999          1998          1998          1997          1996
                                       ------------  ------------  ------------  ------------  ------------
                                       (Unaudited)   (Unaudited)

 Supplemental Disclosure of Cash Flow Information
  Cash paid for interest. . . . . . .  $    255,847  $    300,557  $    485,157  $    362,622  $     97,162
  Cash paid for income taxes. . . . .            -             -             -             -             -

 Supplemental Schedule of Noncash
  Investing and Financing Activities
   Assigned notes receivable in
    satisfaction of notes payable . .  $    600,000  $         -   $         -   $         -   $         -
  Preferred stock issued for
    beneficial conversion feature . .       901,875            -      2,550,000            -             -
  Common stock and stock options
   issued to acquire property . . . .            -      7,584,000    14,102,462            -             -
  Common stock issued upon conversion
   of notes payable and accrued
   interest . . . . . . . . . . . . .            -             -             -     10,947,991     4,091,750
  Common stock issued as payment of
   preferred dividends. . . . . . . .        39,502        48,961       165,008       305,322            -
  Common stock issued to acquire
   minority interest in subsidiary. .            -             -             -      1,000,000            -

 Cash paid in connection with
  business acquisitions:
   Fair value of assets acquired. . .  $         -   $         -   $ 11,923,200  $  7,506,621  $  4,999,405
   Excess property cost over
    fair value. . . . . . . . . . . .            -             -      3,512,792            -             -
   Liabilities assumed and incurred .            -             -     (7,484,675)      (28,317)     (433,392)
   Obligation to sellers. . . . . . .            -             -             -             -     (2,500,000)
   Minority interest recognized . . .            -             -     (2,112,348)           -       (950,000)
   Common stock issued. . . . . . . .            -             -             -             -       (516,013)
   Stock options granted. . . . . . .            -             -             -     (1,150,000)           -
                                       ------------  ------------  ------------  ------------  ------------
      Cash paid . . . . . . . . . . .            -             -      5,838,969     6,328,304       600,000
  Less cash acquired. . . . . . . . .            -             -     (3,679,606)      (14,017)     (781,743)
                                       ------------  ------------  ------------  ------------  ------------
    Net Cash Paid (Received). . . . .  $         -   $         -   $  2,159,363  $  6,314,287  $   (181,743)
                                       ============  ============  ============  ============  ============

The accompanying notes are an integral part of these financial statements.

                                F-8

                         EUROGAS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Information With Respect to September 30, 1999 and for the Nine Months
                Ended September 30, 1999 and 1998 is Unaudited)

 NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF OPERATIONS - EuroGas, Inc. and its subsidiaries ("EuroGas" or the "Company") are engaged primarily in the evaluation, acquisition, exploration and disposition of mineral interests, and rights to exploit oil, natural gas, coal bed methane gas and other minerals. EuroGas has also begun efforts to participate in the development of co-generation (power and heat) projects. EuroGas is in various stages of identifying industry partners, farming out exploration rights, undertaking exploration drilling, and seeking to develop production. During 1998, EuroGas acquired a controlling interest in Big Horn Resources Ltd., an exploration and production company operating in Western Canada. EuroGas has an interest in a joint venture to reclaim a natural gas field in Western Canada. EuroGas holds and is developing properties in Eastern Europe including coal bed methane gas properties in Poland, proved natural gas properties and unproved oil and gas concessions in Slovakia, unproved natural gas properties in Eastern Russia and an interest in a talc deposit in Slovakia.
  EuroGas has entered into and is in the process of entering into joint ventures in the Ukraine to explore for and develop oil, natural gas and coal bed methane gas with various Ukrainian State and private companies.

 BUSINESS CONDITION -Through the activities explained above, EuroGas and its subsidiaries have accumulated deficits of $46,082,787 since their inception in 1995 through December 31, 1998 and have accumulated deficits of $56,215,341 through September 30, 1999. They have had losses from operations and negative cash flows from operating activities during each of the three years in the period ended December 31, 1998 and for the nine months ended September 30, 1999. Although the Company had positive working capital and stockholders' equity at December 31, 1998 and had positive stockholders' equity at September 30, 1999, realization of the investment in properties and equipment is dependent on EuroGas obtaining financing for the exploration, development and production of those properties. If exploration of unproved properties is unsuccessful, all or a portion of recorded amount of those properties will be recognized as impairment losses. Further, EuroGas is dependent on improvement in oil and gas prices in order to establish profitable operations from oil and gas production. As in the past, management plans to finance operations and acquisitions through issuance of additional equity securities, the realization of which is not assured.

 PRINCIPLES OF CONSOLIDATION -The accompanying consolidated financial statements include the accounts of all majority-owned subsidiaries and EuroGas' share of properties held through joint ventures from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

 USE OF ESTIMATES -The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 MINERAL INTERESTS IN PROPERTIES - The full cost method of accounting is used for oil and gas properties. Under this method, all costs associated with acquisition, exploration, and development of oil and gas properties are capitalized on a country by country basis. Costs capitalized include acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs. Proceeds from disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposal would result in a major change in the depletion rate. Capitalized costs are categorized either as being subject to amortization or not subject to amortization. The cost of properties not subject to amortization are assessed periodically and any resulting provision for impairment which may be required is charged to operations. The assessment for impairment is based upon estimated fair value of the properties. Fair value is determined based upon estimated future discounted net cash flows.

 Capitalized costs of properties subject to amortization and estimated future costs to develop proved reserves are amortized and depreciated using the unit-of-production method based on the estimated proven oil and natural gas reserves as determined by independent engineers. Units of natural gas are converted into barrels of equivalent oil based on the relative energy content basis. Capitalized costs of properties subject to amortization, net of accumulated amortization and depreciation, are limited to estimated future discounted net cash flows from proven reserves, based upon year-end prices, and any resulting impairment is charged to operations.

 OTHER PROPERTY AND EQUIPMENT - Other property and equipment are stated at cost. Minor repairs, enhancements and maintenance costs are expensed when incurred; major improvements are capitalized. Depreciation of other property and equipment is provided on a straight-line basis over the estimated useful lives, as follows: buildings- 40 years and equipment-3 to 5 years. Upon retirement, sale, or other disposition of other property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. Depreciation expense for the three years in the period ended December 31, 1998, was $78,765, $83,885, and $196,232, respectively, of which $19,229 and $65,639 were capitalized in mineral interests and equipment in 1998 and 1997, respectively. Depreciation expense for the nine month period ended September 30, 1999 and 1998 was $148,124 and $24,903, respectively.

 POLITICAL RISK - EuroGas has mineral interest property and interests in projects in Poland, Slovakia, Slovenia, Ukraine, and in the Sakha Republic (Eastern Russia). Although recent political and economic trends in these countries have been toward the development of market economies that encourage foreign investment, EuroGas has a concentration of risk related to its Eastern Europe and Russian properties and interests which are subject to political instability, changes in government, unilateral renegotiation of concessions or contracts, nationalization, foreign exchange restrictions, or other uncertainties.

 FINANCIAL INSTRUMENTS - EuroGas considers all highly-liquid debt instruments purchased with maturities of three months or less to be cash equivalents. The amounts reported as cash and cash equivalents, investment in securities available-for-sale, trade and other receivables, accounts payable and notes payable are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on estimated future cash flows. The amounts reported as investment in securities available-for-sale are based upon quoted market prices. The cost of securities sold is based on the average purchase price per share.

 EuroGas had cash in foreign banks at December 31, 1998 in excess of $7.1 million and $1.9 million at September 30, 1999 which cash is not insured by the U.S. Federal Deposit Insurance Corporation. Included in that amount, EuroGas had cash in Polish banks in the amount of approximately $1,570,000 at December 31, 1998 and $433,376 at September 30, 1999 for
 which EuroGas would incur certain taxes if the cash were transferred out of Poland.

 DERIVATIVE FINANCIAL INSTRUMENTS - EuroGas and its international subsidiaries occasionally incur obligations payable in currencies other than their functional currencies. This subjects EuroGas to the risks associated with fluctuations in foreign currency exchange rates. EuroGas does not reduce this risk by utilizing hedging. The amount of risk is not material to EuroGas' financial position or results of operations.

 LOSS PER SHARE - Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share during periods of income reflect potential dilution which could occur if all potentially issuable common shares from stock purchase warrants and options, convertible notes payable and preferred stock resulted in the issuance of common stock. In the present position, diluted loss per share is the same as basic loss per share because 17,004,647 and 13,450,000 potentially issuable common shares at December 31, 1998 and 1997, respectively, and 14,949,778 potentially issuable common shares at September 30, 1999, would have decreased the loss per share and have been excluded from the calculation.

 FOREIGN CURRENCY TRANSLATION - Effective January 1, 1998, the functional currencies of the subsidiaries operating in Poland and Slovakia were changed from the U.S. dollar to the local currencies due to those economies ceasing to be considered highly inflationary. The change had no effect on consolidated financial position at the date of the change or on the consolidated results of operations for periods prior to the change. The effect of changes in exchange rates during the year ended December 31, 1998, and in the future with respect to those subsidiaries, has been and will be recognized as a separate component of comprehensive loss whereas those changes were previously recognized in the results of operations. Where the functional currencies of foreign subsidiaries continue to be the U.S. dollar, financial statements are translated into U.S. dollars using historical exchange rates and net foreign exchange gains and losses from those subsidiaries are reflected in the results of operations. Exchange gains and losses from holding foreign currencies and having liabilities payable in foreign currencies are included in the results of operations.

 INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences in the balances of existing assets and liabilities on the Company's financial statements and their respective tax bases and attributable to operating loss carry forwards. Deferred taxes are computed at the enacted tax rates for the periods when such amounts are expected to be realized or settled.

 STOCK BASED COMPENSATION - Prior to 1999, EuroGas accounted for stock-based compensation from stock options granted to employees and consultants based on the intrinsic value of the options on the date granted. Since January 1, 1998, EuroGas has accounted for stock options granted to employees based on the intrinsic value of the options on the date granted and has accounted for options granted to consultants and other non-employees based on the fair value of the options as determined by the Black-Scholes option pricing model.

 NEW ACCOUNTING STANDARDS - During 1998, EuroGas adopted Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in 1997. SFAS No. 131 requires certain information to be reported about operating segments on a basis consistent with management's decision making process and requires the presentation of revenue and total assets by country. These statements expanded or modified disclosures and had no impact on consolidated financial position, results of operations or cash flows when adopted.

 In June 1999, SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 was issued and establishes accounting and reporting standards requiring that derivative instruments be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 is effective for year beginning January 1, 2000 and, is not expected to have a material impact on the financial condition or results of operations of EuroGas.

 INTERIM FINANCIAL STATEMENTS - The accompanying consolidated financial statements at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. The results of operations for the nine month period ended September 30, 1999 are not necessarily indicative of the operating results to be expected for the full year.

 PRIOR YEAR PRESENTATION - Certain September 1998 amounts have been reclassified in order to conform with the 1999 presentation.

 NOTE 2--PROPERTY ACQUISITIONS

 Acquisition of Big Horn Resources, Ltd. - Effective October 5, 1998, EuroGas acquired slightly more than a 50% interest in Big Horn Resources Ltd. ("Big Horn"), an oil and gas exploration and production company operating in Western Canada. EuroGas acquired the majority interest by cash payments of $4,723,498 on October 17, 1998, by executing promissory notes effective October 1998, in the aggregate amount of $1,840,224, and by EuroGas' cancellation of a note receivable from one of Big Horn shareholders in the amount of $1,100,000. These payments, and the face amount of the notes, were discounted $70,238 to October 5, 1998 using a 10% discount rate.

 The acquisition was accounted for under the purchase method of accounting; the total purchase price of $7,593,484 was determined based upon the fair value of the consideration paid. The purchase price was allocated to the acquired net assets of Big Horn based upon their fair values on the effective date of the acquisition. The fair value of the acquired properties was based upon a reserve report prepared by independent petroleum engineers. The purchase price exceeded the fair value of the net assets acquired by $3,512,792 which was recognized as a non-recurring impairment expense at the date of the acquisition. The operations of Big Horn have been included in the consolidated results of operations of EuroGas since acquisition.

 Summary unaudited pro forma results of operations for the years ended December 31, 1998 and 1997, assuming the acquisition of Big Horn had occurred on January 1, 1997, excluding non-recurring items, are as follows:

                                                      1998          1997
                                                   ------------  ------------
       Revenues . . . . . . . . . . . . . . . . . .$  2,138,415  $  1,916,000
       Net loss . . . . . . . . . . . . . . . . . .  (7,528,473)  (14,538,000)
       Net loss applicable to common shares . . . . (10,389,774)  (14,962,000)
       Net loss per common share. . . . . . . . . .       (0.16)        (0.27)

 ACQUISITION OF MASEVA GAS S.R.O. - During October 1998, EuroGas acquired a 90% interest in Maseva Gas s.r.o. ("Maseva"), a Slovak company which holds a 850 square kilometer concession to explore for oil and natural gas. The concession is adjacent to the southern boarder of the Trebisov concession held by EuroGas through the Nafta/Danube joint venture in Slovakia.
 EuroGas purchased Maseva by issuing 2,500,000 common shares and warrants to purchase an additional 2,500,000 shares at $2.50 per share within two years. The purchase price was $6,527,462 based upon the $2.00 per share quoted market value of the EuroGas common shares issued, and the fair value of the warrants on the acquisition date. The fair value of the options was determined by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, expected volatility of 63.2%, risk-free interest rate of 5.0% and an expected life of 2 years.
 The unproved oil and gas concession is the primary asset acquired. Maseva has had no operations. The acquisition is considered to be the purchase of properties. Accordingly, pro forma amounts are not presented. The cost of the acquisition was allocated to oil and gas properties not subject to amortization.

 ACQUISITION OF BEAVER RIVER PROJECT - In March 1998, EuroGas exercised its option to acquire a 16% carried interest in the Beaver River Project in British Columbia, Canada in exchange for $300,000 and the issuance of 2,400,000 common shares which were valued at $3.16 per share. The acquisition has been valued at $7,875,000. The interest in the Beaver River Project has been classified as oil and gas properties not subject to amortization. EuroGas retains the right to purchase back 1,900,000 of the 2,400,000 common shares issued any time prior to April 15, 1999 by returning the carried interest if EuroGas determines that the results produced do not warrant the continued holding of the carried interest.

 ACQUISITION OF OIL REFINERY - During the third quarter of 1998, EuroGas posted a refundable cash bond of $337,723 which will allow EuroGas to purchase an interest in an operating oil refinery in Slovenia. If purchased, EuroGas will be required to pay cash and issue common shares to complete the acquisition. The refundable bond has been included as a long-term other asset in the accompanying financial statements.

 ACQUISITION OF TALC MINERAL INTEREST - During 1999, EuroGas acquired a 24% interest in an undeveloped talc deposit in Eastern Slovakia through an investment in a joint venture company. The investment in the talc mineral interest and related mining equipment was $167,813 and $160,373, respectively. At December 31, 1998 and September 30, 1999, EuroGas had a receivable for advances to the joint venture company in the amount of $1,059,494.

 ACQUISITION OF MAJORITY INTEREST IN ENVIGEO TRADE S.R.O. - During September 1998, EuroGas acquired a 51% interest in Envigeo Trade s.r.o. ("Envigeo"), a private Slovakian company which owns a 2,300 square kilometer oil and gas concession in Northeast Slovakia. The concession expires in August 2001. EuroGas paid $500,000 at the date of the acquisition, and the balance of $1,000,000 during November 1998. The unproved oil and gas concession is the primary asset acquired and Envigeo has had no operations of any significance. The acquisition is considered to be the purchase of properties. Accordingly, pro forma amounts are not presented. The cost of the acquisition was allocated to oil and gas properties not subject to amortization. To date, EuroGas has invested $1,620,000 in the Envigeo properties.

 ACQUISITION OF OMV (JAKUTIEN) EXPLORATION GASELLSCHAFT M.B.H. - On June 11, 1997 EuroGas acquired all the issued and outstanding stock of OMV (Jakutien) Exploration Gasellschaft m.b.H. (OMVJ), in exchange for $6,252,724 in cash, options to purchase 2,000,000 common shares valued at $1,150,000, and a 5% interest in OMVJ's net profits. OMVJ's primary asset is a 50% interest in a joint venture in the Republic of Sakha (commonly known as Yakutia) of the Russian Federation. Expenses relating to the purchase were $75,580.

 The acquisition was accounted for under the purchase method of accounting with the total purchase price of $7,478,304 determined based upon the consideration paid and the fair value of the options granted. The purchase price was allocated to the acquired assets and liabilities of OMVJ based upon their fair values on the date of the acquisition. The operations of OMVJ have been included in the consolidated results of operations of EuroGas since the acquisition date.

 NOTE 3--RECEIVABLE FROM RELATED PARTY AND OTHER RECEIVABLES

 On December 7, 1999, a wholly-owned subsidiary of EuroGas executed a promissory note with an officer and member of management in the amount of $200,000. The note, due on March 31, 1999, was repaid in full on January 7, 1999.

 On October 28, 1999, EuroGas executed a promissory note in the amount of $500,000 to an independent third party. Terms of the note dictate that interest accrues at 5%. The balance was due on May 28, 1999 and is unpaid at September 30, 1999.

 NOTE 4--INVESTMENT IN EQUITY SECURITIES

 Equity securities purchased during 1999 were recorded at cost because their resale was restricted and their fair value was not readily determinable. The investments consisted of $1,000,000 of 20% cumulative convertible preferred stock of Intergold Corporation and $600,000 in share capital of Hansageomyn GmbH, both of which are mining companies.

 During the third quarter of 1999, EuroGas determined not to further invest in the two companies. The value of the underlying common shares to the preferred stock have dropped substantially, and management has determined there has been an other than temporary decline in the fair value of both investments. Accordingly, during the third quarter, EuroGas recognized a $1,600,000 impairment of the investments.

 During the first quarter of 1998, EuroGas acquired 993,333 units of United Gunn Resources, Ltd. (each unit consisting of one share of common stock and one warrant) through a private placement subscription agreement for $962,398. United Gunn Resources, Ltd. holds an approximate 12% working interest in the Beaver River Project. Through December 31, 1998, EuroGas acquired an additional 613,500 shares of United Gunn through market purchases at a cost of $491,460. Through the purchase of equity securities, EuroGas held approximately 9% of the outstanding United Gunn shares at December 31, 1998. The United Gunn Resources, Ltd. shares have been accounted for as investment in securities available-for-sale and are carried at market value.

 Investment in securities available-for-sale consisted of the following:

                                                   September 30,  December 31,
                                                        1999         1998
                                                     ----------   ----------
             Cost . . . . . . . . . . . . . . . . . .$1,426,203   $1,467,754
             Gross unrealized losses. . . . . . . . .  (718,086)    (379,266)
                                                     ----------   ----------
             Estimated fair value . . . . . . . . . .$  708,117   $1,088,488
                                                     ==========   ==========

 EuroGas sold 139,000 shares of United Gunn during the nine months ended September 30, 1999, for $100,557 which resulted in a realized loss of $37,694. The cost of securities sold was determined by the average cost method.

 NOTE 5--MINERAL INTERESTS IN PROPERTIES AND EQUIPMENT

 Prior to 1998, EuroGas had no property subject to amortization. Through the acquisition of Big Horn, EuroGas acquired properties with both proved and unproved reserves. Certain of the Big Horn reserves are in production and are being amortized. In addition to the Canadian property, the extent of reserves relating to Company's interests in the Slovak Trebisov oil and gas properties was established in May 1998 when an independent reserve report relating to those properties was obtained and which reported proved reserves of oil and gas. Accordingly, the cost of those properties were reclassified in 1998 as oil and gas properties subject to amortization. The wells drilled on the property have been completed; however, a gas gathering system is yet to be constructed. As described more fully in Note 13 - Commitments and Contingencies, a dispute arose as a result of a conflicting property claim, and work to bring the wells into production has been suspended. Amortization will begin when and if production begins from wells on that property.

 In August 1997, EuroGas closed a transaction with a subsidiary of Texaco for the exploration and potential development of EuroGas' coal bed methane gas interests held by a concession in Poland. EuroGas retained a 14% to 20% carried interest in the net profits from the property, and transferred the remaining interest in the property to Texaco in exchange for an initial payment of $500,000. The payment received during 1997 was applied as a reduction of the cost of the properties without recognition of a gain or loss. EuroGas has since reacquired the interest for $172,000.

 The following is a summary of changes to oil and gas properties:

                                                                December 31,
                                      September 30, _____________________________________
                                          1999         1998         1997         1996
                                       -----------  -----------  -----------  -----------
 Properties Subject to Amortization
    Cost at beginning of period. . . . $17,008,936  $        -   $        -   $        -
    Reclassification from
     properties not subject to
     amortization. . . . . . . . . . .          -     7,278,613           -            -
    Acquisition costs. . . . . . . . .   1,063,815    8,784,050           -            -
    Development costs. . . . . . . . .   1,488,002    4,459,065           -            -
    Less ceiling test and valuation
     adjustments . . . . . . . . . . .          -    (3,512,792)          -            -
                                       -----------  -----------  -----------  -----------
    Cost at end of period. . . . . . .  18,890,849   17,008,936           -            -
    Less depreciation, depletion and
      amortization . . . . . . . . . .  (1,456,823)    (220,600)          -            -
    Translation adjustments. . . . . .    (669,904)          -            -            -
                                       -----------  -----------  -----------  -----------
    Net Properties Subject to
     Amortization. . . . . . . . . . . $17,434,026  $16,788,336  $        -   $        -
                                       ===========  ===========  ===========  ===========
 Properties Not Subject To Amortization
    Cost at beginning of period. . . . $33,817,752  $22,723,660  $14,252,754  $ 7,037,244
    Acquisition costs. . . . . . . . .          -    17,804,072    7,574,601    4,217,069
    Exploration costs. . . . . . . . .   2,272,087      573,569    3,368,917    2,998,441
    Reclassification to properties
     subject to amortization . . . . .          -    (7,278,613)          -            -
    Proceeds from sale of property . .     (13,094)          -      (500,000)          -
    Less accumulated valuation and
     adjustments . . . . . . . . . .            -            -    (1,972,612)          -
    Translation adjustment . . . . .    (1,101,775)      (4,936)          -            -
                                       -----------  -----------  -----------  -----------
    Net Property Not Subject to
     Amortization at End of Period .   $34,974,970  $33,817,752  $22,723,660  $14,252,754
                                       ===========  ===========  ===========  ===========

    Other Mineral Interest Property
      Cost at beginning of year. . .   $   167,814  $        -   $        -   $        -
      Acquisition costs. . . . . . .            -       167,814           -            -
                                       -----------  -----------  -----------  -----------
    Net Other Mineral Interest
     Property. . . . . . . . . . . .   $   167,814  $   167,814  $        -   $        -
                                       ===========  ===========  ===========  ===========

 NOTE 6--OTHER PROPERTY AND EQUIPMENT

 Other property and equipment consisted of the following:

                                                             December 31,
                                         September 30,  ----------------------
                                              1999        1998        1997
                                            ----------  ----------  ----------
    Land. . . . . . . . . . . . . . . . . . $       -   $       -   $   22,156
    Buildings . . . . . . . . . . . . . . .         -       19,571      92,914
    Equipment . . . . . . . . . . . . . . .    849,585     561,297     895,702
                                            ----------  ----------  ----------
                                               849,585     580,868   1,010,772
    Less:  Accumulated depreciation . . . .   (292,007)    (86,454)   (767,177)
                                            ----------  ----------  ----------
    Net Other  Property and Equipment . . . $  557,578  $  494,414  $  243,595
                                            ==========  ==========  ==========
 NOTE 7-GEOGRAPHIC INFORMATION

 EuroGas and its subsidiaries operate solely in the oil and gas exploration and production industry. Accordingly, segment information is not presented separately from the accompanying balance sheets and statements of operations. Property and equipment and other non-current assets were located in the following geographic areas:

                                                             December 31,
                                         September 30,  -----------------------
                                              1999        1998         1997
                                          -----------  -----------  -----------
    Canada. . . . . . . . . . . . . . . . $18,828,874  $15,995,000  $       -
    Eastern Europe and Russia . . . . . .  35,003,167   35,821,131   23,303,815
                                          -----------  -----------  -----------
    Total Property and Equipment
     and Other Assets . . . . . . . . . . $53,832,041  $51,816,131  $23,303,815
                                          ===========  ===========  ===========

 Sales and net loss were in the following geographic areas:

                                 For the Nine Months              For the Year Ended
                                 Ended September 30,                  December 31,
                               ------------------------  ---------------------------------------
                                  1999         1998         1998         1997          1996
                               -----------  -----------  ------------  ------------  -----------
 Oil and Gas Sales - Canada. . $ 3,326,629  $        -   $    879,404  $         -   $        -
                               ===========  ===========  ============  ============  ===========
 Net Loss
    United States (Corporate). $(5,190,123) $(1,990,154) $ (2,625,306) $ (4,915,997) $(2,175,936)
    Canada . . . . . . . . . .     350,541           -     (3,362,517)           -            -
    Eastern Europe and Russia   (4,259,754)  (3,730,066)   (5,036,357)   (6,585,902)  (4,086,655)
                               -----------  -----------  ------------  ------------  -----------
 Net Loss                      $(9,099,336) $(5,720,220) $(11,024,180) $(11,501,899) $(6,262,591)
                               ===========  ===========  ============  ============  ===========

 NOTE 8--NOTES PAYABLE TO RELATED PARTIES

 Notes payable to related parties were as follows:
                                                            December 31,
                                          September 30,----------------------
                                               1999      1998        1997
                                           ----------  ----------  ----------
    Loan from a former director, due on
     demand with interest at 10%,
     unsecured. . . . . . . . . . . . . .  $  290,206  $  290,206  $  290,206
    Loan from a company associated with
     a director, due in 1999 with interest
     at 7.5%, unsecured . . . . . . . . .     239,694     165,683     362,477
    Loan from a director, due in 1999,
     interest: 7.5% to 10%, unsecured . .     612,010     606,951   1,409,596
    Loans from a director and his affiliates,
     interest at 7.5% to10%, due on demand
     and in 1999, unsecured . . . . . . .     119,284     119,284     119,284
                                           ----------  ----------  ----------
    Total Notes Payable to Related Parties  1,261,194   1,182,124   2,181,563
    Less: Current Portion . . . . . . . .  (1,261,194) (1,182,124) (1,270,547)
                                           ----------  ----------  ----------
    Notes Payable to Related Parties -
     Long-Term. . . . . . . . . . . . . .  $       -   $       -   $  911,016
                                           ==========  ==========  ==========
 NOTE 9--NOTES PAYABLE

 Other loans and notes payable were as follows:
                                                             December 31,
                                          September 30,----------------------
                                              1999        1998        1997
                                           ----------  ----------  ----------
    Loans due 1999, interest at 10%,
     unsecured. . . . . . . . . . . . . .  $  509,488  $  517,749  $3,354,717
    Line of credit with a bank, payable
     by a subsidiary on demand with interest
     at 1% above the bank's prime, and
     secured by all of the subsidiaries
     assets . . . . . . . . . . . . . . .   3,518,840   3,708,990          -
    10% Notes due in 2000, unsecured. . .   1,240,224   1,840,224          -
    Less: Discount on note. . . . . . . .     (12,982)    (51,930)         -
                                           ----------  ----------  ----------
    Total Notes Payable . . . . . . . . .   5,255,570   6,015,033   3,354,717
    Less: Current Portion . . . . . . . .  (5,255,570) (4,226,739) (1,107,944)
                                           ----------  ----------  ----------
    Note Payable - Long-Term. . . . . . .  $       -   $1,788,294  $2,246,773
                                           ==========  ==========  ==========

 Annual maturities of notes payable to related parties and others are as follows:

                                          September 30, December 31,
            Years ending December 31:         1999         1998
                                           -----------  -----------
                     1999 . . . . . . . .    5,889,522    5,408,863
                     2000 . . . . . . . .      627,242    1,788,294

 NOTE 10--INCOME TAXES

 Deferred tax assets are comprised of the following:

                                                December 31,
                                           ------------------------
                                               1998         1997
                                           -----------  -----------
      Tax loss carry forwards . . . . . .  $ 4,904,209  $ 2,885,384
      Reserves for contingencies. . . . .      396,863      396,863
      Less:  Valuation allowance. . . . .   (5,301,072)  (3,282,247)
                                           -----------  -----------
      Net Deferred Tax Asset. . . . . . .  $        -   $        -
                                           ===========  ===========

 The following is a reconciliation of the amount of tax (benefit) that would result from applying the federal statutory rate to pretax loss with the provision for income taxes:

                                              1998       1997        1996
                                           -----------  -----------  -----------
      Tax at statutory rate (34%) . . . .  $(3,748,221) $(3,910,646) $(2,129,281)
      Non-deductible expenses . . . . . .    1,729,396           -            -
      State taxes, net of federal benefit     (195,944)    (154,969)          -
      Deferred tax asset valuation change      603,635    2,280,330      295,877
      Effect of lower tax rates and foreign
       losses with no federal benefit . .    1,611,134    1,785,285    1,833,404
                                           -----------  -----------  -----------
      Total Income Tax Benefit. . . . . .  $        -   $        -   $        -
                                           ===========  ===========  ===========

 As of December 31, 1998, EuroGas has operating loss carry forwards of approximately $13,760,047 in various countries which expire from 1999 through 2013.

 EuroGas' subsidiary, Globegas BV, has applied for a reduction in an income tax liability in the Netherlands of an amount equivalent to approximately $737,000 at September 30, 1999. The tax arose from the sale of equipment at a profit by the former owner of Globegas to a EuroGas Polish subsidiary. EuroGas' position is that the gain on the sale should not have been taxable to Globegas. The liability will continue to be reflected in EuroGas' financial statements until the proposed reduction is accepted by the Netherlands' taxing authorities.

 NOTE 11--RELATED PARTY TRANSACTIONS

 Related party loans are described in Note 8--Notes Payable To Related Parties and loans to related parties are described in Note 3--Receivable From Related Party and Other Receivables.

 During 1997, a shareholder advanced $2,023,306 as a short-term loan to EuroGas. In connection with this loan, the shareholder retained control of the proceeds from an issuance of common shares during 1997 by EuroGas and paid Company obligations from those proceeds. The shareholder received $104,493 for management services from these funds.

 NOTE 12--STOCKHOLDERS' EQUITY

 PREFERRED STOCK - There were 2,391,968 shares of 1995 Series Preferred Stock (the "1995 Series") issued on April 12, 1995. The 1995 Series is non-voting, non-participating , and has a liquidation preference of $0.10 per share plus unpaid dividends. The 1995 Series stockholders are entitled to an annual dividend of $0.05 per share. Each share of the 1995 Series shall be converted into two shares of EuroGas' common stock upon lawful presentation and shall pay dividends until converted. EuroGas has the right to redeem the 1995 Series, on not less than 30 days written notice, at a price of $36.84 per share, plus any accrued but unpaid dividends. Annual dividend requirements of the 1995 Series are $119,598.

 EuroGas issued 1,250,000 shares of 1996 Series Preferred Stock (the "1996 Series") on July 12, 1996. All of the shares of 1996 Series Preferred Stock were converted into 2,500,001 common shares, at the rate of two common shares per 1996 Series Preferred share, on July 3, 1997, along with accrued but unpaid dividends.

 On May 29, 1997, EuroGas authorized the 1997 Series A Convertible Preferred Stock (the "1997 Series"). This series of preferred stock is non-voting and accrues dividends at $60.00 per share, or six percent annually. The 1997 Series has a liquidation preference of $1,000 per share, plus unpaid dividends before liquidation payments applicable to common shares but after liquidation payments to other previously issued and outstanding preferred stock series. The 1997 Series, along with unpaid dividends thereon, is convertible into common shares at the rate of $1,000 divided by the lessor of 125% of the average closing bid price for five trading days prior to issuance or 82% of the average closing bid price for five trading days prior to conversion. By December 31, 1997, 14,740 of the 15,000 shares of 1997 Series, along with related accrued dividends, had been converted into 2,763,165 common shares.

 From May through November 1998, EuroGas issued 17,000 shares of 1998 Series B Convertible Preferred Stock (the "1998 Series") in an ongoing private placement offering. Of the total authorized preferred shares, 30,000 shares have been designated as the 1998 Series with a par value of $0.001 per share and a liquidation preference of $1,000 per share plus all accrued but unpaid dividends. The 1998 Series shares are non-voting and bear a dividend rate of 6% per annum. Dividends may be paid in shares of EuroGas common stock at its option. The 1998 Series stock was issued for proceeds in the amount of $15,224,995. The proceeds were net of $1,275,005 in commissions, and proceeds of $500,000 which the investor paid directly to an un-related third party on behalf of EuroGas. EuroGas recognized the $500,000 as a note from the third party.

 These 1998 Series preferred shares are convertible into shares of common stock at the rate of $1,000, plus any accrued but unpaid dividends through the conversion date, divided by the lesser of 125% of the average closing price five trading days prior to issuance of the Series B shares, or 85% of the average closing price five trading days prior to conversion. Because the 1998 Series was immediately convertible into common shares at a 15% discount, EuroGas has recognized a favorable conversion feature as preferred dividends on the dates the preferred stock was issued. During 1998, $2,550,000 in preferred dividends were recognized relating to the favorable conversion feature.

 During 1998, 15,500 shares of 1998 Series preferred stock were converted, according to the conversion factors mentioned, into 8,860,196 common shares at a weighted-average price of $1.77 per share. In connection with the conversion, 88,914 common shares were issued for $165,007 in accrued dividends on the converted 1998 Series shares at a weighted average price of $1.86 per common share. The annual dividend requirements for the 1,500 shares of 1998 Series shares outstanding at December 31, 1998 was $90,000.

 EuroGas retained the right at December 31, 1998, to issue an additional 4,000 shares of 1998 Series preferred stock at $1,000 per share less commissions of 7.5% every 30 days beginning January 1, 1999, to a maximum 13,000 shares, if the common stock of EuroGas is trading in excess of $3.00 per share or if the subscribers otherwise consent. EuroGas filed a registration statement with the U.S. Securities and Exchange Commission relating to the common stock underlying the 1998 Series shares. The registration statement became effective on August 7, 1998. EuroGas is required to maintain the effective status of the registration statement for the period the 1998 Series shares remain outstanding.

 During the nine months ended September 30, 1999, EuroGas issued 6,500 shares of Series B 1998 preferred stock for $6,500,000, or $1,000 per share, less $487,500 of offering costs. In addition, 8,000 shares of Series B 1998 preferred stock and $39,501 of accrued but unpaid preferred dividends were converted into 10,576,208 common shares at a weighted average price of $0.76 per share. Because the 1998 Series issued during 1999 was immediately convertible into common shares at a 15% discount, EuroGas has recognized a favorable conversion feature as preferred dividends on the dates the preferred shares were issued. During 1999, $901,875 in preferred dividends were recognized relating to the favorable conversion feature.

 The following is a summary of the preferred stock outstanding at September 30, 1999:

                                          Liquidation Preference  Annual Dividend Requirement
                            Shares        ----------------------  ---------------------------
 Designation                Outstanding    Per Share    Total      Per Share    Total
                            -----------   ----------  ----------  ----------  ----------
 1995 Series                  2,391,968   $     0.10  $  239,197  $     0.05  $  119,598
 1997 Series A Convertible          260        1,000     260,000       60.00      15,600
                            -----------   ----------  ----------  ----------  ----------
 Total                        2,392,228               $  499,197              $  135,198
                            ===========               ==========              ==========

 As further discussed in Note 14, EuroGas issued 1,800 shares of Series C 6% convertible preferred stock in November 1999.

 COMMON STOCK - During February 1998 EuroGas issued 13,000 common shares valued at $61,737, or $4.75 per share in connection with an earlier private placement. EuroGas also issued 7,500 common shares valued at $24,375, or $3.25 per share, on August 19, 1998, to compensate a former employee, and 40,000 shares valued at $140,000, or $3.50 per share, were issued during August 1998 to compensate for services relating to unsuccessful acquisitions. The services provided were valued at the market price at which EuroGas' common shares were trading on the date of the issuance of shares.

 On April 1, 1998, EuroGas issued 2,400,000 common shares valued at $7,575,000, or $3.16 per share, in connection with the acquisition of an interest in the Beaver River Project. In addition, 2,500,000 shares valued at $5,000,000, or $2.00 per share, together with warrants to purchase 2,500,000 common shares, were issued on October 9, 1998 to acquire an interest in the Maseva property. The fair value of the warrants issued of $1,527,462 was determined by the Black-Scholes option pricing model. The portion of the purchase prices relating to the common stock issued was based upon the market value of the common shares issued as consideration.

 EuroGas issued 100,000 common shares during 1998 upon the exercise of stock options for $150,000 or $1.50 per share.

 NOTE 13--STOCK OPTIONS AND WARRANTS

 On April 20, 1999, ten-year options to purchase 1,000,000 shares of common stock at $0.95 per share were issued in connection with an employment agreement with EuroGas' new Chief Executive Officer. The options vest on January 1, 2000. No compensation was recognized in connection with the grant because the exercise price was equal to the fair value of the underlying shares on the date of the grant.

 On October 9, 1998, warrants to purchase 2,500,000 common shares were issued in connection with the acquisition of the Maseva property. The warrants are exercisable at $2.50 per share until October 8, 2000 at which time they expire if not exercised.

 During 1997, options to purchase 2,000,000 common shares were issued in connection with the acquisition of OMVJ. The options are exercisable at $4.00 per share until April 1, 1998, at $5.00 per share until March 31, 1999 and then at $6.00 per share until March 31, 2000 at which time they expire if not exercised. Options to purchase 2,200,000 common shares were granted in conjunction with the issuance of 2,999,999 common shares for $7,500,000 (less $75,000 in offering costs). The options were exercisable at $3.00 per share through December 31, 1998 when they expired. Options to purchase 250,000 common shares were granted in connection with an investment firm contract. The options are exercisable at $11.79 per share through August 9, 2002.

 EuroGas granted options to its employees and consultants during 1996 under the Stock Option and Award Plan which was adopted in January 1996. Options for 2,000,000 common shares were authorized and granted in January 1996. The options granted to employees and consultants are exercisable at $1.50 over a period of five years beginning July 18, 1996 and expire January 18, 2001. The market value of the underlying common shares was equal to the exercise price on the date granted and, therefore, no compensation relating to the options was recognized when granted.

 EuroGas has accounted for stock-based compensation from stock options granted to employees and consultants (prior to 1998) based on the intrinsic value of the options on the date granted. Had compensation cost for EuroGas' Stock Option and Award Plan been determined based on the fair value at the grant dates for options under that plan consistent with the alternative method of SFAS No. 123, "Accounting for Stock-Based Compensation", EuroGas' loss applicable to common shares and loss per common share for the nine months ended September 30, 1999, and for the years ended December 31, 1998, 1997 and 1996 would have been increased to the pro forma amounts shown below.

                                                           December 31,
                                 September 30,     -------------------------------------
                                          1999          1998        1997         1996
                                  ------------   ------------   ------------   ------------
   Net loss applicable to common shares:
      As reported . . . . . . . . $(10,132,554)  $(13,885,481)  $(11,925,429)  $ (6,413,183)
      Pro forma . . . . . . . . .  (10,878,615)   (13,885,481)   (11,925,429)    (8,492,547)

   Basic and diluted net loss per common share:
      As reported . . . . . . . . $      (0.12)  $      (0.22)  $      (0.22)  $      (0.16)
      Pro forma . . . . . . . . .        (0.13)         (0.22)         (0.22)         (0.21)

 The fair value of the warrants and option granted during 1999, 1998, 1997 and 1996 were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1999, 1998 and 1996, respectively: average risk-free interest rate - 4.85%, 5%, 5.7% and 5.7%; expected volatility - 68.7%, 63.5%, 95.5% and 82.6%; expected life - 10 years, 2.0 years, 1.4 years and 5.0 years.

 A summary of the status of stock warrants and options as of September 30, 1999 and changes during the nine months then ended is presented below:

                                                          Weighted-
                                                           Average
                                                           Exercise
                                               Shares       Price
                                             ----------  ------------
 Outstanding at beginning of period . . . .  13,750,000      $3.43
 Granted                                      1,000,000       0.95
 Exercised. . . . . . . . . . . . . . . . .          -          -
 Expired. . . . . . . . . . . . . . . . . .  (2,200,000)      6.00
                                             ----------
 Outstanding at end of period . . . . . . .  12,550,000       2.86
                                             ==========
 Exercisable at end of period . . . . . . .  11,500,000       3.03
                                             ==========
 Weighted-average fair value of
  options granted during the period . . . .      $ 0.75

 Options and warrants outstanding at September 30, 1999 were exercisable at prices ranging from $0.95 to $11.79 with remaining contractual lives from
 1.3 to 10 years and an average contractual life of 1.7 years.

 A summary of the status of stock warrants and options as of December 31, 1998, 1997 and 1996 and changes during the years then ended are presented below:

                                           1998                     1997                     1996
                                  -----------------------  -----------------------  -----------------------
                                                Weighted-               Weighted-                Weighted-
                                                Average                  Average                  Average
                                                Exercise                 Exercise                 Exercise
                                    Shares       Price       Shares       Price       Shares        Price
                                  -----------  ----------  -----------  ----------  -----------  ----------
 Outstanding at beginning of year  13,450,000  $     3.54    9,000,000  $     2.78           -           -
 Granted. . . . . . . . . . . . .   2,600,000        2.46    4,450,000        3.94    9,000,000  $     2.78
 Exercised. . . . . . . . . . . .    (100,000)       1.50           -           -            -           -
 Expired. . . . . . . . . . . . .  (2,200,000)       3.00           -           -            -           -
                                  -----------               ----------              -----------
 Outstanding at end of year        13,750,000        3.43   13,450,000        3.54    9,000,000        2.78
                                  ===========               ==========              ===========
 Exercisable at end of year        13,650,000        3.45   13,300,000        3.56    8,800,000        2.81
                                  ===========               ==========              ===========
 Weighted-average fair value of
  options granted during the year       $0.61                    $2.07                    $1.04


 Options and warrants outstanding at December 31, 1998 were exercisable at prices ranging from $1.50 to $11.79 with remaining contractual lives from
 2.0 to 3.6 years and an average contractual life of 1.8 years.

 NOTE 14--COMMITMENTS AND CONTINGENCIES

 As discussed further in Note 9 - Income Taxes, EuroGas has proposed a settlement of its tax liability in the Kingdom of the Netherlands.

 A bankruptcy estate trustee appointed in the McKenzie Bankruptcy case has asserted a claim to the proceeds that EuroGas would receive from an agreement with Texaco during 1997, relating to the exploitation of the Pol-Tex methane gas concession in Poland. The Trustee's claim is apparently based upon the theory that EuroGas paid inadequate consideration for its acquisition of Globegas (which indirectly controlled the Pol-Tex concession) from persons who were acting as nominees for the McKenzie's, or in fact may be operating as a nominee for the McKenzie's, and therefore, the creditors of the estate are the true owners of the proceeds received or to be received from the development of the Pol-Tex concession. EuroGas is vigorously defending against the claim. EuroGas believes that the claim is without merit based on the fact that a condition of a prior settlement with the principal creditor of the estate bars any such claim, that the trustee over the estate has no jurisdiction over Pol-Tex Methane, a Polish corporation, or its interests held in Poland, that EuroGas paid substantial consideration for Globegas and that there is no evidence that the creditors invested any money in the Pol-Tex concession.

 In October 1999, the Trustee filed a Motion for Leave to Amend and Supplement Pleadings and Join Additional Parties in this action and in adversary proceeding 97-4155 (described below) in which he is seeking to add new parties and assert additional causes of action against EuroGas and the other defendants in this action. These new causes of action include claims for damages based on fraud, conversion, breach of fiduciary duties, concealment and perjury. EuroGas has recently filed a response objecting to this motion. The motion is currently pending before the court.

 In July 1999, the above mentioned trustee filed another suit in the same bankruptcy cases that seeking damages in excess of $170,000 for the defendants' alleged violation of an agreement with the trustee which allowed the Texaco agreement to proceed. EuroGas disputes the allegations and has filed a motion to dismiss or alternately, to abate this suit which motion is currently pending before the court.

 During 1997, a shareholder, who is also the principal creditor in the above claim, asserted a claim against EuroGas based upon an alleged breach of the settlement agreement between the shareholder and EuroGas as a result of EuroGas' failure to file and obtain the effectiveness of a registration statement for the resale by the shareholder of 100,000 shares delivered to the shareholder in connection with the settlement. In addition, the shareholder's parent company entered a claim for failure to register the resale of the shares subject to its option to purchase up to 2,000,000 common shares of EuroGas. EuroGas has denied any liability and has filed a counterclaim against the shareholder and its parent company for breach of contract concerning their activities with the bankruptcy trustee.

 In early December, EuroGas signed a settlement agreement with Kukui, the Bishop Estate and the bankruptcy Trustee, which, if fully performed, would resolve all claims made by Kukui and the bankruptcy Trustee in the aforementioned litigation. That settlement, in part, requires EuroGas to pay $900,000 over the next 12 months and issue 100,000 shares of registered common stock to the Bishop Estate by June 30, 2000. Recently, the Trustee declared that certain conditions precedent set forth in the settlement agreement have not been met and the Trustee does not intend to seek bankruptcy court approval of the agreement. EuroGas is now evaluating what effect this has on the agreement. In the event the settlement agreement does not resolve the foregoing litigation, EuroGas intends to vigorously defend the litigation.

 In October 1999, an action was filed against EuroGas which asserts that EuroGas breached an agreement to seek registration of certain restricted and unregistered common shares issued to the plaintiffs in connection with EuroGas' acquisition of its interest in Beaver River Resources, Ltd. The action seeks rescission of the agreement, or in the alternative, damages, and includes claims for costs, attorneys' fees and interest. EuroGas has filed an answer denying the allegations contained in the lawsuit.

 EuroGas has engaged officers, and technical and business consultants for its various projects under terms which will require a minimum payment of $1,600,000 during the year ending December 31, 1999.

 During March of 1998, EuroGas was notified there may be certain title problems related to an area of mutual interest to be explored and developed by the Nafta/Danube joint venture in Slovakia. The problem area is outside of the Trebisov area where EuroGas has drilled six wells and which is unaffected by the claim. The disputed area is located in the southern portion of the property covered by the designations contained in the Nafta/Danube joint venture agreements and was subject to a competing claim of ownership by a private Slovak company. EuroGas' expansion beyond the Trebisov was limited by the extent the Nafta/Danube joint venture did not have exploration rights as previously contemplated. During the second quarter of 1998, EuroGas acquired a 90% interest in Maseva Gas, s.r.o. ("Maseva") which holds the rights to the exploration territory known as "Kralovsky Chlmec"and includes the disputed area located to the south of Trebisov. The division of the working interest for this territory is 67.5% for EuroGas (rather than the 50% split which governs the Trebisov area), provided that EuroGas carries the cost of drilling the first two wells in the Maseva concession.

 EuroGas has notified the former shareholders of Danube of a potential claim against them by reason of this recent problem. EuroGas believes the owners of Danube knew, or should have known, about the problem prior to the acquisition of Danube and made no disclosure concerning the problem. EuroGas has made a claim against the former Danube shareholders for indemnity to the extent EuroGas suffers any damage by reason of the potential title claim. It is uncertain whether EuroGas will be able to recover from the former Danube shareholders.

 As a result of the title problems with the Nafta/Danube property, a dispute has arisen with the joint venture partner, Nafta Gbely a.s. ("Nafta"). EuroGas has asserted a claim for misrepresentation of the property asset at the time of its acquisition and has made demand on Nafta in an amount equal to EuroGas' investment in the property. Efforts to bring the property to production were suspended pending resolution of the claims. EuroGas has received indications the Slovak government may seek to resolve the dispute. Recently, the government completed its nationalization of Nafta; although discussions are scheduled between EuroGas and Nafta, resolution of this matter is not assured.

 During 1997, EuroGas accrued a $1,000,000 obligation to a lender. During the fourth quarter of 1998, following resolution of the contingency, management revised its estimate to zero and reversed the accrual. The reversal is accounted for as change in an accounting estimate.

 An assertion has been made against EuroGas by holders of registration rights that EuroGas failed to file a Registration Statement for certain shares and warrants held. EuroGas has not completed settlement negotiations; no amount has been estimated or provided with respect to this claim.

 During October 1997 EuroGas received an additional concession rights from the Polish Ministry of Environmental Protection of Natural Resources and Forestry to explore and potentially develop a 111 square kilometer coal bed methane concession. The concession agreement requires expenditure of $40,000 per year pending completion of a feasibility study and negotiations with third parties for the eventual pruchase of natural gas.

 In October 1997, EuroGas completed an agreement on a 50/50 cost basis for appraisal and development activities for an area located in the Carpathian Flysch and tectonic Fordeep areas of Poland. The agreement contemplates a total expenditure by EuroGas of $15 million over a three-year period. EuroGas does not presently have the assets necessary to meet this obligation.

 In March 1998, EuroGas acquired a 53% interest in RimaMuran s.r.o. whose principal asset is a minority interest in a talc deposit in eastern Slovakia. RimaMuran will have an obligation to fund 33 to 39% of the projected $12,000,000 capital cost requirements over the next two and one-half years. RimaMuran does not have the assets necessary to meet this obligation, and it is anticipated that the necessary funding will need to be provided by EuroGas . To date, EuroGas has invested $1,387,682 in the RimaMuran project.

 During February 1998, EuroGas formed a consortium with a large United Kingdom power producer and with a German Utility company to develop a power generation project in Zielona Gora, Western Poland. EuroGas anticipates the total investment required to develop the project will approximate $150 Million. EuroGas will hold a 12.5% share interest in the joint venture created by the consortium and will be required to pay approximately 7.5%, or $11,250,000 of the estimated project cost. EuroGas does not presently have the assets necessary to meet this obligation.

 During 1998, EuroGas entered into six agreements which grant rights to jointly explore prospects within the Ukraine. The agreements commit EuroGas to form joint ventures and joint companies and use the partners' concession agreements in exploiting the potential standard oil and gas, as well as coal-bed methane gas reserves. The potential reserves in the Ukraine have not been independently verified.

 During April 1999, EuroGas entered into a three-year employment contract with its new chief executive officer. The contract provides for annual salary of $400,000 plus living and other allowances of $28,200. In addition, options to purchase, 1,000,000 shares of EuroGas common stock at $0.95 were granted in connection with the employment contract. The options vest on January 1, 2000, and expire in April 2009.

 The Company leases office facilities from various lessors in the United States, Poland, Germany, Ukraine, the Netherlands, and the United Kingdom. Annual commitments for future minimum rental payments required under the leases as of September 30, 1999 were as follows:
                                                      Lease
                                                     Payments
            Year Ending December 31:                ----------
                      1999                          $  685,976
                      2000                             270,660
                      2001                             270,660
                      2002                             221,022
                      2003                             116,208
                      Thereafter                         9,684
                                                    ----------
                      Total                         $1,574,210
                                                    ==========

 NOTE 15--SUBSEQUENT EVENTS (UNAUDITED)

 During November 1999, EuroGas paid $600,000 of principal on an 8% note payable with a remaining principal balance of approximately $640,000.

 During November 1999, the Company designated a new 1999 Series C 6% convertible preferred stock (the "1999 Series") and completed a private placement of 1,800 shares, resulting in proceeds to EuroGas of $1,651,500, net of $148,500 offering costs. The 1999 Series shares have a par value of $0.001 per share and a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The 1999 Series shares are non-voting and bear a 6% dividend rate per annum, or $60.00 per share. The 1999 Series preferred shares are convertible into common shares of EuroGas at the rate of $1,000 divided by an applicable percentage

 (85.0% to 77.5% depending on the number of days after issuance a registration statement filed with the Securities Exchange Commission becomes effective) of the average closing bid price for five trading days preceding the date of issuance or the conversion date. Alternately, the 1999 Series preferred shares are convertible into common shares of Big Horn Resources, Ltd. held by EuroGas at the rate of $1,000 divided by an applicable percentage (80.0% if conversion is from 46 to 75 days after issuance or 77.5% if conversion is more than 75 days after issuance) of the average closing bid price of the Big Horn common stock for five trading days preceding the conversion date. EuroGas has placed 8,500,000 shares of Big Horn common stock in escrow for use should the 1999 Series preferred shareholders elect to convert their shares into Big Horn common shares. During the fourth quarter of 1999, EuroGas will recognize $270,000 in preferred dividends for the effects of the 15% discount beneficial conversion feature from the issuance of the 1999 Series preferred stock.

                      EUROGAS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
                                 (UNAUDITED)

 The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depreciation, depletion, and amortization as of December 31, 1998 and 1997, by geographic area, were as follows:

                                                                               Eastern Europe
                                                       Total         Canada      and Russia
                                                    -------------  ------------  ------------
 AT DECEMBER 31, 1998
     Unproved oil and gas properties. . . . . . . . $  36,764,402  $  9,776,610  $ 26,987,792
     Proved oil and gas properties. . . . . . . . .    20,521,728     9,912,902    10,608,826
                                                    -------------  ------------  ------------
     Gross capitalized costs. . . . . . . . . . . .    57,286,130    19,689,512    37,596,618
     Less: Ceiling test adjustment and
      impairments . . . . . . . . . . . . . . . . .    (6,459,442)   (3,512,793)   (2,946,649)
     Less: Accumulated depreciation, depletion,
      and amortization. . . . . . . . . . . . . . .      (220,600)     (220,600)           -

     Future abandonment and restoration . . . . . .      (246,125)     (246,125)           -
                                                    -------------  ------------  ------------
     Net capitalized costs. . . . . . . . . . . . . $  50,359,963  $ 15,709,994  $ 34,649,969
                                                    =============  ============  ============

 AT DECEMBER 31, 1997
     Unproved oil and gas properties. . . . . . . . $  25,665,373  $         -   $ 25,665,373
     Gross capitalized costs. . . . . . . . . . . .    25,665,373            -     25,665,373
     Less: Ceiling test adjustment and
      impairments . . . . . . . . . . . . . . . . .    (2,941,713)           -     (2,741,713)
                                                    -------------  ------------  ------------
     Net capitalized costs. . . . . . . . . . . . . $  22,723,660   $        -   $ 22,723,660
                                                    =============   ===========  ============

 Costs incurred in oil and gas producing activities, both capitalized and expensed, during the years ended December 31, 1998 and 1997 were as follows:

                                                                               Eastern Europe
                                                       Total         Canada      and Russia
                                                    -------------  ------------  ------------
 FOR THE YEAR ENDED DECEMBER 31, 1998
     Property acquisition costs
          Proved. . . . . . . . . . . . . . . . . . $   8,784,050  $  8,784,050  $         -
          Unproved. . . . . . . . . . . . . . . . .    17,804,072     9,776,610     8,027,462
     Exploration costs. . . . . . . . . . . . . . .       573,570            -        573,570
     Development costs. . . . . . . . . . . . . . .     4,459,065     1,128,852     3,330,213
                                                    -------------  ------------  ------------
     Total Costs Incurred . . . . . . . . . . . . . $  31,620,757  $ 19,689,512  $ 11,931,245
                                                    =============  ============  ============
    FOR THE YEAR ENDED DECEMBER 31, 1997
     Property acquisition costs
          Unproved. . . . . . . . . . . . . . . . . $   7,574,601  $         -   $  7,574,601
     Exploration costs. . . . . . . . . . . . . . .     3,368,917            -      3,368,917
     Development costs. . . . . . . . . . . . . . .            -             -             -
                                                    -------------  ------------  ------------
     Total Costs Incurred . . . . . . . . . . . . . $  10,943,518  $         -   $ 10,943,518
                                                    =============  ============  ============

 The results of operations from oil and gas producing activities for the years ended December 31, 1998 and 1997 were as follows:


                                                                               Eastern Europe
                                                       Total         Canada      and Russia
                                                    -------------  ------------  ------------
 FOR THE YEAR ENDED DECEMBER 31, 1998
     Oil and gas sales. . . . . . . . . . . . . . . $     879,404  $    879,404  $         -
     Production costs . . . . . . . . . . . . . . .      (305,009)     (305,009)           -
     Impairment of mineral interests. . . . . . . .    (3,512,792)   (3,512,792)           -
     Depreciation, depletion, and amortization. . .      (220,600)     (220,600)           -
                                                    -------------  ------------  ------------
     Results of operations for oil and gas producing
      activities (excluding corporate overhead and
      financing costs). . . . . . . . . . . . . . . $  (3,158,997) $ (3,158,997)           -
                                                    =============  ============  ============
 FOR THE YEAR ENDED DECEMBER 31, 1997
     Impairment of mineral interests. . . . . . . . $  (2,941,713) $         -   $ (2,941,713)
     Depreciation, depletion, and amortization. . .            -             -             -
                                                    -------------  ------------  ------------
     Results of operations for oil and gas producing
      activities (excluding corporate overhead and
      financing costs). . . . . . . . . . . . . . . $  (2,941,713) $         -   $ (2,941,713)
                                                    =============  ============  ============

 RESERVE INFORMATION - The following estimates of proved and proved developed reserve quantities, presented in barrels and thousand cubic feet
 (MCF), and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of EuroGas' reserves. EuroGas emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. EuroGas' proved reserves are located in Canada and the Slovak Republic. Unproved reserve properties are located in the Slovak Republic, Sakha Republic (Russian Federation), Canada, Poland, and the Ukraine.

 Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

                                         Total                    Canada             Slovak Republic
                                  ----------------------  ----------------------  ----------------------
                                     Oil         Gas         Oil         Gas         Oil         Gas
                                  (Barrels)     (MCF)     (Barrels)     (MCF)     (Barrels)     (MCF)
                                  ----------  ----------  ----------  ----------  ----------  ----------
 Proved Developed and Undeveloped Reserves
    Balance - January , 1998. . .         -           -           -           -           -           -
    Purchases of minerals in
     place. . . . . . . . . . . .    847,500   7,246,700     847,500   7,246,700          -           -
    Extensions and discoveries. .     94,880   5,487,785          -           -       94,880   5,487,785
    Production. . . . . . . . . .    (36,500)   (365,000)    (36,500)   (365,000)         -           -
                                  ----------  ----------  ----------  ----------  ----------  ----------
    Balance - December 31, 1998 .    905,880  12,369,485     811,000   6,881,700      94,880   5,487,785
                                  ==========  ==========  ==========  ==========  ==========  ==========
 Proved Developed Reserves -
    December 31, 1998 . . . . . .    764,800   3,726,300     764,800   3,726,300          -	      -
                                  ==========  ==========  ==========  ==========  ==========  ==========

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less the tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

     The standardized measure of discounted estimated net cash flows related to proved oil and gas reserves at December 31, 1998 were as follows. There were no proved oil and gas reserves at December 31, 1997 or December 31, 1996:

                                                                          Eastern Europe
                                                   Total         Canada      and Russia
                                                ------------  ------------  ------------
 Future cash inflows. . . . . . . . . . . . . . $ 36,750,126  $ 20,864,305  $ 15,885,821
 Future production costs and
  development costs . . . . . . . . . . . . . .   (9,937,200)   (8,431,705)   (1,505,494)
 Future income tax expenses . . . . . . . . . .   (3,379,138)   (2,096,829)   (1,282,310)
                                                ------------  ------------  ------------
 Future net cash flows. . . . . . . . . . . . .   23,433,788    10,335,771    13,098,017

 10% annual discount for estimated
  timing of cash flows. . . . . . . . . . . . .   (9,770,798)   (3,935,291)   (5,835,507)
                                                ------------  ------------  ------------
 Standardized measures of discounted future
  net of cash flows relating to proved oil
  and gas reserves. . . . . . . . . . . . . . . $ 13,662,990  $  6,400,480  $  7,262,510
                                                ============  ============  ============

 The primary changes in the standardized measure of discounted estimated future net cash flows for the year ended December 31, 1998 were as follows:

                                                                           Eastern Europe
                                                    Total       Canada       and Russia
                                                ------------  ------------  ------------
 Beginning of year. . . . . . . . . . . . . . . $         -   $         -   $         -
 Purchase of minerals in place. . . . . . . . .    6,948,967     6,948,967            -
 Extensions and discoveries . . . . . . . . . .    6,857,937            -      6,857,937
 Development. . . . . . . . . . . . . . . . . .    4,406,706     1,076,493     3,330,213
 Production . . . . . . . . . . . . . . . . . .     (574,395)     (574,395)           -
 Revisions of estimates:
     Sales prices . . . . . . . . . . . . . . .     (320,693)           -       (320,693)
     Development costs. . . . . . . . . . . . .   (2,580,213)           -     (2,580,213)
 Accretion of discount. . . . . . . . . . . . .      866,857       180,583       686,274
 Net change in income taxes . . . . . . . . . .   (2,004,491)   (1,293,483)     (711,008)
 Change in exchange rate. . . . . . . . . . . .       62,315        62,315            -
                                                ------------  ------------  ------------
 End of year. . . . . . . . . . . . . . . . . . $ 13,662,990  $  6,400,480  $  7,262,510
                                                ============  ============  ============

                          EUROGAS, INC.
  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


     Effective October 5, 1998, EuroGas, Inc. ("EuroGas") completed the acquisition of 14,100,000 common shares (slightly more than a 50% interest) of Big Horn Resources Ltd. ("Big
     Horn"), an oil and gas exploration and production company operating in Western Canada. The accompanying unaudited pro forma condensed consolidated statement of operations has been prepared to present the results of operations of EuroGas, Inc. and subsidiaries as if the acquisition of Big Horn had occurred on January 1, 1998. By the date of the closing of the acquisition on March 31, 1999, EuroGas had made cash payments of $4,723,498 on October 17, 1998, executed promissory notes on March 30, 1999 in the aggregate amount of $1,840,224, and had canceled a June
     1998 note receivable from one of the Big Horn shareholders in the amount of $1,100,000. These payments and the face amount of the notes were discounted by $70,238 using a 10% discount rate to establish the purchase price on October
     5, 1998, the date the parties agreed to the terms of these transactions, of $7,593,484.

     The acquisition was accounted for under the purchase method of accounting. The purchase price was determined based upon the fair value of the consideration paid. The purchase price was allocated to the acquired net assets of Big Horn based upon their relative fair values on the effective date of the acquisition. The fair value of the acquired properties was based on a reserve report prepared by independent petroleum engineers. The purchase price exceeded the fair value of the net assets acquired by $3,512,792 which was recognized by EuroGas, Inc. as a non-recurring impairment expense at the date of the acquisition.

     The following financial information was derived from, and should be read in conjunction with the consolidated statements of operations of EuroGas, Inc. and subsidiaries and of Big Horn for the year ended December 31, 1998. The operations of Big Horn were included in the consolidated results of operations of EuroGas, Inc. and subsidiaries from October 5, 1998. Accordingly, adjustments have been made to eliminate the duplication of the Big Horn operations for the three months ended December 31, 1998. Since the results of operations from Big Horn are included in the consolidated results of operations of EuroGas, Inc. and subsidiaries for the three months ended March 31, 1999, operations for Big Horn and related pro forma amounts have not been separately presented for that period. The unaudited condensed consolidated pro forma statement of operations has been included herein for comparative purposes only and does not purport to be indicative of the results of operations which actually would have been obtained had the agreement been completed on January 1, 1998, or the results of operations which may be obtained in the future. In addition, future results may vary significantly from the results reflected in this pro forma financial statement.

                             EUROGAS, INC. AND SUBSIDIARIES
                      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                STATEMENT OF OPERATIONS
                          FOR THE YEAR ENDED DECEMBER 31, 1998

                                                    Big Horn       Pro Forma     Pro Forma
                                     EuroGas, Inc.  Resources     Adjustments     Results
                                      -----------  -----------  ---------------  ------------
  Oil and Gas Sales                   $   879,404  $ 2,711,520  (A) $  (879,404)
                                                                (C)    (573,105) $  2,138,415
                                      -----------  -----------      -----------  ------------
  Costs and Operating Expenses
    Oil and gas production costs          305,009      828,950  (A)    (305,009)      828,950
      Impairment of mineral interest
        and equipment                   3,512,792    1,281,221  (D)  (3,512,792)           -
                                                                (F)  (1,281,221)           -
    Royalties                                  -       573,105  (C)    (573,105)           -
    Depreciation, depletion,
      and amortization                    293,955      872,579  (B)      (7,114)           -
                                                                (A)    (246,125)      913,295
    General and administrative          7,804,401      222,826  (A)     (41,121)    7,986,106
                                      -----------  -----------      -----------  ------------

      Total Costs and Operating
       Expenses                        11,916,157    3,778,681       (5,966,487)    9,728,351
                                      -----------  -----------      -----------  ------------

  Other Income (Expense)
    Interest income                       593,570       63,443   (A)    (62,521)      594,492
    Foreign exchange net losses          (130,419)          -                -       (130,419)
    Interest expense                     (465,371)     (96,240)  (A)     61,412      (500,199)
    Income tax benefit                         -        14,869               -         14,869
    Minority interest in income
     of subsidiary                       (137,983)          -    (E)     67,927       (70,056)
    Other                                 152,776           -                -        152,776
                                      -----------  -----------      -----------  ------------
        Total Other Income (Expense)       12,573      (17,928)          66,818        61,463
                                      -----------  -----------      -----------  ------------
  Net Loss                            (11,024,180)  (1,085,089)       4,580,796    (7,528,473)

  Preferred Dividends                  (2,861,301)          -                -     (2,861,301)
                                     ------------  -----------      -----------  ------------
  Loss Applicable to Common Shares   $(13,885,481) $(1,085,089)     $ 4,580,796  $(10,389,774)
                                     ============  ===========      ===========  ============
  Basic and Diluted Loss Per
   Common Share                      $      (0.22)                               $      (0.16)
                                     ============                                ============
  Weighted Average Number of Common
   Shares Used In Per Share
   Calculations                        64,129,062                                  64,129,062
                                     ============                                ============

     Notes to the unaudited pro forma condensed consolidated statement of operations are presented on the following page.

                        EUROGAS, INC. AND SUBSIDIARIES
           NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENT OF OPERATIONS

     NOTE 1- Pro forma adjustments are as follows:

     A - Adjustments to eliminate duplicated Big Horn operations from October 5, 1998 through December 31, 1998. The EuroGas condensed consolidated statement of operations for the year ended December 31, 1998 includes the results of operations of Big Horn from the date of its acquisition on October 5, 1998.

     B - Adjustment to reflect depletion expense based upon an allocation of EuroGas' purchase price and assuming the acquisition occurred on January 1, 1998.

     C - Adjustment to classify royalties according to U.S. generally accepted accounting principles.

     D - Adjustment to eliminate the nonrecurring impairment loss recognized by EuroGas which was directly attributable to the acquisition.

     E - Adjustment to reflect minority interest in the Big Horn income from January 1, 1998

     F - Adjustment to eliminate the impairment loss recognized by Big Horn prior to the EuroGas acquisition.


     NOTE 2- The translation to U.S. dollars and adjustments to U.S. generally accepted accounting principles of the Big Horn financial statements, which were prepared in Canadian dollars and using Canadian generally accepted accounting principles, was done using the average exchange rate for the year ended December 31, 1998, as follows:

                                                             U.S.
                                Canadian                   GAAP in                   U.S.
                                Financial    U.S. GAAP    Canadian     Exchange    GAAP in
                               Statements   Adjustments    Dollars       Rate     U.S. Dollars
                               -----------  -----------  -----------  -----------  -----------
  Revenue and Income
    Oil and gas sales          $ 4,021,076               $ 4,021,076         1.48  $ 2,711,520
    Interest and other
     income                         94,084                    94,084         1.48       63,443
                               -----------               -----------   ----------  -----------
       Total Revenue and
        Income                   4,115,160                 4,115,160         1.48    2,774,963
                               -----------               -----------                ----------
  Costs and Expenses
    Oil and gas production
     costs                       1,229,300                 1,229,300         1.48      828,950
    Impairment of mineral
     interest and equipment             -   $ 1,900,000    1,900,000         1.48    1,281,221
    Royalties                      849,892                   849,892         1.48      573,105
    Depreciation, depletion,
     and amortization            1,365,000      (71,000)   1,294,000         1.48      872,579
    General and administrative     330,442                   330,442         1.48      222,826
    Interest                       142,720                   142,720         1.48       96,240
    Income tax benefit                  -       (22,050)     (22,050)        1.48      (14,869)
                               -----------  -----------  -----------               -----------
      Total Costs and Expenses   3,917,354    1,806,950    5,724,304         1.48    3,860,052
                               -----------  -----------  -----------               -----------
  Net Income (Loss)            $   197,806  $(1,806,950) $(1,609,144)        1.48  $(1,085,089)
                               ===========  ===========  ===========               ===========

 AUDITORS' REPORT TO THE DIRECTORS


 We have audited the consolidated balance sheets of Big Horn Resources Ltd. as at December 31, 1998 and 1997 and the consolidated statements of earnings and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

 In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles in Canada.

 KPMG LLP
 Chartered Accountants


 Calgary, Canada
 March 26, 1999

 Big Horn Resources Ltd.
 -------------------------------------------------------------------------

 CONSOLIDATED BALANCE SHEETS
 -------------------------------------------------------------------------
                                        DECEMBER 31        December 31
                                               1998               1997
 -------------------------------------------------------------------------

 ASSETS

 CURRENT ASSETS
    Cash                                   $252,175            $76,240
    Accounts receivable                   1,702,025          1,851,835
    Prepaid expenses and other assets        12,986              5,336
- --------------------------------------------------------------------------
                                          1,967,186          1,933,411

 CAPITAL ASSETS (NOTE 3)                 15,181,925          4,428,367
- --------------------------------------------------------------------------
                                        $17,149,111         $6,361,778
==========================================================================


 LIABILITIES

 CURRENT LIABILITIES
    Accounts payable and accrued
     liabilities                         $1,867,680         $1,946,172
- --------------------------------------------------------------------------
                                          1,867,680          1,946,172

 BANK INDEBTEDNESS (NOTE 4)               1,421,759          1,600,000

 Provision for future abandonment and
  site restoration costs                    191,670             50,000
- --------------------------------------------------------------------------
                                          3,481,109          3,596,172
- --------------------------------------------------------------------------


 SHAREHOLDERS' EQUITY

 SHARE CAPITAL (NOTE 5)                  18,209,175          7,504,585
 DEFICIT                                 (4,541,173)        (4,738,979)
- --------------------------------------------------------------------------
                                         13,668,002          2,765,606
 SUBSEQUENT EVENTS (NOTE 8)
- --------------------------------------------------------------------------
                                        $17,149,111         $6,361,778
==========================================================================


 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Big Horn Resources Ltd.

 -------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
 -------------------------------------------------------------------------

                                               YEAR               Year
                                              ENDED              Ended
                                        DECEMBER 31        December 31
                                               1998               1997
 ---------------------------------------------------------------------------

 REVENUE

    Oil and gas sales                    $3,807,620         $2,637,805
    Alberta royalty tax credit              213,456             93,981
    Interest and other income                94,084              4,813
 -------------------------------------------------------------------------
                                          4,115,160          2,736,599
 -------------------------------------------------------------------------

 EXPENSES

    Operating expenses                    1,229,300            858,848
    Royalties                               849,892            759,855
    General and administrative              330,442            243,413
    Interest on long-term debt              142,720             93,121
    Depletion and depreciation (note 3)   1,365,000          5,118,937
 -------------------------------------------------------------------------
                                          3,917,354          7,074,174
 -------------------------------------------------------------------------
 NET EARNINGS (LOSS)                        197,806         (4,337,575)


 DEFICIT - BEGINNING OF YEAR             (4,738,979)          (401,404)
 -------------------------------------------------------------------------

 DEFICIT - END OF YEAR                  ($4,541,173)       ($4,738,979)
 =========================================================================


 BASIC EARNINGS (LOSS) PER SHARE              $0.01             ($0.46)
 =========================================================================



 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Big Horn Resources Ltd.
 -------------------------------------------------------------------------
 CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
- --------------------------------------------------------------------------

                                               YEAR               Year
                                              ENDED              Ended
                                        DECEMBER 31        December 31
                                               1998               1997
 -------------------------------------------------------------------------

 Cash provided by (used in):

 Operations

    Net earnings (loss)                    $197,806        ($4,337,575)

    Add non-cash items:
        Depletion and depreciation        1,365,000          5,118,937

    Net change in non-cash working
     capital items                         (644,282)          (522,658)
 -------------------------------------------------------------------------
                                            918,524            258,704
 -------------------------------------------------------------------------
 Financing

    Issue of share capital              10,704,590           3,492,035
    Increase (decrease) in bank
     indebtedness                         (178,241)            208,074
    Accrued share issue costs                   -              150,000
 -------------------------------------------------------------------------
                                        10,526,349           3,850,109
 -------------------------------------------------------------------------

 Investing

    Acquisition of Ironwood Petroleum
     Ltd., net of cash acquired         (6,548,925)                 -
    Additions to capital assets         (4,720,013)         (4,032,573)
 -------------------------------------------------------------------------
                                       (11,268,938)         (4,032,573)


 Increase in cash                          175,935              76,240

 Cash, beginning of year                    76,240
 -------------------------------------------------------------------------
 Cash, end of year                        $252,175             $76,240
 =========================================================================



 See accompanying notes to consolidated financial statements

Big Horn Resources Ltd.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

 __________________________________________________________________________
 1. SIGNIFICANT ACCOUNTING POLICIES
          These consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada. Substantially all of the exploration and production activities of the Company are conducted jointly with others and these consolidated financial statements reflect only the Company's proportionate interest in such activities. These consolidated financial statements include the accounts of Ironwood Petroleum Ltd. ("Ironwood") effective from October 1, 1998.

       (a)  Petroleum and natural gas properties

       The Company follows the full cost method of accounting for petroleum and natural gas properties. All costs related to the exploration for and the development of oil and gas reserves are capitalized on a country by country basis. Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a significant change in the depletion rate.

          Capitalized costs are depleted and depreciated using the unit of production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into equivalent barrels of oil
	      based on their on their relative energy content.

          Capitalized costs, net of accumulated depletion and depreciation, are limited to estimated undiscounted future net revenues from proven reserves, based on year-end prices, less estimated future site restoration costs, general and administrative expenses, financing costs and income taxes.

          Estimated future abandonment and site restoration costs are provided for over the life of proven reserves on a unit of production basis. The annual charge is included in depletion and depreciation expense and actual abandonment and site restoration costs are charged to the provision as incurred.

          The amounts recorded for depletion and depreciation and the provision for future abandonment and site restoration costs are based on estimates of proven reserves and future costs. The recoverable value of capital assets is based on a number of factors including the estimated proven reserves and future costs. By their nature, these estimates are subject to measurement uncertainty and the impact on financial statements of future periods could be material.

         (b) Per share data

          Per share amounts are calculated based on the weighted average number of shares outstanding during the year. The exercise of stock options and warrants would not have a material dilutive effect on the per share data.

   (c) Financial instruments

          The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and bank indebtedness. The fair values of all of the Company's financial instruments approximate their carrying values.

   (d)    Estimates and assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 2. ACQUISITION

          Effective October 1, 1998 the Company acquired all of the issued and outstanding shares of Ironwood for $7,230,361 including acquisition costs of $143,191.

          This business combination has been accounted for using the purchase method based on the assets and liabilities of Ironwood as at September 30, 1998. The results of operations of Ironwood have been included in the Company's consolidated financial statements effective from October 1, 1998.

      Details of the acquisition are as follows:

         Assets acquired:
               Current assets, excluding cash           $613,792
               Capital assets                          7,342,545
                                                      ----------
                                                       7,956,337
         Liabilities assumed:
               Current liabilities                     1,321,742
               Provision for future abandonment
                and site restoration costs                85,670
                                                      ----------
                                                       1,407,412

         Net non-cash assets acquired                  6,548,925
         Cash acquired                                   681,436
                                                      ----------
         Net assets acquired                          $7,230,361
                                                      ==========
         Consideration:
               Cash                                   $7,230,361
                                                      ==========

    3. CAPITAL ASSETS
  ------------------------------------------------------------------------
                                                        December 31, 1998
 -------------------------------------------------------------------------
                                          Accumulated
                                         depletion and
                                  Cost    depreciation       Net
 -------------------------------------------------------------------------
 Petroleum and natural
  gas properties              $22,716,141  $7,593,981  $15,122,160

 Office furniture and
 equipment                         91,265      31,500       59,765
 -------------------------------------------------------------------------
                              $22,807,406  $7,625,481  $15,181,925
 =========================================================================


                                                       December 31, 1997
 -------------------------------------------------------------------------
                                          Accumulated
                                         depletion and
                                  Cost    depreciation       Net
 -------------------------------------------------------------------------


 Petroleum and natural
 gas properties               $10,672,915  $6,304,981  $4,367,934

 Office furniture and
 equipment                         71,933      11,500      60,433
 -------------------------------------------------------------------------
                              $10,744,848  $6,316,481  $4,428,367
 =========================================================================

       The provision for depletion and depreciation in 1998 and 1997 includes the following components:

                                                      1998         1997
 -------------------------------------------------------------------------


    Amortization of capital assets               $1,309,000    $ 982,800

    Provision for future abandonment and
    site restoration                                 56,000       36,000

    Write-down of abandoned overseas properties          -       300,137

    Ceiling test adjustment                              -     3,800,000
 -------------------------------------------------------------------------
                                                 $1,365,000   $5,118,937
 =========================================================================

          As at December 31, 1998 costs of undeveloped land of $3,100,00 (1997 - $824,712) have been excluded from the calculation of depletion expense.


    4. BANK INDEBTEDNESS

       Bank indebtedness represents the outstanding balance under an authorized line of credit of $7,000,000 (1997 - $2,300,000) with the Alberta Treasury Branches. Drawings under the line of credit bear interest at 1% above the bank's prime lending rate. Security is provided by a first charge over all of the Company's assets. The balance is repayable on demand.

 5. SHARE CAPITAL

   (a) Authorized
      Unlimited number of voting common shares without nominal or par value.

   (b) Issued and to be issued.
 -------------------------------------------------------------------------
                                                 Number of
                                                    common
                                                    shares        Amount
 -------------------------------------------------------------------------

    Balance, December 31, 1996, shares issued and
	   to be issued                             8,818,221    $4,012,550

    Shares issued on exercise of warrants           436,250       305,377

    Shares issued on exercise of warrants ( see
    note 5(c) )                                     500,000       115,000

    Shares issued on exercise of stock options       73,500        26,460
 -------------------------------------------------------------------------
    Balance, December 31, 1997, shares issued     9,827,971     4,459,387

    Proceeds received on issue of Special
    Warrants, net of issue costs of $388,802
    (see note 5(d))                                      -      3,045,198
 -------------------------------------------------------------------------

    Balance, December 31, 1997, shares issued
	   and to be issued                         9,827,971     7,504,585

    Shares issued on conversion of Special
    Warrants ( see note 5(d) )                    3,434,000            -

    Shares issued on exercise of stock options      564,500       172,260

    Shares issued as compensation                    10,220         9,198

    Shares issued on private placement
     (see note 5(e) )                             3,210,000     3,600,000

    Shares issued on private placement
     (see note 5(f) )                             1,075,500       914,175

    Proceeds received from private placement
    subscription ( see note 5(g) )                       -      6,500,000

    Share issue costs                                    -       (491,043)
 -------------------------------------------------------------------------
    Balance, December 31, 1998, shares issued    18,122,191   $11,709,175
    Proceeds received from private placement
   	subscription (see note 5(g))                       -      6,500,000
 =========================================================================
    Balance, December 31, 1998, shares issued
      and to be issued                           18,122,191   $18,209,175
 =========================================================================

         (c) On August 26, 1997, 500,000 common shares were issued to an officer and director of the Company on the exercise of 500,000 share purchase warrants at a price of $0.23 per share for an aggregate consideration of $115,000.


         (d) On September 16, 1997, the Company issued 592,000 Special Warrants at a price of $2.00 per Special Warrant. Each Special Warrant entitled the holder to acquire one common share, one flow-through common share and one share purchase warrant at no additional cost. Each share purchase warrant entitled the holder to purchase an additional share of the Company at a price of $1.25 per share exercisable until September 21, 1998. On September 17, 1997 the Company issued 2,250,000 Special Warrants, of which 1,125,000 were flow-through Special Warrants, at a price of $1.00 per Special Warrant. Each Special Warrant entitled the holder to acquire one common share and one share purchase warrant at no additional cost. Each share purchase warrant entitled the holder to purchase an additional share of the Company at a price of $1.25 per share exercisable until September 21, 1998. The net proceeds to the Company from both issues were $3,045,585. These proceeds were received in 1997. All of the common shares referred to above were issued in 1998. The share purchase warrants expired unexercised on September 21, 1998.

         (e) On March 20, 1998, the Vancouver Stock Exchange approved a non-brokered private placement of 3,000,000 common shares at a price of $1.20 per share for proceeds of $3,600,000. The private placement included 2,000,000 share purchase warrants exercisable up to March 22, 1999 at a price of $1.50 per common share. In addition, 210,000 common shares were issued as a finder's fee. The share purchase warrants expired unexercised on March 22, 1999.

         (f) On December 31, 1998 the Company issued 1,075,500 flow-through common shares through a non-brokered private placement. Proceeds to the Company from this issue were $914,175. Pursuant to the flow-through share agreement, the Company will renounce $914,175 of income tax deductions to the subscribers to these shares. At December 31, 1998 $379,547 had been renounced.

         (g) As described in note 2, the Company acquired, effective October 1, 1998, all of the issued and outstanding shares of Ironwood for $7,230,361. This acquisition was partly financed by the issuance of 10,000,000 common shares at a price of $0.65 per share. This private placement received final approval by the Toronto Stock Exchange on January 29, 1999 and the common shares were issued from treasury on February 4, 1999. The remaining funds held in escrow pursuant to the private placement were released to the Company on February 5, 1999 in the amount of $4,278,241. These funds are recorded as a reduction in the Company's bank indebtedness at December 31, 1998.

         (h) Options:

       Number of options    Exercise price     Expiry date
       -----------------    --------------   -----------------
           175,000              $0.69        November 25, 2001

            85,000              $0.92        July 16, 2002

            30,000              $1.15        March 09, 2003

            85,000              $1.15        March 09, 2006

           534,500              $0.98        May 26, 2008

            25,000              $0.97        July 30, 2008
         --------------------------------------------------
           934,500
         ==================================================


      (i)   Warrants:

    There are 50,000 share purchase warrants held by a company controlled by a consultant to the Company as partial consideration for the purchase of certain petroleum and natural gas properties. These warrants are exercisable up to June 10, 1999 at an exercise price of $1.15.

    There are 225,000 broker warrants outstanding related to the issue of the Special Warrants referred to in note 5(d). These warrants vest as to 1/4 on each of September 19, 1998, March 19, 1999, September 19, 1999 and March 19, 2000. These warrants are exercisable at a price of $1.00 per common share. The warrants will expire if not exercised on or before the September 19, 2000.

   6. INCOME TAXES

          The income tax provision is calculated by applying Canadian federal and provincial statutory tax rates to pre-tax income with adjustments as set out in the following table:

                                                 1998        1997
                                               --------   -----------
  Earnings (loss) before income taxes          $197,806   $(4,337,575)

  Combined federal and provincial income tax
    rate                                            45%          45%

  Computed income tax provision                $ 89,013   $(1,951,909)

  Increase (decrease) resulting from:

  Non-deductible Crown royalties                330,734       315,925

  Resource allowance                           (248,225)     (143,808)

  Alberta Royalty Tax Credit                    (96,056)      (42,291)

  Recognition of accounting loss
   carry-forwards                              (361,939)           -

  Depletion on assets with no tax base          285,237       818,100

  Accounting losses not recognized                   -      1,001,208

  Other                                           1,236         2,775
                                               ---------   -----------
                                               $     -     $       -
                                               =========   ===========

          At December 31, 1998 the Company had approximately $12,697,000 (1997 - $6,240,000) of tax pools available to reduce future taxable income.


    7.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers or other third parties, will be fully resolved.

      8. SUBSEQUENT EVENTS

      (a) On January 1, 1999 the Company amalgamated with its wholly-owned subsidiary, Ironwood Petroleum Ltd. under the continuing name Big Horn Resources Ltd.

      (b   On February 4, 1999 the Company issued 10,000,000 common shares from treasury as described in note 5(g).

      (c) On February 5, 1999 the Company received the remaining proceeds from escrow from its private placement as described in note 5(g).

    9. DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Differences in accounting principles as they pertain to the accompanying financial statements are immaterial except as described below:

       (a) Under U.S. GAAP the carrying value of petroleum and natural gas properties and related facilities, net of deferred income taxes, is limited to the present value of after-tax future net revenue from proven reserves based on prices and costs at the balance sheet date and discounted at 10%, plus the lower of cost and fair value of unproven properties. The application of the full cost ceiling test under U.S. GAAP resulted in a write-down of capitalized costs in 1998.

       (b) Under U.S. GAAP deferred income tax assets or liabilities are computed on the difference between financial statements and income tax bases of assets and liabilities. Deferred income tax provisions are based on the change during the period in the related deferred income tax asset or liability accounts.

       (c) Under U.S. GAAP future income taxes are recognized on the difference between the book value and the tax value of net assets acquired on a purchase.

       (d) Under U.S. GAAP, cash restricted for use in repayment of bank indebtedness is shown as a current asset.

    The impact of the differences between Canadian and U.S. GAAP on the consolidated statements of earnings and deficit are as follows:


                                                   1998        1997
                                            -------------------------
 Net earnings (loss) under Canadian GAAP        197,806   $(4,337,575)

 Ceiling test write-down                     (1,900,000)          -

 Application of liability method for
 income  taxes                                   22,050           -

 Adjustment of depletion                         71,000      160,000
 --------------------------------------------------------------------
 Net earnings(loss)under U.S. GAAP          $(1,609,144) $(4,177,575)
 --------------------------------------------------------------------
 Earnings per share under U.S. GAAP              $(0.09)      $(0.43)

    The impact of the differences between Canadian and U.S. GAAP on the consolidated balance sheets are as follows:

                                      CANADIAN
                                         GAAP    ADJUSTMENTS      US GAAP
                               --------------------------------------------
    December 31, 1998
	Restricted cash          $           -     $ 4,278,241      $ 4,278,241
      Capital assets               15,181,925     (1,128,460)      14,053,465
	Bank indebtedness            (1,421,759)    (4,278,241)      (5,700,000)
      Deferred income tax
       liability                           -       1,918,490        1,918,490
      Deficit                      (4,541,173)    (3,046,950)      (7,588,123)


      December 31, 1997
      Capital assets           $    4,428,367    $(1,240,000)     $ 3,188,367
      Deficit                      (4,738,979)    (1,240,000)      (5,978,979)

 WE HAVE NOT AUTHORIZED ANY DEALER,
 SALESPERSON OR OTHER PERSON TO
 GIVE ANY INFORMATION OR REPRESENT
 ANYTHING NOT CONTAINED IN THIS                        7,844,675
 PROSPECTUS.  THIS PROSPECTUS DOES               SHARES OF COMMON STOCK
 NOT OFFER TO SELL OR BUY ANY
 SECURITIES IN ANY JURISDICTION
 WHERE IT IS UNLAWFUL.  THE
 INFORMATION IN THIS PROSPECTUS IS
 CURRENT AS OF DECEMBER 16, 1999.
                                                     EuroGas, Inc.
 _______________________

                                                      COMMON STOCK
                SUMMARY
           TABLE OF CONTENTS
                                                     _______________
    (For a more detailed Table of
 Contents, see page ii of the                          Prospectus
 Prospectus)                                         ______________

              Prospectus               PAGE
  Table of Contents...................  ii
  Prospectus Summary..................  iv
  Risk Factors........................   1
  Use of Proceeds.....................   7
  Determination of Offering Price.....   7
  Dilution............................   7
  Selling Shareholder.................   7
  Plan of Distribution................   8
  Description of Securities Being
    Registered........................   9
  Legal Matters and Experts...........  12
 Description of Business and
 Properties of the Company............  13
 Management's Discussion and Analysis.  32
 Management...........................  39
 Index to Financial Statements........  47

        _______________________


                                                     December 17, 1999

   Part II

            INFORMATION NOT REQUIRED TO BE IN PROSPECTUS



  ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      The following are the estimated expenses in connection with the distribution of the securities being registered:


     Securities and Exchange Commission registration Fee            $  1,202
     Legal fees                                                       20,000
     State "blue sky" fees and expenses (including
      attorney's fees)                                                 4,798
     Accounting fees and expenses                                     30,000
     Printing expenses                                                 1,000
     Listing fees                                                         -
                                                                    --------
         Total                                                      $ 57,000

      All expenses, except the SEC fees, are estimates.

      The Selling Shareholder will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


         ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


      The Company's articles of incorporation provide that officers and directors of the Company shall be indemnified to the maximum extent permitted by law. The provisions of the Utah Revised Business Corporation Act (the "Revised Act") are, and provide, as follows:

      Section 16-10a-902 ("Section 902") of the Revised Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided however, that, pursuant to Subsection 902(4), (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

      In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under
 Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

      Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

      Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")]


    ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


 UNREGISTERED SALES OF SECURITIES IN 1999

      On November 4, 1999, the Company completed a private placement of 1,800 shares of Series C Preferred Stock to the Selling Shareholder, an accredited investor, resulting in net proceeds to the Company of approximately $1,651,500 to be used for general working capital. The private placement of the Series C Preferred Stock was effected in reliance upon the exemption for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act of 1933, as amended, based upon the following based upon the following: (a) the investor represented and warranted to the Company that it was an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education, and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering, and the investor represented and warranted that it was acquiring the securities for its own account and not with an intent to distribute the such securities; (c) the investor was provided with copies of the Company's most recent Annual Report on Form 10-KSB and any and all other information requested by the investor with respect to the Company, (d) the investor acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered with the SEC under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates and other documents representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

      During 1999, the Company completed two private placements of 1998 Series B Convertible Preferred Stock to an existing shareholder of the Company pursuant to the Series B Subscription Agreement (described in greater detail below). The company sold an aggregate of 6,500 shares of Series B Convertible Preferred Stock, resulting in net proceeds to the Company of approximately $6,012,500. The private placements of the Series B Convertible Preferred Stock were effected in reliance upon the exemption for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act of 1933, as amended, based upon the Company's pre-existing relationship with the purchaser and representations and warranties provided by the purchaser.

 UNREGISTERED SALES OF SECURITIES IN 1998

      In May 1998, the Company entered into the Series B Subscription Agreement, pursuant to which it agreed to sell up to 30,000 shares of its 1998 Series B Convertible Preferred Stock at the price of $1,000 per share for an aggregate of $30,000,000 gross proceeds to three accredited investors. At the time of the execution of the Series B Subscription Agreement, 8,000 shares were sold by the Company under the under the Series B Subscription Agreement, resulting in net proceeds of $7,400,000; on September 12, 1998, the Company sold an additional 5,500 shares of Series B Convertible Preferred Stock under the Series B Subscription Agreement, resulting in net proceeds of approximately $5,100,000; and on November 13, 1998, the Company sold another 3,500 shares of Series B Convertible Preferred Stock under the Series B Subscription Agreement, resulting in net proceeds of approximately $3,200,000.

      Such sales of the Series B Convertible Preferred Stock were effected in reliance upon the exemption for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act of 1933, as amended, based upon the following based upon the following: (a) the investor represented and warranted to the Company that it was an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education, and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering, and the investor represented and warranted that it was acquiring the securities for its own account and not with an intent to distribute the such securities; (c) the investor was provided with copies of the Company's most recent Annual Report on Form 10-KSB and any and all other information requested by the investor with respect to the Company, (d) the investor acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered with the SEC under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates and other documents representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

 UNREGISTERED SALES OF SECURITIES IN 1997

      During 1997, the Company sold or delivered 10,544,030 shares of common stock and 4,450,000 options in transactions that were not registered under the Securities Act as described in more detail below. Unless otherwise noted, the sales were made without the participation of underwriters and without the payment of any commission. Unless otherwise noted, each such sale of the Series B

 Convertible Preferred Stock was effected in reliance upon the exemption for sales of securities not involving a public offering set forth in Section 4(2) of the Securities Act of 1933 and/or upon Rule 506 of Regulation D promulgated under the Securities Act, based upon the following: (a) each investor represented and warranted to the Company that he/she/or it was an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and/or had such background, education, and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities;
 (b) there was no public offering or general solicitation with respect to the offering, and each investor represented and warranted that he/she/it was acquiring the securities for his/her/its own account and not with an intent to distribute the such securities; (c) each investor was provided with copies of the Company's most recent Annual Report on Form 10-KSB and any and all other information requested by such investor with respect to the Company, (d) each investor acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered with the SEC under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates and other documents representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act. In each instance, the Company used the proceeds for general working capital.

      The following summary does not include two sales previously reported in which the Company relied principally on Regulation S as an exemption from registration. The reports considering those sales were on the Company's Form 8-K dated March 24, 1997, covering the sale of 500,000 shares for gross proceeds of $2.5 million and Form 8-K dated May 30, 1997, covering the issuance of a newly created preferred stock for gross proceeds of $15 million.

      On June 11, 1997, the Company delivered an option to OMV A.G. in connection with its purchase of a subsidiary of OMV A.G. whose principal asset was a joint venture in the Sakha Republic as described under "BUSINESS & PROPERTIES: Activities in the Sakha Republic." The terms of the option provide for an exercise price of $4.00 per share until April 1, 1998, $5.00 per share until March 31, 1999, and $6.00 per share until March 31, 2000, at which time the unexercised portion expires.

      On June 30, 1997, the Company sold 1,430,000 shares of its restricted stock, at $7.00 per share, for a gross purchase price of $10 million (US) to Chemilabco B.V., a principal shareholder of the Company. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

      Also on June 30, 1997, the Company sold to Finance Credit & Development Corporation, Ltd., in a transaction that amended a prior financing agreement, a total of 2,999,999 shares of restricted common stock for $7.5 million and converted a $1 million outstanding debenture to 333,334 shares of restricted common stock. In connection therewith, the Company also granted a warrant for the acquisition of 2,200,000 shares of the Company's common stock at $3.00 per share.

      During the 1997 fiscal year, the holder of convertible debenture notes (proceeds of which were received prior to 1997), converted a total of $10,947,991 of principal and accrued interest into 2,646,907 shares of the Company stock pursuant to the terms of the various debentures.

      On July 3, 1997, 1,250,000 shares of the 1996 Preferred Stock were automatically converted into 2,500,000 shares of common stock. The shares were held by the former Shareholder of Danube that the Company acquired during fiscal 1996.

      On August 9, 1997, the Company sold an option to purchase 250,000 shares to CIBC Oppenheimer in connection with the entering into of a financial advisory agreement. The option provides for an exercise price $11.79, expires August 9, 2002, and provides CIBC Oppenheimer with registration and cashless exercise rights.

      On August 30, 1997, the Company converted a promissory note held by the former Danube Shareholder in the amount of $2,846,590 of principal and accrued interest into 383,790 shares of the Company's common stock.

      On November 11, 1997, the Company delivered 250,000 shares of restricted common stock for the acquisition of the 5% interest in the Danube subsidiary which had been held by two foreign individuals which had invested $1 million with the Danube project prior to its acquisition by the Company in 1996.

    ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 Item 16.   Exhibits and Financial Statement Schedules

 (a) Financial Statements. The following Consolidated Financial Statements of the Company and report of independent accountants, unaudited pro forma financial statements, consolidated financial statements of Big Horn Resources, Ltd. and report of independent accountants are included on pages F-1 through F-42.


                                                                        Page

       1.   EuroGas, Inc. and Subsidiaries

                   Report of Independent Certified Public
                   Accountants. . . . . . . . . . . . . . . . . . . . . . F-2

                   Consolidated Balance Sheets-September 30, 1999
                   (Unaudited)
                     and December 31, 1998 and 1997 . . . . . . . . . . . F-3

                   Consolidated Statements of Operations for the
                   Nine Months
                     Ended September 30, 1999 and 1998 (Unaudited),
                   and for the
                     Years Ended December 31, 1998, 1997 and 1996 . . . . F-4

                   Consolidated Statements of Stockholders' Equity
                   (Deficit)
                     for the Years Ended December 31, 1996, 1997
                   and 1998 and
                     for the Nine Months Ended September 30, 1999
                   (Unaudited), . . . . . . . . . . . . . . . . . . . . . F-5

                   Consolidated Statements of Cash Flows for the
                   Nine Months
                     Ended September 30, 1999 and 1998 (Unaudited),
                   and for the
                     Years Ended December 31, 1998, 1997 and 1996 . . . . F-7

                   Notes to Consolidated Financial Statements . . . . . . F-9

                   Supplemental Information on Oil and Gas
                   Producing Activities (Unaudited) . . . . . . . . . . . F-27


      2.    Unaudited Pro Forma Condensed Consolidated Financial
            Statement

                   Unaudited Pro Forma Condensed Consolidated
                   Statement of Operations  . . . . . . . . . . . . . . .F-28

                   Unaudited Pro Forma Condensed Consolidated
                   Statement of
                     Operations for the Year Ended December 31,
                   1998 . . . . . . . . . . . . . . . . . . . . . . . . .F-29

                   Notes to the Unaudited Pro Forma Condensed
                   Consolidated Statement
                     of  Operations . . . . . . . . . . . . . . . . . . .F-30



             3.   Big Horn Resources Ltd.

                   Auditors' Report to the Directors. . . . . . . . . . .F-31

                   Consolidated Balance Sheets--December 31, 1998
                   and 1997 . . . . . . . . . . . . . . . . . . . . . . .F-32

                   Consolidated Statements of Earnings and Deficit
                   for the Years
                     Ended December 31, 1998 and 1997 . . . . . . . . . .F-33

                   Consolidated Statements of Changes in Financial
                   Position
                     for the Years Ended December 31, 1998 an 1997  . . .F-34

                   Notes to Consolidated Financial Statements for
                   the Years
                     Ended December 31, 1998 and 1997 . . . . . . . . . .F-35

 (b)  Exhibits

Exhibit
Number                Title of Document                    Location
------  ----------------------------------------------  ------------------
 2.1    Exchange Agreement between Northamption, Inc.,  Report on form 8-K
        and Energy Global, A.G.                         dated August 3, 1994,
                                                        Exhibit No. 1*

 2.2    Agreement and Plan of Merger between EuroGas,   Report on Form 8-K
        Inc., and Danube International Petroleum        dated July 12, 1996
        Company, Inc. dated July 3, 1996, as            Exhibit No. 5*
        amended.

 2.3    English translation of Transfer Agreement       Report on form 8-K
        between EutoGas and OMV, Inc. for the           dated June 11, 1997
        Acquisition of OMV (Yakut) Exploration          Exhibit No. 1*
        GmbH dated June 1, 1997

 2.4    Asset Exchange Agreement between EuroGas, Inc., Report on Form S-1
        and Beaver River Resources, Ltd., dated April   dated July 23, 1998
        1, 1988                                         Exhibit No. 2.03*

 3.1    Articles of Incorporation                       Registration Statement
                                                        on Form S-18, File
                                                        No. 33-1381-D
                                                        Exhibit No. 1*

 3.2    Amended Bylaws                                  Annual Report on
                                                        Form 10-K for the
                                                        fiscal year ended
                                                        September 30, 1990,
                                                        Exhibit No. 1*

 3.3    Designation of Rights,                          Quarterly Report on
        Privileges and Preferences                      Form 10-QSB dated
        of 1995 Series Preferred Stock                  March 31, 1995,
                                                        Exhibit No. 1*

 3.4    Designation of Rights                           Report on Form 8-K
        Privileges and Preferences                      dated July 12, 1996
        of 1996 Series Preferred Stock                  Exhibit No. 1*

 3.5    Designation of Rights                           Report on form 8-K
        Privileges and Preferences                      dated May 30 1997
        1997 Series A Convertible                       Exhibit No. 1*

 3.6    Deisgnation of Rights, Privileges               Report on Form S-1
        and Preferences of 1998 Series B                Dated July 23, 1998
        Convertible Preferred Stock                     Exhibit No. 3.06*

 3.7    Articles of Share Exchange                      Report on Form 8-K
                                                        dated August 3, 1994,
                                                        Exhibit No. 6*

 3.8    Designation of Rights, Privileges,              Registration Statement
        and Preferences of 1999 Series C                on Form S-1, File No.
        6% Convertible Preferred Stock                  333-92009, filed on
                                                        December 2, 1999

 4.1    Subscription Agreement between                  Report on Form S-1
        EuroGas, In., and Thomas Kernaghan              dated July 23, 1998
        & Co., Ltd, dated May 292, 1998                 Exhibit No. 4.01*

 4.2    Warrant Agreement dated July 12, 1996,          Report on Form 8-K
        with Danube Shareholder                         dated July 12, 1996
                                                        Exhibit No. 2*

 4.3    Registration Rights Agreement Between           Report on Form S-1
        EuroGas, In., and Thomas Kernaghan              dated July 23, 1998
        & co., Ltd, dated May 29, 1998                  Exhibit No. 4.02*

 4.4    Registration Rights Agreement dated             Report on Form 8-K
        July 12, 1996, with Danube Shareholder          dated July 12, 1996
                                                        Exhibit No. 3*

 4.5    Registration Rights Agreement by and            Report on Form S-1
        among EuroGas, Inc., and Finance                dated July 23, 1998
        Credit & Development Corporation, Ltd.          Exhibit No. 4.06*
        dated June 30, 1997

 4.6    Option granted to the Trustees of the           Annual Report on
        Estate of Bernice Pauahi Bishop                 Form 10-KSB for the
                                                        fiscal year ended
                                                        December 31, 1995,
                                                        Exhibit No. 10*

 4.7    Registration Rights Agreement by and            Annual Report on
        among EuroGas, Inc., and Kakui, Inc, and        Form 10-KSB for the
        the Trustees of the Estate of Bernice           fiscal year ended
        Pauahi Bishop                                   December 31, 1995,
                                                        Exhibit No. 11*

 4.8    Option issued to OMV Aktiengesellschaft         Annual Report on
        to acquire up to 2,000,000 shares of            Form 10-KSB for
        restricted common stock                         the fiscal year
                                                        ended December 31,
                                                        1996, Exhibit No.
                                                        13*

 5.2    Opinion of Parr Waddoups Brown Gee &            Registration Statement
        Loveless                                        on Form S-1, File No.
                                                        333-92009, filed on
                                                        December 2, 1999

 10.1   English translation of Mining Usufruct          Quarterly Report on
        Contract between The Minister of                Form 10-Q dated
        Environmental Protection, Natural               September 30, 1997
        Resources and Forestry of the Republic          Exhibit No. 1*
        of Poland and Pol-Tex Methane, dated
        October 3, 1997

 10.2   Agreement between Polish Oil and Gas            Quarterly Report on
        Mining Joint Stock Company and EuroGas,         Form 10-Q dated
        Inc., dated October 23, 1997                    September 30, 1997
                                                        Exhibit No. 2*

 10.3   1996 Stock Option and Award Plan                Annual Report on
                                                        Form 10-KSB for the
                                                        fiscal  year ended
                                                        December 31, 1995,
                                                        Exhibit No. 14*

 10.4   Settlement Agreement by and among               Annual Report on
        Kukui, Inc., and Pol-tex Methane, Sp            Form 10-KSB for the
        zo.o., McKenzie Methane Rybnik,                 fiscal year ended
        McKenzie Methane Jastrzebie, GlobeGas,          December 31, 1995,
        B.V. (formerly known as McKenzie                Exhibit No. 15*
        Methane Poland, B.V.), and the
        Unsecured Creditors' Trust of the
        Bankruptcy Estate of McKenzie Methane
        Corporation

 10.5   Acquisition Agreement between EuroGas,          Report on Form S-1
        Inc., and Belmont Resources, Inc., dated        dated July 23, 1998
        July 22, 1998                                   Exhibit No. 10.20*

 10.6   General Agreement governing the operation of    Report on Form 8-K
        McKenzie Methane Poland, B.V.                   dated August 3, 1994
                                                        Exhibit No. 2*

 10.7   Concessions Agreement between Ministry of       Annual Report on
        Environmental Protection, Natual Resources,     Form 10-KSB for the
        and Forestry and Pol-tex Methane Ltd.           fiscal year ended
                                                        December 31, 1995
                                                        Exhibit No. 18*

 10.8   Association Agreement between NAFTA a.s.        Annual Report on
        Gbely and Danube International Petroleum        Form 10-KSB for the
        Company                                         fiscal year ended
                                                        December 31, 1995,
                                                        Exhibit No. 19*

 10.9   Agreement between Moravske' Naftove'            Annual Report on
        Doly a.s. and Danube International              Form 10-KSB for the
        Petroleum Company                               fiscal year ended
                                                        December 31, 1995
                                                        Exhibit No. 20*

 10.10  Form of Convertible Debenture                   Report on Form 8-K
                                                        dated August 3, 1994,
                                                        Exhibit No. 7*

 10.11  Form of Promissory Note, as amended,            Annual Report on
        with attached list of shareholders              Form 109-KSB for the
                                                        fiscal year ended
                                                        December 31, 1995,
                                                        Exhibit No. 23*

 10.12  Amendment #1 to the Association                 Annual Report on
        Agreement Entered on 13th of July               Form 10-KSB for the
        1995, between NAFTA a.s. Gbely and              Fiscal year ended
        Danube International Petroleum                  December 31, 1996,
        Company                                         Exhibit No. 25*

 10.13  Acquisition Agreement by and among              Form 10-Q
        Belmont Resources, In., EuroGas                 Dated September 30,
        Incorporated, dated October 9, 1998             1998
                                                        Exhibit No. 1*

 10.14  Letter of Intent by and between                 Annual Report on
        Polish Oil and Gas Company and                  Form 10-KSB for the
        Pol-Tex Methane, dated April 28,                Fiscal year ended
        1997                                            December 31, 1996,
                                                        Exhibit No. 27*

10.15   Purchase and Sale Agreement between             Report on Form 8-K
        Texaco Slaskk Sp. zo.o., Pol-Tex                Dated March 24, 1997
        Methane Sp. zo.o and GlobeGas                   Exhibit No. 1*
        B.V.

 10.16  English translation of Articles of              Report on Form 8-K/A
        Association of the TAKT Joint Venture           Dated June 11, 1997
        dated June 7, 1991, as amended April            Exhibit No. 3*
        4, 1993

 10.17  English transalation of Proposed                Report on Form 8-K/A
        Exploration and Production Sharing              Dated June 11, 1997
        contract for Hydrocarbons between               Exhibit No. 4*
        the Republic of Sakha (Yakutia) and
        the Russian Federation and the TAKT
        Joint Venture

 10.18  English translation of Agreement on             Registration Statement
        Joint Investment and Production                 on Form S-1 dated July
        Actuvities between EuroGas, Inc., and           23, 1998 Exhibit No.
        Zahidukrgeologia, dated May 14, 1998            10.21*


 10.19  English translation of Statutory Agreement      Registration Statement
        of Association of Limited Liability             on Form S-1 dated July
        Company with Foreign Investments between        23, 1998 Exhibit No.
        EuroGas, Inc., and Makyivs'ke Girs'ke           10.22*
        Tovarystvo, dated June 17, 1998

 10.20  Partnership Agreement between EuroGas, Inc.     Amendment No. 1 dated
        and RWE-DEA Altiengesellschaft for              August 3, 1998 Exhibit
        Mineraloel and Chemie AG, dated                 No. 10.23
        July 22, 1998

 10.21  Mining Usufruct Contract between The            Quarterly Report on
        Minister of Environmental Protection,           Form 10-Q dated
        Natural Resources and Forestry of the           September 30, 1997
        Republic of Poland and Pol-Tex                  Exhibit No. 1*
        Methane, dated October 3, 1997

 10.22  Agreement between Polish Oil and Gas            Quarterly Report on
        Mining Joint Stock Companyh and EuroGas,        Form 10Q dated
        Inc., dted October 232, 1997                    September 30, 1997
                                                        Exhibit No. 2*

 10.23  Agreement for Acquisition of 5% Interest        Quarterly Report on
        in a Subsidiary by and between EuroGas,         Form 10-Q dated
        Inc., B. Grohe, and T. Koerfer, dated           September 30, 1997
        November 11, 1997                               Exhibit No. 3*

 10.24  Option Agreement by and between EuroGas,        Quarterly Report on
        Inc., and Beaver River Resources, Ltd.,         Form 10-Q dated
        dated October 31, 1997                          September 30, 1997
                                                        Exhibit No. 4*

 10.25  Lease Agreement dated September 3, 1996,        Registration Statement
        between Potomac Corporation and the             on Form S-1, File No.
        Company; Letter of Amendment dated              333-92009, filed on
        September 30, 1999                              December 2, 1999

 10.26  Sublease dated November 2, 1999, between        Registration Statement
        Scotdean Limited and the Company                on Form S-1, File No.
                                                        333-92009, filed on
                                                        December 2, 1999

 10.27  Securities Purchase Agreement dated             Registration Statement
        November 4, 1999, between the Company           on Form S-1, File No.
        and Arkledun Driver LLC                         333-92009, filed on
                                                        December 2, 1999

 10.28  Registration Rights Agreement dated             Registration Statement
        November 4, 1999, between the Company and       on Form S-1, File No.
        Arkledun Drive LLC                              333-92009, filed on
                                                        December 2, 1999

 10.29  Supplemental Agreement dated November 4,        Registration Statement
        1999, between the Company and Arkledun Drive    on Form S-1, File No.
        LLC                                             333-92009,filed on
                                                        December 2, 1999

 10.30  Executive Employment Agreement dated            Registration Statement
        April 20, 1999 between the Company and Karl     on Form S-1, File No.
        Arleth                                          333-92009, filed on
                                                        December 2, 1999

 21.1   Subsidiaries                                    Annual Report on
                                                        Form 10-KSB for the
                                                        Fiscal year ended
                                                        December 31, 1995,
                                                        Exhibit No. 24*

 23.2   Consent of Hansen, Barnett & Maxwell,           Filed herewith
        auditors of the Registrant

 23.3   Consent of KPMG LLP, auditors of Big            Registration Statement
        Horn Resources Ltd.                             on Form S-1, File No.
                                                        333-92009, filed on
                                                        December 2, 1999

 23.4   Consent of Parr Waddoups Brown Gee &
        Loveless                                        +

 23.5   Consent of Ryder Scott Company,                 Registration Statement
        Petroleum Engineers                             on Form S-1 dated July
                                                        23, 1998 *

 27.1   Financial Data Schedule                         Registration Statement
                                                        on Form S-1, File No.
                                                        333-92009, filed on
                                                        December 2, 1999

 *Incorporated by reference

 +Included in Exhibit 5.2


 ITEM 17.  UNDERTAKINGS


       (a)  The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                   (i)  To include any Prospectus required by
                   section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ACalculation of Registration Fee@ table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 2 to Form
 S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on December 17, 1999.

                                     EUROGAS, INC.



                                     By:/s/ Hank Blankenstein
                                     ------------------------
                                        Hank Blankenstein, Vice
                                        President
                                        and Chief Financial Officer


 Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Form S-1 Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.




/s/ Karl Arleth
----------------------
Karl Arleth             Chief Executive Offider and     December 17, 1999
                        Director (principal executive
                        officer)

 /s/ Hank Blankenstein
 ---------------------          Vice President, Chief   December 17, 1999
                                Financial Officer and
                                Director (principal
                                accounting and
                                financial officer)

 /s/ Dr. Gregory P. Fontana
 --------------------------     Director                December 17, 1999
 Dr. Gregory P. Fontana


 /s/ Dr. Hans Fischer           Director                December 17, 1999
 -------------------------
 Dr. Hans Fischer


 /s/ Rudolph Heinz
 --------------------------
 Rudolph Heinz                  Director                December 17, 1999